The information in this prospectus supplement and attached prospectus is not complete and may be amended. We may not sell these securities until we deliver a final prospectus supplement and attached prospectus. This prospectus supplement and the attached prospectus are not an offer to sell nor are they seeking an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED MAY 20, 2005

Filed Pursuant to Rule 424b5

Registration No. 333-117396

Prospectus Supplement

(To Prospectus dated May 20, 2005)

$750,000,000 Student Loan Asset-Backed Notes,

Senior Series 2005-1A and Subordinate Series 2005-1B

EDUCATION LOANS INCORPORATED

We are offering the following notes:

	Original Principal Amount	Interest Rate	Final Maturity	Price to Public	Underwriting Discount	Proceeds to EdLinc(1)
Senior Series 2005-1A1 Notes		$3-month LIBOR plus %		100%	%	%
Senior Series 2005-1A2 Notes		$3-month LIBOR plus %		100%	%	%
Senior Series 2005-1A3 Notes		$3-month LIBOR plus %		100%	%	%
Subordinate Series 2005-1B Notes		$3-month LIBOR plus %		100%	%	%

(1)	Before deducting expenses estimated to be approximately $ .

The notes will be secured by a pool of student loans originated under the Federal Family Education Loan Program, a reserve account and the other money and investments pledged to the trustee under the indenture. Payments of principal of and interest on the notes will be made on the 25th day of each March, June, September and December (or, if such 25th day is not a business day, the next business day), commencing September 26, 2005. The subordinate notes are subordinated to the senior notes.

Consider carefully the risk factors beginning on page 5 in the prospectus and page S-10 of this prospectus supplement.

The notes will represent obligations of EdLinc only and will not represent interests in or obligations of the servicer, the transferor or any of their affiliates. The notes are not a deposit and are not insured or guaranteed by any person. Except as noted in this document and the accompanying prospectus, the underlying accounts and student loans are not insured or guaranteed by any governmental agency.

This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

Neither the SEC nor any state securities commission has approved these notes or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Application will be made to list the senior notes on the Irish Stock Exchange. There can be no assurance that this listing will be obtained. The issuance and settlement of the notes is not conditioned on the listing of the senior notes on the Irish Stock Exchange.

The underwriters named below are offering the notes subject to approval of certain legal matters by their counsel. The notes will be delivered in book-entry form only on or about June 9, 2005.

RBC Dain Rauscher

Citigroup

RBC Capital Markets

Dougherty & Company LLC

June [ ], 2005

Important Notice About The Information in

Your Prospectus Supplement and Prospectus

EdLinc provides information to you about the notes in two separate documents that progressively provide more detail:

•	the accompanying prospectus, which provides general information, some of which may not apply to your notes; and

•	this prospectus supplement, which describes the specific terms of your notes.

The terms of your series of notes disclosed in this prospectus supplement may vary from, but will not contradict, the disclosure in the accompanying prospectus. If these variances occur, you should rely on the information in this prospectus supplement.

This prospectus supplement includes cross-references to captions in this prospectus supplement or the accompanying prospectus where you can find further related discussions. These cross-references are to sections contained in this prospectus supplement unless you are told otherwise. The following table of contents and the table of contents included in the accompanying prospectus provide the pages on which these captions are located.

The notes are being offered and sold exclusively to financial institutions and other institutional investors pursuant to an exemption from securities registration under the state securities laws. Any resale of the notes may be made only to financial institutions or other institutional investors which sale would qualify for an exemption from registration under applicable state securities laws unless the notes are registered or sold pursuant to some other exemption from registration under the applicable state securities laws.

Other than the Irish Stock Exchange, as referred to on the cover, EdLinc will not list the notes on any trading exchange.

Until September [    ], 2005, all dealers that effect transactions in the notes of this series, whether or not participating in this offering, may be required to deliver a prospectus and prospectus supplement. This requirement is in addition to the dealers’ obligation to deliver a prospectus and prospectus supplement when acting as underwriters for their unsold allotments or subscriptions.

SUMMARY OF TERMS

This summary highlights selected information from this document and does not contain all of the information you need to make your investment decision. To understand all of the terms of this offering, read this entire document and the accompanying prospectus.

EDLINC

Education Loans Incorporated, a Delaware corporation and wholly owned subsidiary of Student Loan Finance Corporation, will issue the notes and acquire student loans with the proceeds. EdLinc’s principal place of business is located at 105 First Avenue Southwest, Suite 200, Aberdeen, South Dakota 57401, and its phone number is (605) 622-4400.

THE TRANSFERORS

GOAL Funding, Inc., which is a Delaware corporation and wholly owned subsidiary of Student Loan Finance Corporation, will transfer to EdLinc on the closing date approximately 10% of the initial student loans to be financed with proceeds of the notes. GOAL Funding II, Inc., which is a Delaware corporation and wholly owned subsidiary of Student Loan Finance Corporation, will transfer to EdLinc on the closing date approximately 90% of the initial student loans to be financed with proceeds of the notes. GOAL Funding, Inc. and GOAL Funding II, Inc., each in its capacity as a transferor of initial financed student loans under the indenture, will be referred to in this prospectus supplement as the transferors.

STUDENT LOAN FINANCE CORPORATION

Student Loan Finance Corporation, a South Dakota corporation, will be the servicer and the administrator.

THE SERVICER

Student Loan Finance Corporation will be the servicer of the student loans acquired by EdLinc from proceeds of the notes. It may, however, employ one or more other institutions to service the loans on its behalf on a day-to-day basis. Student Loan Finance Corporation, in its capacity as servicer of the financed student loans, together with any successor in such capacity, will be referred to in this prospectus supplement as the servicer.

THE ADMINISTRATOR

Student Loan Finance Corporation will perform various administrative activities and obligations for EdLinc in connection with acquiring student loans and meeting reporting and other requirements under the indenture.

THE TRUSTEE

U.S. Bank National Association will be the trustee under the indenture. U.S. Bank National Association, in its capacity as trustee under the indenture, together with any successor in such capacity, will be referred to in this prospectus supplement as the trustee. U.S. Bank National Association will also be the eligible lender trustee for purposes of holding legal title to all FFELP loans.

TRUST ESTATE ASSETS

The student loans that secure your notes will consist of:

•

a portfolio of loans to be transferred by each transferor to EdLinc on the closing date, which portfolios are anticipated to have an aggregate principal balance when acquired of approximately $691,661,000 and be purchased at a price, including accrued interest and special allowance payments, of approximately $718,350,000; and

•	loans to be purchased, together with additional disbursements to be made on the loans purchased on the closing date, during the period from the closing date through October 6, 2005, or such longer period as may be necessary to make the additional disbursements, which are anticipated to have an aggregate principal balance when purchased or disbursed of approximately $19,943,000.

One of the transferors or EdLinc has originated or will originate these loans, or has purchased or will purchase these loans from unaffiliated lenders. Any loans not originated by EdLinc or purchased by EdLinc directly from unaffiliated lenders will be transferred to EdLinc by one of the transferors.

The moneys and investments in the accounts under the indenture will also secure your notes. EdLinc expects that the proceeds of the notes that are deposited into the reserve account, as well as proceeds that are deposited into the acquisition account and not used on the closing date to acquire student loans, pending use to purchase or originate additional student loans, will be invested in investment securities described under “Description of the Indenture—Investments” in the prospectus.

FFELP LOANS

All of the financed student loans that will be purchased or originated with the proceeds of the notes will be FFELP loans. Third party agencies guarantee the payment of both principal and interest on FFELP loans. The extent of the guarantee ranges from 98% to 100%. See “The Financed Student Loans” and “The Guarantee Agencies” in this prospectus supplement and “Description of the FFEL Program” and “Description of the Guarantee Agencies” in the prospectus.

CLOSING DATE

Issuance of the notes is scheduled for June 9, 2005.

THE NOTES

The notes are being issued in four series:

•	the senior Series 2005-1A1 notes in the original principal amount of $ , the senior Series 2005-1A2 notes in the original principal amount of $ and the senior Series 2005-1A3 notes in the original principal amount of $ , which are senior notes under the indenture; and

•	the subordinate Series 2005-1B notes in the original principal amount of $ , which are subordinate notes under the indenture.

QUARTERLY PAYMENT DATES

Payments of principal and interest due and payable on the notes will be made on the twenty-fifth day (or the next business day if the twenty-fifth day is not a business day) of March, June, September and December, commencing September 26, 2005.

INTEREST

Initial Interest Period and Interest Rates

The initial interest period for the notes will be the period from the date of issuance to September 26, 2005. During the initial interest period, each series of notes will bear interest at an initial rate equal to the rate determined by the following formula two business days prior to the closing date, plus the applicable interest rate margin set forth below:

x + [17/30 times (y-x)],

where:

x = 3-month LIBOR, and

y = 4-month LIBOR

Subsequent Interest Periods and Interest Rates

After the initial interest period, interest on the notes will accrue for each period from a quarterly payment date to the next quarterly payment date.

Each series of notes will bear interest at a rate equal to the three-month London interbank offered rate (LIBOR) plus the applicable interest rate margin.

Interest Rate Margins

The applicable interest rate margin for each series of the notes is:

Series	Interest Rate Margin
2005-1A1%
2005-1A2%
2005-1A3%
2005-1B	%

Calculation and Payment of Interest

The interest rates on the notes, other than the initial interest rate, will be determined for each quarterly interest period based upon three-month LIBOR two business days before the commencement of the interest period. Interest on the notes will be calculated on the basis of the actual number of days elapsed in the interest period over a year consisting of 360 days.

Interest on the notes will be payable on each quarterly payment date to the persons who are the registered owners thereof as of the preceding business day.

You may obtain the applicable interest rates by telephoning (605) 622-4554.

PRINCIPAL

Stated Maturity Date

The stated maturity date of each series of the notes is:

Series	Stated Maturity Date (Quarterly Payment Date)
2005-1A1	__________
2005-1A2	__________
2005-1A3	__________
2005-1B	__________

See “Description of the Notes—Redemption of Notes” in this prospectus supplement and “Maturity and Prepayment Considerations” in the prospectus.

PRIORITY OF PAYMENTS

Available Funds

On each quarterly payment date, available funds will include all amounts received in the collection account and not yet paid out as of the last day of the related collection period, together with that portion, if any, of the balance of the reserve account in excess of the reserve account requirement described below under “—Reserve Account.”

In addition, the following funds will be available funds on each quarterly payment date, but only to pay any indemnification payment, administrative allowances and trustee fees, interest then due on the senior notes and, unless a subordinate note interest trigger is in effect, the subordinate notes, and principal of notes at their stated maturity:

•	amounts in the reserve account, but only after the application of funds in the collection account and the reserve account, as described above;

•	amounts received in the collection account after the last day of the collection period before such quarterly payment date, but only after the application of funds in the collection account and the reserve account, as described above; and

•	amounts in the acquisition account, but only after the application of funds in the collection account and the reserve account, as described above.

On the monthly payment date in each month, other than months in which a quarterly payment date occurs, comparable amounts will be available funds, to pay administrative allowance payable on that monthly payment date.

Priority of Payments

On each quarterly payment date, the available funds will be applied in the following order of priority:

•	first, to the appropriate party or parties, for payment of any indemnity payments required to be made to another beneficiary of FFELP loans held by the eligible lender trustee;

•	second, to EdLinc, for payment of the administrative allowance for the preceding month, and to the trustee, for payment of its trustee fees for the preceding quarter,

•	third, to the payment of interest due on the senior notes,

•	fourth, to the payment of principal of any series of senior notes maturing on that quarterly payment date,

•	fifth, unless a subordinate note interest trigger is in effect, to the payment of interest due on the subordinate notes,

•	sixth, to the reserve account, in an amount, if any, necessary to increase the balance thereof to the reserve account requirement described below under “—Reserve Account,”

•	seventh, to the distribution of principal with respect to the notes, in an amount up to the principal distribution amount for that quarterly payment date, as described below under “—Principal Distribution Amount” and “—Allocation of Principal Payments,”

•	eighth, to the payment of principal due on the subordinate notes maturing on that quarterly payment date, and

•	ninth, to EdLinc, any remainder.

The application of revenues and funds held under the indenture is described in further detail under “Description of the Notes—Distributions of Available Funds” in this prospectus supplement.

Principal Distribution Amount

Principal distributions will be made on each quarterly payment date, to the extent of the lesser of the principal distribution amount or the available funds remaining after the required prior applications described in clauses “first” through “sixth” above under “—Priority of Payments.” The principal distribution amount is:

•	generally, for any quarterly payment date prior to the first date on which the notes could be redeemed as described below under “—Optional Redemption,” the amount which, if applied to the payment of principal of the notes and after giving effect to all applications of available funds on that quarterly payment date as described above under “—Priority of Payments,” would cause the total asset percentage to be equal to 100.5%, and

•	for any other Quarterly Payment Date, all available funds remaining after the required prior applications.

The total asset percentage is the percentage obtained by dividing the value of the trust estate by the aggregate principal amount of notes outstanding.

Subordinate Note Interest Trigger

A subordinate note interest trigger will be in effect on any quarterly payment date if, after giving effect to the application of available funds on that date, as if no such trigger were in effect, the senior asset percentage would be less than 100%. The senior asset percentage is the percentage obtained by dividing the value of the trust estate by the aggregate principal amount of senior notes outstanding. While a subordinate note interest trigger is in effect, no payments will be made with respect to the subordinate notes.

Allocation of Principal Payments

Any principal distribution amount to be distributed as principal payments on the notes will be payable in sequential order beginning with the Series 2005-1A1 notes, then the Series 2005-1A2 notes, then the Series 2005-1A3 notes, and then the Series 2005-1B notes, in each case until that series is paid in full.

OPTIONAL REDEMPTION

All outstanding notes are subject to redemption in whole, but not in part, at the option of EdLinc, on any quarterly payment date after the aggregate principal balance of the financed student loans is less than 10% of the original pool principal balance.

The redemption price will be 100% of the principal amount of the notes plus accrued interest to the redemption date.

CREDIT ENHANCEMENT

Senior Notes

•	excess interest on the loans

•	subordination of the subordinate notes

•	reserve account

Subordinate Notes

•	excess interest on the loans

•	reserve account

RESERVE ACCOUNT

$7,500,000 of the proceeds of the notes will be deposited into a reserve account for the notes. The balance will be supplemented quarterly from available funds to the extent necessary to increase the balance in the reserve account to the reserve account requirement. The reserve account requirement is an amount equal to the greater of 1.0% of the outstanding principal amount of notes and $1,125,000.

FEDERAL INCOME TAX CONSEQUENCES

In Dorsey & Whitney LLP’s opinion, your notes will be characterized as debt obligations for federal income tax purposes. Interest paid or accrued on the notes will be taxable to you.

By accepting your note, you agree to treat your note as a debt instrument for income tax purposes.

See “United States Federal Income Tax Consequences” in the prospectus.

ERISA CONSIDERATIONS

We expect that the notes will be treated as debt obligations without significant equity features for purposes of applicable ERISA regulations of the Department of Labor. See “ERISA Considerations” in the prospectus.

REGISTRATION, CLEARING AND SETTLEMENT

You will hold your interest in the notes through DTC in the United States or Clearstream or the Euroclear System in Europe. You will not be entitled to receive definitive certificates representing your interests in the notes, except in limited circumstances. See “Description of the Notes—Book-Entry Registration” in the prospectus.

MINIMUM DENOMINATIONS

The notes will be offered in minimum denominations of $200,000 in original principal amount and multiples of $1,000 above that.

RATINGS

Senior Notes

Fitch	Moody’s	S&P
AAA	Aaa	AAA

Subordinate Notes

Fitch	Moody’s	S&P
A		A

See “Risk Factors—Credit ratings address only a limited scope of your concerns” in the prospectus and “Ratings” in this prospectus supplement.

OTHER EDLINC INDEBTEDNESS

EdLinc has previously issued other notes totaling $2,755,670,000, $1,722,120,000 of which are currently outstanding. These notes were issued under, and are separately secured by, different indentures. The assets pledged to and securing the payment of the notes are not pledged to and do not secure payment of any of such other notes. Likewise, the assets pledged to and securing the payment of such other notes are not pledged to and do not secure payment of any of the notes.

RISK FACTORS

In addition to the Risk Factors in the prospectus, you should note the following:

Amounts Payable on the Notes are Greater than the Amounts Payable on the Collateral

The aggregate principal balance of the notes exceeds the sum of:

•      the expected aggregate principal balance of and accrued interest and special allowance payments on the initial financed student loans as of the closing date,

•      the remainder of the acquisition account deposit after acquisition of the initial financed student loans, and

•      the amount to be deposited in the reserve account for the notes,

by approximately $20,929,000. This difference could increase if student loans are purchased at a premium during the pre-funding period.

Payment of principal and interest on the notes depends upon collections on the student loans. In addition, if the yield on the financed student loans does not generally exceed the interest rate on the notes and expenses relating to the servicing of the financed student loans and administration of the indenture, EdLinc may have insufficient funds to repay the notes.

Possibility of Delayed Payments From Borrowers Called to Active Military Service

The response of the United States to the terrorist attacks on September 11, 2001 and the current military operations have increased the number of citizens who are in active military service, including persons in reserve status who have been called or will be called to active duty.

The United States Department of Education has issued guidance calling on loan providers to provide administrative relief to borrowers who are ordered to active duty or reassigned for a period of more than 30 days as a result of a military mobilization. The guidance also clarifies the scope of application of the Servicemembers Civil Relief Act, or Relief Act, to FFELP loans. The Relief Act, which limits the ability of a lender to take legal action against a borrower during the borrower’s period of active duty and, in some cases, during an additional three month period thereafter, only applies with respect to a FFELP loan if a FFEL guaranty agency or a Perkins school lender is suing a borrower who is covered by the Relief Act. The Relief Act prevents a creditor from obtaining a default judgment in court, but does not reduce the borrower’s interest rate on a FFELP loan. In addition to the foregoing, the Higher Education Relief Opportunities for Students Act of 2003, or HEROES Act, relieves U.S. military reservists called into active duty and other specified individuals from the obligation to make payments on FFELP loans while they are deployed.

We do not know how many student loans have been or may be affected by the application of the Department of Education’s guidance, the Relief Act, or the HEROES Act, but if a borrower’s obligation to repay amounts otherwise due on a student loan included in the trust estate is relieved pursuant to any of the foregoing, neither the trustee nor the servicer will be required to advance such amounts and EdLinc may have insufficient funds to repay the notes.

USE OF PROCEEDS

Proceeds of the Notes

The net proceeds from the sale of the notes will be used as follows:

•	Approximately $718,350,000 will be used to purchase on the closing date initial financed student loans with an aggregate principal balance of approximately $691,661,000 from the transferors;

•	Approximately $20,400,000 will be deposited in the Acquisition Account and used to purchase subsequent financed student loans, or to make additional disbursements on the initial financed student loans, during a pre-funding period from the closing date through October 6, 2005, or such longer period as may be necessary to make the additional disbursements;

•	$[ ] will be used to pay costs of issuance of the notes (in addition to the underwriting spread noted on the cover of this prospectus supplement); and

•	$7,500,000 will be used to make the required Reserve Account deposit.

Any amounts deposited in the Acquisition Account for the use during the pre-funding period to acquire subsequent financed student loans or make additional disbursements on the initial financed student loans will be invested in investment securities described under “Description of the Indenture—Investments” in the prospectus. Any amounts not so used by the end of the pre-funding period will be deposited into the Collection Account.

Each transferor is expected to use the proceeds of its sales of the initial financed student loans sold by it on the closing date to repay indebtedness incurred in the acquisition of these loans or for general corporate purposes.

THE FINANCED STUDENT LOANS

The financed student loans to be acquired with proceeds of the notes include:

•	initial financed student loans in the approximate principal amount of $691,661,000 and accrued interest and special allowance payments of approximately $9,510,000, which will consist solely of FFELP loans purchased from the transferors on the closing date at a price, including accrued interest and special allowance payments, of approximately $718,350,000 pursuant to transfer agreements, each dated as of June 1, 2005; and

•

subsequent financed student loans, together with additional disbursements to be made on the loans purchased on the closing date, in the approximate principal amount plus, where applicable, accrued interest and special allowance payments, of $19,943,000, which will consist of FFELP loans either originated or purchased during the pre-funding period from lenders pursuant to student loan purchase agreements or from a transferor pursuant to a transfer agreement, or disbursements, the purchase price of which student loans plus the amount of which disbursements will aggregate approximately $20,400,000.

The discussion of financed student loans in the remainder of this section, unless otherwise specified, refers to both the initial financed student loans and the subsequent financed student loans.

Each financed student loan will (1) have been originated in the United States or its territories or possessions under and in accordance with the FFEL Program to or on behalf of a student who has graduated or is expected to graduate from an institution of higher education qualifying under the FFEL Program and (2) contain terms in accordance with those required by the FFEL Program and the Guarantee Agreements and other applicable requirements. As of April 30, 2005, no more than 20% by principal balance of the initial financed student loans were delinquent more than 30 days. For this purpose, delinquency refers to the number of days that a payment is past due.

Each financed FFELP Loan is required to be guaranteed as to principal and interest by a guarantee agency and reinsured by the Department of Education to the extent provided under the Higher Education Act and eligible for Special Allowance Payments paid by the Department of Education. See “Description of the FFEL Program” in the prospectus.

Except as described above, there will be no required characteristics of the subsequent financed student loans. Therefore, following the acquisition of subsequent financed student loans, the aggregate characteristics of the entire pool of student loans financed with proceeds of the notes, including the composition of the financed student loans and of the borrowers, the distribution by interest rate and the distribution by principal balance described in the following tables, will vary from those of the initial financed student loans as described in this prospectus supplement.

Each of the financed FFELP Loans provides for the amortization of the outstanding principal balance of the financed FFELP Loan over a series of periodic payments. Each periodic payment consists of an installment of interest, which is calculated on the basis of the outstanding principal balance of the financed FFELP Loan multiplied by the applicable interest rate and further multiplied by the period elapsed, as a fraction of a calendar year, since the preceding payment of interest was made. As payments are received in respect of the financed FFELP Loan, the amount received is applied first to outstanding late fees, if collected, then to interest accrued to the date of payment and the balance is applied to reduce the unpaid principal balance. Accordingly, if a borrower pays a regular installment before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. Conversely, if a borrower pays a monthly installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less. In either case, subject to any applicable deferment periods or forbearance periods, the borrower pays installments until the final scheduled payment date, at which time the amount of the final installment is increased or decreased as necessary to repay the then outstanding principal balance of the financed FFELP Loan.

Of the initial financed student loans:

•	approximately $281,200,000 principal amount, as of April 30, 2005, were purchased by a transferor from U.S. Bank National Association; and

•	approximately $76,100,000 principal amount, as of April 30, 2005, were purchased by a transferor from Provincial Bank

(see “Relationships Among Financing Participants” in this prospectus supplement).

The following tables describe certain characteristics of most of the initial student loans expected to be financed on the closing date. The initial student loans are serviced by SLFC directly, and by four sub-servicers, Educational Assistance Service Company, Inc., referred to as EASCI, Great Lakes Educational Loan Services, Inc., referred to as GLELSI, Nelnet, Inc. and College Access Network. See “Servicing” in this prospectus supplement. The characteristics in the following tables are composed of $637,108,085 aggregate principal balance of financed student loans as of April 30, 2005. EdLinc expects that the student loans to be financed on the closing date will also include approximately $54,553,000 principal amount of student loans originated or purchased during the period from April 30, 2005 through the closing date. Of these student loans, it is expected that they will have the following characteristics: approximately 20% will be consolidation loans in repayment status and the balance of 80% will be in school or grace statuses or PLUS loans which have recently entered repayment status; approximately 75% of the loans will be with borrowers attending schools in the upper Midwest; approximately 39% will be guaranteed by Great Lakes Higher Education Guaranty Corporation, approximately 53% will be guaranteed by Education Assistance Corporation, and the remainder of the FFELP loans will be guaranteed by various guaranty agencies. EdLinc also expects that the characteristics of the student loans reflected in these tables will vary due to the continued amortization of the student loans between April 30, 2005, and the closing date. Although the statistical distribution of the characteristics of the financed student loans as of the closing date will vary somewhat in other respects from the statistical distribution of those characteristics shown below, EdLinc does not believe that those characteristics will differ materially. The sum of the individual characteristics may not add up to the total therefor in the following tables due to rounding. In addition, data results of “0.0%” represent a percentage which rounds to less than 0.1%.

Composition of the Initial Financed Student Loans as of April 30, 2005

Outstanding Principal Balance	$637,108,085
Number of Borrowers	89,522
Average Outstanding Principal Balance Per Borrower	$7,117
Number of Loans	192,595
Average Outstanding Principal Balance Per Loan	$3,308
Weighted Average Annual Interest Rate(1)	3.21%
Weighted Average Remaining Repayment Terms (Repayment Portfolio Only) (months)	138

(1)	Determined without adjusting for any interest rate reductions earned by borrowers. See “Incentive Programs” in this prospectus supplement for a description of such possible reductions.

Composition of the Initial Financed Student Loans by Special Allowance Payment Rate

Index as of April 30, 2005

Special Allowance Payment Rate Index	Number of Loans	Balance	Percent by Balance
90-day CP Index	185,643	$616,071,768	96.7%
91-Day T-Bill Index	6,952	21,036,317	3.3%

Total	192,595	$637,108,085	100.0%

Distribution of the Initial Financed Student Loans by Loan Type as of April 30, 2005

Loan Type	Number of Loans	Balance	Percent by Balance
Consolidation	10,421	$121,866,265	19.1%
PLUS	7,903	48,620,676	7.6%
SLS	12	25,298	0.0%
Stafford-Subsidized	100,942	254,527,857	40.0%
Stafford-Unsubsidized	73,317	212,067,990	33.3%

Total	192,595	$637,108,085	100.0%

Distribution of the Initial Financed Student Loans by Loan Interest Rate

as of April 30, 2005

Loan Interest Rate (1)(2)	Number of Loans	Balance	Percent by Balance
2.50 to 2.99%	99,553	$293,082,812	46.0%
3.00% to 3.49%	80,587	249,073,943	39.1%
3.50% to 3.99%	2,033	23,509,746	3.7%
4.00% to 4.49%	10,058	66,522,559	10.4%
4.50% or Greater	364	4,919,025	0.8%

Total	192,595	$637,108,085	100.0%

(1)	Determined using the interest rates applicable to the initial financed student loans as of April 30, 2005. However, because some of the initial financed student loans bear interest at variable rates per year, the existing interest rates are not indicative of future interest rates on the financed student loans. See “Description of the FFEL Program” in the prospectus and “The Financed Student Loans” in this prospectus supplement.

(2)	Determined without adjusting for any interest rate reductions earned by borrowers. See “Incentive Programs” in this prospectus supplement for a description of such possible reductions.

Distribution of the Initial Financed Student Loans by Range of Outstanding Principal

Balances as of April 30, 2005

Outstanding Principal Balance	Number of Loans	Balance	Percent by Balance
Less than $500	8,548	$2,522,919	0.4%
$500 - $999.99	17,499	13,395,822	2.1%
$1,000 - $1,999.99	42,611	62,364,116	9.8%
$2,000 - $2,999.99	52,866	132,583,097	20.8%
$3,000 - $3,999.99	24,079	83,924,394	13.2%
$4,000 - $5,999.99	29,756	141,795,860	22.3%
$6,000 - $7,999.99	5,039	34,858,684	5.5%
$8,000 - $9,999.99	4,762	41,542,228	6.5%
$10,000 - $14,999.99	4,197	49,463,984	7.8%
$15,000 - $19,999.99	1,788	30,689,458	4.8%
$20,000 or Greater	1,450	43,967,524	6.9%

Total	192,595	$637,108,085	100.0%

Distribution of the Initial Financed Student Loans by Borrower Payment Status as of April 30, 2005

Borrower Payment Status	Number of Loans	Balance	Percent by Balance
School	54,193	$156,643,097	24.6%
Grace	30,422	75,604,259	11.9%
Deferment	20,201	63,865,810	10.0%
Forbearance	6,316	24,759,159	3.9%
Repayment	81,463	316,235,761	49.6%

Total	192,595	$637,108,085	100.0%

Distribution of the Initial Financed Student Loans by Remaining Term to Scheduled

Maturity as of April 30, 2005

Remaining Term to Scheduled Maturity (months)	Number of Loans	Balance	Percent by Balance
1 to 12	306	$465,126	0.1%
13 to 24	49	83,346	0.0%
25 to 36	66	138,620	0.0%
37 to 48	48	80,994	0.0%
49 to 60	832	1,520,089	0.2%
61 to 72	1,817	3,590,038	0.6%
73 to 84	3,332	7,663,699	1.2%
85 to 96	3,440	7,897,684	1.2%
97 to 108	3,691	11,110,788	1.7%
109 to 120	72,274	216,349,776	34.0%
121 to 180	100,038	299,258,995	47.0%
181 to 240	4,932	49,628,720	7.8%
Over 240	1,770	39,320,210	6.2%

Total	192,595	$637,108,085	100.0%

Distribution of the Initial Financed Student Loans by State of Borrower’s Address

as of April 30, 2005

State of Borrower’s Address (1)	Number of Loans	Balance	Percent by Balance
Alabama	204	$635,222	0.1%
Alaska	2,138	7,780,111	1.2%
Arizona	4,892	15,744,187	2.5%
Arkansas	165	444,640	0.1%
California	8,786	31,083,971	4.9%
Colorado	13,287	39,273,130	6.2%

State of Borrower’s Address (1)	Number of Loans	Balance	Percent by Balance
Connecticut	127	448,471	0.1%
Delaware	34	127,488	0.0%
District of Columbia	46	248,025	0.0%
Florida	5,770	13,296,345	2.1%
Georgia	2,295	7,276,647	1.1%
Hawaii	376	1,670,661	0.3%
Idaho	2,066	7,495,680	1.2%
Illinois	2,181	9,198,627	1.4%
Indiana	365	1,386,341	0.2%
Iowa	1,061	4,822,829	0.8%
Kansas	1,452	4,321,045	0.7%
Kentucky	255	828,115	0.1%
Louisiana	244	859,981	0.1%
Maine	42	244,504	0.0%
Maryland	311	1,294,073	0.2%
Massachusetts	251	1,258,996	0.2%
Michigan	1,102	3,475,294	0.6%
Minnesota	63,250	208,078,171	32.7%
Mississippi	455	1,167,146	0.2%
Missouri	3,688	9,826,915	1.5%
Montana	625	2,805,809	0.4%
Nebraska	769	3,911,957	0.6%
Nevada	2,941	8,699,208	1.4%
New Hampshire	124	445,679	0.1%
New Jersey	216	1,134,666	0.2%
New Mexico	933	2,822,246	0.4%
New York	633	2,560,487	0.4%
North Carolina	631	2,258,119	0.4%
North Dakota	5,523	20,258,985	3.2%
Ohio	1,692	6,786,638	1.1%
Oklahoma	275	902,136	0.1%
Oregon	13,409	38,290,347	6.0%
Pennsylvania	420	1,632,565	0.3%
Rhode Island	30	182,216	0.0%
South Carolina	217	695,887	0.1%
South Dakota	9,324	38,563,616	6.1%
Tennessee	3,588	9,573,166	1.5%
Texas	4,194	11,783,900	1.9%
Utah	1,467	3,925,195	0.6%
Vermont	33	93,027	0.0%

State of Borrower’s Address (1)	Number of Loans	Balance	Percent by Balance
Virginia	535	2,024,910	0.3%
Washington	12,058	47,269,860	7.4%
West Virginia	55	226,069	0.0%
Wisconsin	17,204	54,446,247	8.6%
Wyoming	427	1,587,951	0.3%
Other (2)	429	1,940,584	0.3%

Total	192,595	$637,108,085	100.0%

(1)	Based on the current permanent billing addresses of the borrowers of the initial student loans shown on the servicer’s records.

(2)	Consists of locations that include U.S. territories, possessions and commonwealths, foreign countries and overseas military establishments.

To the extent that states with a large concentration of financed student loans experience adverse economic or other conditions to a greater degree than other areas of the country, the ability of the borrowers to repay their financed student loans may be impacted to a larger extent than if the borrowers were dispersed more geographically.

Distribution of the Initial Financed Student Loans by Guarantee Status

as of April 30, 2005

Guarantee Status (1)	Number of Loans	Balance	Percent by Balance
FFELP Loans-Guaranteed 100%	205	$321,508	0.1%
FFELP Loans-Guaranteed 98%	192,390	636,786,578	99.9%

Total	192,595	$637,108,085	100.0%

(1)	Exceptional Performance designation is not taken into consideration.

Distribution of the Initial Financed Student Loans by School Types as of April 30, 2005

School Type	Number of Loans	Balance	Percent by Balance
4/5-Year Institutions	98,347	$327,185,674	51.4%
2-Year Institutions	48,097	106,040,438	16.6%
Proprietary	31,929	75,447,321	11.8%
Consolidation	10,306	120,549,301	19.1%
Unknown	3,916	7,885,351	1.0%

Total	192,595	$637,108,085	100.0%

Distribution of the Initial Financed Student Loans by Guarantee Agency as of April 30, 2005

Guarantee Agency	Number of Loans	Balance	Percent by Balance
California Student Aid Commission	17,415	$53,066,239	8.3%
Colorado Student Loan Program	13,349	38,786,767	6.1%
National Student Loan Program	2,475	7,958,864	1.3%
Student Loans of North Dakota	3,646	9,714,732	1.5%
Educational Credit Management Corporation	8,141	19,634,773	3.1%
AES/Pennsylvania Higher Education Assistance Agency	194	365,206	0.1%
Education Assistance Corporation	86,851	313,784,076	49.3%
Northwest Education Loan Association	10,666	31,784,495	5.0%
Great Lakes Higher Education Guaranty Corporation	47,262	154,111,247	24.2%
United Student Aid Funds, Inc.	2,538	7,670,274	1.2%
Other Guarantee Agencies	58	231,412	0.0%

Total	192,595	$637,108,085	100.0%

Incentive Programs

EdLinc currently reduces the interest rate on financed student loans by .25% per annum for borrowers that arrange to have their loan payments automatically withdrawn from a bank account. As of April 30, 2005, approximately 7.5% of the outstanding principal balances of the initial financed student loans were receiving this discount.

Some of the initial financed FFELP loans, as well as a portion of the financed FFELP loans to be acquired during the pre-funding period, are or may be eligible for a 2% reduction in the annual rate of interest on those loans. To qualify, the borrower must have made 48 consecutive monthly payments on the related FFELP loan in a timely fashion (i.e., within 15 days after the payment due date). Gaps in the 48-month period may be bridged by deferments and mandatory forbearances. As of April 30, 2005, approximately $233,000 of the initial financed FFELP loans have met these qualifications and the borrowers are receiving a 2% reduction in the annual of rate of interest on those loans. In addition, $132,405,000 of the initial financed FFELP loans are in the process of being qualified for such reduction and may be eligible in the future. Of the borrowers currently in the process of being so qualified, approximately 67.3% may also be eligible for a refund of some or all of that portion of their 3% origination fee that exceeds $250. To qualify, the borrows must have made their first 24 monthly payments on time.

Under a similar program, approximately $3,171,000 of the initial financed FFELP loans may be eligible for a 1.5% reduction (rather than 2% as described above) in the annual rate of interest on those loans, after making 48 consecutive on-time monthly payments.

Edlinc also offers some borrowers under PLUS loans disbursed on or after July 1, 2000, a .25% per annum reduction of their interest rate. As of April 30, 2005, approximately $31,395,000 of the initial financed FFELP loans qualified for the interest rate reduction.

SERVICING

General

SLFC will, under the SLFC servicing agreement, act as servicer of the financed student loans. The SLFC servicing agreement provides that SLFC will be paid for the performance of its functions under the SLFC servicing agreement, from funds available for such purpose under the indenture, a monthly fee in an amount each month equal to 0.079167% of the outstanding principal balance of all financed student loans as of the first day of the immediately preceding month. The servicer may enter into sub-servicing agreements with one or more sub-servicers providing for the sub-servicers to perform some or all of the obligations of the servicer in servicing the financed student loans. Under a sub-servicing agreement, each sub-servicer will agree to service, and perform all other related tasks with respect to, the financed student loans in compliance with applicable standards and procedures. See “Description of the SLFC Servicing Agreement” in the prospectus.

Great Lakes Educational Loan Services, Inc., located in Madison, Wisconsin, is a sub-servicer for FFELP loans expected to amount to approximately 25% of the principal amount of the initial financed student loans and the loans expected to be financed on and prior to October 6, 2005. Educational Assistance Service Company, Inc., located in Aberdeen, South Dakota, is a sub-servicer of FFELP Loans providing certain origination and interim servicing which is expected to initially amount to approximately 6% of the principal amount of the initial financed student loans and the loans expected to be financed on and prior to October 6, 2005. Within eight months of the closing, however, Educational Assistance Service Company, Inc. is expected to no longer be a sub-servicer of any of these loans. Nelnet, Inc., located in Aurora, Colorado, and College Access Network, formerly known as Colorado Student Loan Program, are sub-servicers for FFELP loans expected to aggregate less than 6% of the principal amount of the initial financed student loans and the loans expected to be financed on and prior to October 6, 2005.

Great Lakes Educational Loan Services, Inc.

Great Lakes Educational Loan Services, Inc., referred to as GLELSI, acts as a loan servicing agent for SLFC. GLELSI, a Wisconsin corporation, is a wholly owned subsidiary of Great Lakes Higher Education Corporation, referred to as GLHEC. GLHEC is a Wisconsin nonstock, nonprofit corporation. The primary operations center for GLHEC and its affiliates (including GLELSI) is in Madison, Wisconsin, which includes the data processing center and operational staff offices for both guarantee support services provided by GLELSI to GLHEC and affiliates and third-party guarantee agencies and lender servicing functions. GLHEC and affiliates also maintain regional offices in Columbus, Ohio and St. Paul, Minnesota and customer support staff located nationally.

In June 2004, GLELSI received the Exceptional Performer designation from the United States Department of Education. As a result, lenders serviced by GLELSI are eligible to receive 100% reimbursement on all claims submitted for insurance, rather than the statutory rate of 98%, during the period that the designation is in effect. GLELSI could lose its Exceptional Performer designation as a result of a variety of factors, including changes to the Higher Education Act.

GLELSI could also lose Exceptional Performer status if subsequent audits fail to meet the United States Department of Education’s standards.

In March 2005, Moody’s Investors Service assigned its highest servicer quality (SQ) rating of SQ1 to GLELSI as a servicer of FFELP student loans. Moody’s SQ ratings represent its view of a servicer’s ability to prevent or mitigate losses across changing markets. Moody’s rating incorporates an assessment of performance measurements including delinquency transition rates, cure rates, claim reject rates—all valuable indicators of a servicer’s ability to get maximum returns from student loan portfolios. As of March 31, 2005, GLELSI serviced approximately 1,661,306 student and parental accounts with an outstanding balance of approximately $23.3 billion for over 1,300 lenders nationwide. As of March 31, 2005, 63% of the portfolio serviced by GLELSI was in repayment status, 4% was in grace status and the remaining 33% was in interim status.

GLELSI will provide a copy of GLHEC’s most recent audited financial statements on receipt of a written request directed to 2401 International Lane, Madison, Wisconsin 53704, Attention: Chief Financial Officer.

THE GUARANTEE AGENCIES

General

Various guarantee agencies have guaranteed FFELP Loans included in the initial financed FFELP Loans. The approximate percentage by outstanding principal balance of the initial financed FFELP Loans guaranteed by these guarantee agencies is included in this prospectus supplement under “The Financed Student Loans—Distribution of the Initial Financed Student Loans by Guarantee Agency as of April 30, 2005.”

Education Assistance Corporation and Great Lakes Higher Education Guaranty Corporation are described below. The other guarantee agencies include the following:

•	American Education Services/Pennsylvania Higher Education Assistance Agency (AES/PHEAA), a body corporate and politic constituting a public corporation and government instrumentality of the Commonwealth of Pennsylvania created in 1963, began guaranteeing student loans in 1964 and, as of June 30, 2003 had guaranteed approximately $45 billion aggregate principal amount of student loans.

•	California Student Aid Commission, an agency of the State of California created in 1955, began guaranteeing student loans in 1979 and, as of September 30, 2004, the original principal outstanding totaled approximately $23 billion.

•	College Access Network (CAN), formerly known as Colorado Student Loan Program, an agency of the State of Colorado, created in 1979, began guaranteeing student loans in 1980 and, as of September 30, 2004, the original principal outstanding totaled approximately $4.1 billion.

•	Educational Credit Management Corporation, a Minnesota nonprofit corporation organized in 1994, began guaranteeing new student loans in 1996 and, as of

December 31, 2004, had guaranteed approximately $3.2 billion aggregate principal amount of student loans.

•	Nebraska Student Loan Program, Inc. (NSLP), doing business as National Student Loan Program, was incorporated as a private, non-profit organization on October 23, 1986. NSLP began guaranteeing loans in 1987 and as of September 30, 2004, had guaranteed approximately $13.4 billion aggregate principal amount of student loans.

•	Northwest Education Loan Association (NELA) was organized as a private, non-profit corporation in November 1978 under the laws of the State of Washington. NELA serves as a guaranty agency for the Federal Family Education Loan Program. At January 31, 2005, the aggregate amount of loan principal (excluding cancellations) which had been guaranteed by NELA since its inception was approximately $8.5 billion (including consolidations).

•	Student Loans of North Dakota, an agency of the State of North Dakota organized in 1982, began guaranteeing student loans in 1982 and, as of December 31, 2004, had guaranteed approximately $1.79 billion aggregate principal amount of student loans.

•	United Student Aid Funds, Inc., a Delaware nonprofit corporation organized in 1960, has guaranteed student loans since the 1960’s. The outstanding unpaid aggregate amount of principal and interest on loans directly guaranteed by United Student Aid Funds, Inc. from funds under the FFEL Program was approximately $57.01 billion through September 30, 2004.

In addition, nine other guarantee agencies in aggregate accounted for less than 0.05% of the FFELP Loans included in the initial financed FFELP Loans. See “Description of the Guarantee Agencies” in the prospectus for more detailed information concerning the characteristics of guarantee agencies.

Information relating to the guarantee agencies set forth in this prospectus supplement, which is particularly within each guarantee agency’s knowledge, has been requested of and has been provided by the respective guarantee agencies or obtained from other specified sources. The information and information included in the reports referred to herein has not been verified or independently confirmed by EdLinc, the transferors, the servicer or the underwriters, and comprises all information in respect of each guarantee agency that EdLinc obtained after a reasonable request and inquiry. No guarantee agency is affiliated with EdLinc, the transferors, the servicer or the underwriters.

Education Assistance Corporation—EAC

EAC is a South Dakota nonprofit corporation organized in 1978 to administer the guaranteed loan program in the State of South Dakota. Since 1983, EAC also has provided student loan guarantees and other services to certain lenders, borrowers and schools in other states. EAC has no members. There are presently 7 members of the board of directors of EAC.

EAC presently employs a staff of 88 full-time and 12 part-time persons, plus part-time help employed on a periodic basis.

Educational Assistance Service Company, Inc., referred to as “EASCI”, a wholly-owned subsidiary of EAC, the primary purpose of which is to furnish a complete range of loan origination, processing, monitoring and related services with respect to student loans made under the FFEL Program, commenced operations on March 6, 1985. As of September 30, 2004, EASCI provided services to 167 lenders for a portfolio of approximately $544,839,000 outstanding principal amount. The persons that presently constitute EAC’s board of directors also are the directors of EASCI. EAC shares some personnel, office space, overhead and computer time with EASCI. EASCI, which had been treated as an additional asset of EAC’s Federal Fund, was purchased by EAC’s Operating Fund effective November 30, 2004.

From January 16, 1979 through September 30, 2004, EAC had guaranteed approximately $4,708,344,000 principal amount of loans under the Higher Education Act, of which EAC estimates that approximately $2,380,000,000 aggregate unpaid principal amount was outstanding as of September 30, 2004.

Effective October 1, 2003, EAC implemented new reporting standards (GASB Statement No. 34, Basic Financial Statements - and Management’s Discussion and Analysis—for State and Local Governments, and Statement No. 37, Basic Financial Statements—and Management’s Discussion and Analysis—for State and Local Governments: Omnibus), which resulted in the following change for its fiscal year ended September 30, 2004: EAC’s Federal Fund is presented as an agency fund in a separate statement of fiduciary net assets. Because agency funds are custodial in nature (assets equal liabilities) and do not involve measurement of results of operations, this change eliminated reporting of the statement of revenues, expenses and changes in net assets, and statement of cash flows for EAC’s Federal Fund financial statements. As of September 30, 2004, EAC’s fund balances were as follows: EAC’s Federal Fund (liquid assets) had total assets and total liabilities of $7,804,417; EAC’s Federal Fund (nonliquid assets) had total assets and total liabilities of $2,397,752; EASCI, which EAC’s Operating Fund subsequently purchased from EAC’s Federal Fund, had total assets and total liabilities of $3,421,011; and EAC’s Operating Fund (exclusive of EASCI) had total assets of $16,775,878, total liabilities of $1,050,185 and total net assets of $15,725,693.

Pursuant to the 1997 amendments to the Higher Education Act, EAC paid $5,907,366 to the Secretary of Education which was due on September 1, 2002. The 1998 Reauthorization Amendments require guarantee agencies to return to the Secretary of Education $250 million in reserve funds from fiscal years 2002 to 2007, with each agency’s share being based on a formula prescribed in the 1998 Reauthorization Amendments. The Secretary of Education has advised EAC that EAC’s share of this is $1,295,277. Of this amount, EAC paid $440,394 which was due September 1, 2002, and the remaining balance is equally due in fiscal years 2006 and 2007. The remaining balance is included in EAC’s Federal Fund (liquid assets) liabilities as of September 30, 2004.

Since 1999, EAC has not charged lenders a guarantee fee which is permitted to be charged on loans (other than consolidation loans) under the FFEL Program of up to 1% of the principal amount of a loan when it is guaranteed. EAC has announced that it will continue to waive this fee through the fiscal year ending September 30, 2006. If charged, guarantee fees would be deposited in EAC’s Federal Fund.

Under the FFEL Program, if a guarantee agency’s reserve levels fall below a minimum required level of 0.25 percent in two consecutive years, the Secretary of Education can require the guarantee agency to submit and implement a plan by which it will correct such problem. EAC has been in compliance with the reserve fund requirements of the Higher Education Act. To ensure that EAC’s reserve level will remain at or above 0.25 percent through September 30, 2006, EAC’s management expects to transfer monies from EAC’s Operating Fund to EAC’s Federal Fund. EAC’s management further expects that, unless EAC takes certain actions, its reserve level will drop below 0.25 percent prior to September 30, 2007. EAC’s management is considering various ways to address the decline in EAC’s reserve level and Federal Fund (liquid assets) total assets and liabilities, including transferring monies from EAC’s Operating Fund and instituting the permitted guarantee fee. See “Description of the FFEL Program—Contracts with Guarantee Agencies” and “Description of the Guarantee Agencies” in the prospectus for a general description of guarantee agencies and Department of Education oversight powers over guarantee agencies.

On June 14, 2004, EAC applied to the Department of Education to enter into a voluntary flexible agreement pursuant to the 1998 Reauthorization Amendments. There is no assurance that EAC’s application for a voluntary flexible agreement will be approved or relating to the timing of an approval.

EAC will provide a copy of its most recent annual report upon receipt of a written request directed to Education Assistance Corporation, 115 First Avenue, Southwest, Aberdeen, South Dakota 57401, Attention: Chief Financial Officer.

Great Lakes Higher Education Guaranty Corporation—GLHEGC

Great Lakes Higher Education Guaranty Corporation, referred to as GLHEGC, is a Wisconsin nonstock, nonprofit corporation the sole member of which is Great Lakes Higher Education Corporation, referred to as GLHEC. GLHEGC’s predecessor organization was organized as a Wisconsin nonstock, nonprofit corporation, and began guaranteeing student loans under the FFEL Program in 1967. GLHEGC is the designated guarantee agency under the FFEL Program for Wisconsin, Minnesota, Ohio, Puerto Rico and the Virgin Islands. On January 1, 2002, GLHEC (and GLHEGC directly and through its support services agreement with GLHEC), transferred the majority of their student loan program guaranty support operations and personnel to Great Lakes Educational Loan Services, Inc., referred to as GLELSI, a wholly owned subsidiary of GLHEC. GLHEGC continues as the “guaranty agency” as defined in Section 435(j) of the Higher Education Act and continues its default aversion, claim purchase and compliance, collection support and federal reporting responsibilities as well as custody and responsibility for all revenues, expenses and assets related to that status. GLHEGC (through its support services agreement with GLHEC) also performs oversight of all student loan program guaranty support operations transferred to GLELSI and supportive of GLHEGC’s “guaranty agency” responsibilities. The primary operations center for GLHEC and its affiliates (including GLHEGC and GLELSI) is in Madison, Wisconsin, which includes the data processing center and operational staff offices for both guarantee and servicing functions. GLHEC and affiliates also maintain regional offices in Columbus, Ohio and St. Paul, Minnesota and customer support staff located nationally. GLHEC will provide a copy of GLHEC’s most recent audited financial statements on receipt of a written request directed to 2401 International Lane, Madison, Wisconsin 53704, Attention: Chief Financial Officer.

According to the notes in GLHEC’s most recent audited consolidated financial statements, GLHEGC had guaranteed loans outstanding with an original face amount of approximately $26.6 billion as of December 31, 2004. According to those notes, as of December 31, 2004: GLHEGC’s Federal Fund had total assets of $198,023,316, total liabilities and net deferred revenues of $130,468,549, and restricted net assets of $67,554,767; and GLHEGC’s Operating Fund had total assets of $63,386,821, total liabilities and net deferred revenue of $11,775,719 and net assets of $51,611,102. GLHEGC is and has been in compliance with the reserve fund requirements of the Higher Education Act.

Pursuant to the 1997 amendments to the Higher Education Act, GLHEGC paid $16,059,372 to the Secretary of Education which was due on September 1, 2002. The 1998 Reauthorization Amendments require guarantee agencies to return to the Secretary of Education $250 million in reserve funds from fiscal years 2002 to 2007, with each agency’s share being based on a formula prescribed in the 1998 Reauthorization Amendments. The Secretary of Education has advised GLHEGC that GLHEGC’s share of this is $21,249,513. Of this amount, GLHEGC paid $7,224,835 which was due September 1, 2002, and the remaining balance is equally due in fiscal years 2006 and 2007. The remaining balance is included in GLHEGC’s Federal Fund liabilities as of December 31, 2004.

GLHEGC has entered into a voluntary flexible agreement with the Department of Education pursuant to the 1998 Reauthorization Amendments. Under GLHEGC’s agreement, which commenced October 1, 2000 and is currently effective through September 30, 2005, GLHEGC’s revenues are tied directly to default aversion performance. Certain sources of GLHEGC’s Operating Fund revenues are replaced by a single fee-for-services funding source tied directly to the percentage of delinquent loans that do not default during the measurement period. In lieu of statutory collection retention amounts, the Department of Education reimburses GLHEGC for its post-default collection related expenses. This agreement also calls for GLHEGC to escrow the liquid assets of GLHEGC’s Federal Fund for the benefit of the Department of Education. GLHEGC also may engage in negotiations with lenders to define whether the lender or GLHEGC will complete each of the due diligence requirements. Finally, this agreement allows GLHEGC to pilot a new approach to the claims review process, under which GLHEGC develops and implements with willing lenders and servicers post-claim random sampling process that replaces the current claim-by-claim process. The GLHEGC agreement is automatically renewed for one-year effective periods, unless terminated 90 days prior to the end of an effective period. However, a pending amendment would make the agreement subject to termination by either party on 90 days’ notice.

Certain Historical Information for Guarantee Agencies

Set forth below is certain historical information with respect to GLHEGC and EAC and with respect to all guarantee agencies under the FFEL Program. Except as otherwise indicated below, the information regarding each guarantee agency has been obtained from reports provided by or to the Department of Education (information noted as N/A was not available to EdLinc). No independent verification of this information has been or will be made by EdLinc, SLFC, EAC, GLHEGC, the transferor or the underwriters.

Guarantee Volume. The following table sets forth the approximate aggregate principal amount of loans under the FFEL Program that have first become committed to be guaranteed by GLHEGC and EAC and by all guarantee agencies of these loans in each of the five federal fiscal years 2000 through 2004, except as noted:

Stafford, Unsubsidized Stafford, SLS,

PLUS and Consolidated Loans

Guaranteed

(Dollars in Millions)*

Federal Fiscal Year	GLHEGC	EAC	All Guarantee Agencies
2000	$2,141.9	$295.0	$31,656.1
2001	2,246.7	447.6	37,731.8
2002	4,473.1	595.9	55,664.9
2003	8,721.3	812.1	74,293.9
2004	N/A	929.1	N/A

*	The information set forth in the table above has been obtained from Department of Education Loan Volume Updates or Program Data Books on its OPE Program Data web site http://www.ed.gov/finaid/prof/resources/data/opeloanvol.html for federal fiscal years 2000-2003, and from EAC for EAC’s federal fiscal year 2004.

Reserve Ratio. Commencing for the federal fiscal year ending September 30, 2003, the Department calculated and published reserve ratios by dividing (i) the sum of the guarantee agency’s Federal Fund balance, plus the 2006 and 2007 reserve recall liability, plus allowances and other non-cash charges to the Federal Fund, by (ii) the original principal amount of outstanding guaranteed loans (reduced by any guarantees transferred in pursuant to a Secretary’s plan). Prior to that time, each guarantee agency’s reserve ratio was determined by dividing its cumulative cash reserves by the original principal amount of the outstanding loans it has agreed to guarantee. The term cumulative cash reserves refers to cash, cash equivalents and investment balances. The original principal amount of outstanding loans consists of the original principal amount of loans guaranteed by the guarantee agency minus (a) the original principal amount of loans cancelled, claims paid, loans paid in full and loan guarantees transferred from the guarantee agency to other guarantee agencies, plus (b) the original principal amount of loan guarantees transferred to the guarantee agency from other guarantee agencies (other than guarantees transferred in pursuant to a Secretary’s plan).

The following table sets forth GLHEGC’s and EAC’s cumulative cash reserves and their corresponding reserve ratios for the three federal fiscal years 2000 through 2002, and their respective revised reserve ratios for the two federal fiscal years 2003 through 2004.

Reserves and Reserve Ratios

(Dollars in Millions)*

Federal Fiscal Year	GLHEGC		EAC		National Average Reserve Ratio
	Cumulative Cash Reserves	Reserve Ratio**	Cumulative Cash Reserves	Reserve Ratio
2000	$116.5	2.12%	$11.9	0.98%	N/A
2001	116.4	2.12%	9.7	0.64%	N/A
2002	138.0	1.86%	9.4	0.51%	N/A
2003	—	1.168%	—	0.43%	N/A
2004	—	N/A	—	0.31%	N/A

*	The information set forth in the table above for GLHEGC and EAC for federal fiscal years 2000-2002 has been obtained from GLHEGC and EAC, respectively, and for EAC for federal fiscal year 2004, from EAC. The information for federal fiscal year 2003 has been obtained from the Department of Education’s website at http://www.fp.ed.gov/PORTALSWebApp/fp/pubs.jsp. For federal fiscal year 2003, GLHEGC believes the Department of Education has not calculated its reserve ratios in accordance with the Act and the correct ratio is 1.29%. According to the Department of Education, available cash reserves may not always be an accurate barometer of a guarantor’s financial health.

**	In calculating this Reserve Ratio, GLHEGC excludes loans transferred from Higher Education Assistance Foundation, Northstar Guarantee Inc., Ohio Student Aid Commission or Puerto Rico Higher Education Assistance Corporation guarantee agencies in accordance with section 428(c)(9) of the Higher Education Act.

Cumulative Recovery Rates. A guarantee agency’s cumulative recovery rate is determined by dividing the cumulative aggregate amount recovered from borrowers by the guarantee agency by the cumulative aggregate amount of default claims paid by the guarantee agency as of the end of the applicable federal fiscal year. The table below sets forth the cumulative recovery rates for EAC as of the end of the five federal fiscal years 2000 through 2004. SLFC’s management does not believe that cumulative recovery rates provide an accurate indication of a guarantee agency’s financial health.

Cumulative Recovery Rate*

Federal Fiscal Year	GLHEGC	EAC	National Average
2000	N/A	66.91%	N/A
2001	N/A	69.54%	N/A
2002	N/A	70.31%	N/A
2003	N/A	72.67%	N/A
2004	N/A	73.06%	N/A

*	The information set forth in the table above for EAC has been obtained from EAC.

Loan Loss Reserve. The Department of Education’s OPE Program Data web site http://www.ed.gov/finaid/prof/resources/data/ope.html does not disclose whether any guarantee agency has established a segregated loan loss reserve with respect to its student loan guarantee obligations, other than information regarding the Federal Fund and the Operating Fund of guarantee agencies. Accordingly, to the extent that a guarantee agency has not established a segregated loan loss reserve, if a guarantee agency receives less than full reimbursement of its guarantee obligations from the Department of Education, the guarantee agency would be forced to look to its existing assets to satisfy any guarantee obligations not so reimbursed.

Claims Rate. The following table sets forth the Claims Rate of GLHEGC and EAC for the last five federal fiscal years 2000 through 2004, except as noted:

Claims Rate*

Federal Fiscal Year		GLHEGC	EAC	National Average
2000	**	1.17%	0.94%	N/A
2001		1.46%	1.30%	N/A
2002		1.06%	1.23%	N/A
2003		1.27%	0.95%	N/A
2004		0.68%	1.07%	N/A

*	The information set forth in the table above for GLHEGC and EAC has been obtained from GLHEGC (from Department of Education reports) and EAC, respectively.

**	Fiscal year 2000 Claims Rates may be lower due to the implementation of changes in the Higher Education Act that required loans initially becoming delinquent on or after October 7, 1998 to be delinquent for 270 days, instead of 180 days, before filing a default claim.

Management of GLHEGC and EAC have indicated to EdLinc that they are currently unaware of any trends or conditions which would cause their respective Claims Rates to exceed 5% in the immediate future and thereby result in less than maximum reimbursement for reinsurance claims to the Department of Education. Notwithstanding the above, no assurance can be made that any such trends will continue or not deteriorate, or that any guarantee agency will receive full reimbursement for reinsurance claims (or the full 98% or 95% maximum reimbursement for loans first disbursed on or after October 1, 1993 or on or after October 1, 1998, respectively).

DESCRIPTION OF THE NOTES

The notes will be issued pursuant to an indenture of trust, dated as of June 1, 2005, between EdLinc and the trustee. This indenture of trust, as supplemented and amended, is referred to in this prospectus supplement as the indenture.

General Terms of the Notes

The notes will be dated as of the date of issuance and, subject to principal distributions and redemption as described below, will mature on the Quarterly Payment Dates set forth in the table below (each, a Stated Maturity Date):

Series	Stated Maturity Date (Quarterly Payment Date)
2005-1A1	_____________
2005-1A2	_____________
2005-1A3	_____________
2005-1B	_____________

Each of the Series 2005-1A1, A2 and A3 notes is being issued under the indenture as a class of senior notes with certain priorities as to payment and other matters over the Series 2005-1B notes, and are herein collectively called the senior notes. The Series 2005-1B notes are being issued under the indenture as a class of subordinate notes, and are herein called the subordinate notes.

The notes will be issued in fully registered form, without coupons, and when issued will be registered in the name of the nominee of DTC acting as a securities depository. DTC will credit, on its internal systems, the respective principal amounts of beneficial ownership to the accounts of participants in DTC, including the accounts of Euroclear Bank, S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, or their respective DTC depositaries, on behalf of their respective participants, if applicable. The notes generally will be available for purchase in initial minimum denominations of $200,000 in original principal and multiples of $1,000 above that in Book-Entry Form. EdLinc has been informed by DTC that DTC’s nominee will be Cede & Co. Accordingly, Cede & Co. is expected to be the holder of the notes. Unless and until definitive notes are issued under the limited circumstances described herein, no noteholder will be entitled to receive a physical certificate representing its note. All references herein to actions by noteholders refer to actions taken by DTC upon instructions from its participating organizations (the “Participants”) and all references herein to distributions, notices, reports and statements to noteholders refer to distributions, notices, reports and statements to DTC or Cede & Co., as the registered holder of the notes, for distribution to Beneficial Owners in accordance with DTC’s procedures with respect thereto. See “—Book-Entry Registration” and “—Definitive Notes” below.

All payments of principal of and interest on the notes will be made in lawful money of the United States of America.

Interest Rate on the Notes

For the period from the date of issuance of the notes to but excluding September 26, 2005, interest will accrue on the principal balance of each series of the notes at an annualized rate determined on the second business day preceding the closing date by reference to the following formula:

x + [17/30·times (y-x)],

where:

x = Three-Month LIBOR, and

y = Four-Month LIBOR,

plus the applicable interest rate margin for each series of the notes set forth in the following table:

Series	Interest Rate Margin
2005-1A1	___%
2005-1A2	___%
2005-1A3	___%
2005-1B	___%

Thereafter, interest will accrue on the principal balance of each series of the notes from and including the most recent Quarterly Payment Date on which interest has been paid to but excluding the next Quarterly Payment Date (each, an “Interest Period”) at an annualized rate equal to Three-Month LIBOR, determined as described under “—Determination of LIBOR” below, plus the applicable interest rate margin set forth above. Interest will be payable to the holders of the notes on each Quarterly Payment Date. Interest due for any Interest Period will be determined based on the actual number of days in such Interest Period over a 360-day year.

Interest on any note accrued as of any Quarterly Payment Date but not paid on such Quarterly Payment Date will be due on the next Quarterly Payment Date together with interest on such amount at the rate of interest borne by such note.

The Quarterly Payment Dates for the notes will be the twenty-fifth day, or the next business day if the twenty-fifth day is not a business day, of each March, June, September and December, commencing September 26, 2005.

Interest Limited to the Extent Permissible by Law

In no event shall the cumulative amount of interest paid or payable on the notes exceed the amount permitted by applicable law. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the notes or related documents or otherwise contracted for, charged, reserved, taken or received in connection with the notes, or if the redemption or acceleration of the maturity of the notes results in payment to or receipt by the holder or any former holder of the notes of any interest in excess of that permitted by applicable law, then, notwithstanding any provision of the notes or related documents to the contrary, all excess amounts theretofore paid or received with respect to the notes will be credited on the principal balance of the notes (or, if the notes have been paid or would thereby be paid in full, the indenture provides that such amounts will be refunded by the recipient thereof), and the provisions of the notes and related documents shall automatically and immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for under the notes and under the related documents.

Determination of LIBOR

Pursuant to the indenture, the trustee will determine Three-Month LIBOR for purposes of calculating the interest due on the notes for each Interest Period on the second business day prior to the commencement of such Interest Period (each, a “LIBOR Determination Date”). For purposes of establishing a LIBOR Determination Date, a business day is any day on which banks in London and New York City are open for the transaction of international business.

Three-Month LIBOR is a rate of interest per annum equal to the rate per annum at which United States dollar deposits having a maturity of three months are offered to prime banks in the London interbank market which appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on the related LIBOR Determination Date. If Three-Month LIBOR does not appear on Telerate Page 3750, the rate will be determined on the basis of the rate at which deposits in United States dollars having a maturity of three months are offered to prime banks in the London interbank market by four major banks in the interbank market selected by the trustee and in a principal amount of not less than U.S. $1,000,000 and that is representative for a single transaction in such market at such time. The trustee will request the principal London office of each of such banks to provide a quotation of its rate. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic mean (rounded upwards, if necessary, to the nearest one-hundredth of one percent) of such offered rates. If fewer than two quotations are provided, Three-Month LIBOR will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundredth of one percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the related LIBOR Determination Date by three major banks in New York, New York selected by the trustee for loans in United States dollars to leading European banks having a maturity of three months, and in a principal amount of not less than U.S. $1,000,000; provided that if the banks selected as aforesaid are not quoting as mentioned in this sentence, Three-Month LIBOR in effect for such Interest Period will be Three-Month LIBOR in effect for immediately preceding Interest Period.

Four-Month LIBOR, which will used in computing the interest rates on the notes for the initial interest period, is a rate of interest per annum equal to the rate per annum at which United States dollar deposits having a maturity of four months are offered to prime banks in the London interbank market which appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on the related LIBOR Determination Date. If Four-Month LIBOR does not appear on Telerate Page 3750, the rate will be determined on the basis of the rate at which deposits in United States dollars having a maturity of four months are offered to prime banks in the London interbank market by four major banks in the interbank market selected by the trustee and in a principal amount of not less than U.S. $1,000,000 and that is representative for a single transaction in such market at such time. The trustee will request the principal London office of each of such banks to provide a quotation of its rate. If at least two quotations are provided, Four-Month LIBOR will be the arithmetic mean (rounded upwards, if necessary, to the nearest one-hundredth of one percent) of such offered rates. If fewer than two quotations are provided, Four-Month LIBOR will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundredth of one percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the related LIBOR Determination Date by three major banks in New York, New York selected by the trustee for loans in United States dollars to leading European banks having a maturity of four months, and in a principal amount of not less than U.S. $1,000,000.

Telerate Page 3750 is the display page so designated on the Bridge Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices) or such comparable page on a comparable service.

Distributions of Principal

Payments of principal will be made to the holders of the notes prior to their Stated Maturity Date on each Quarterly Payment Date to the extent of the lesser of (i) the Principal Distribution Amount or (ii) available funds remaining after the required prior applications described in clauses “first” through “sixth” under “—Distributions of Available Funds” below. The principal payments will be allocated first to the Series 2005-1A1 notes until all Series 2005-1A1 notes have been paid, second to the Series 2005-1A2 notes until all Series 2005-1A2 notes have been paid, third to the Series 2005-1A3 notes until all Series 2005-1A3 notes have been paid, and fourth to the Series 2005-1B notes until all Series 2005-1B notes have been paid.

Each principal payment with respect to notes of a particular series will be allocated to all holders of the notes of such series pro rata, based upon the principal amounts of such notes.

A Principal Distribution Amount is (a) generally, for any Quarterly Payment Date prior to the first date on which the notes could be redeemed as described under “—Optional Redemption” below, the amount which, after giving effect to all applications of available funds made on that Quarterly Payment Date pursuant to the indenture, would cause the Total Asset Percentage to be equal to 100.5% if such amount were applied to the payment of principal of the related notes, and (b) for any other Quarterly Payment Date, all available funds remaining after the required prior applications described in clauses “first” through “sixth” under “—Distributions of Available Funds” below.

The Total Asset Percentage is the percentage obtained by dividing (A) the value of the Trust Estate under the indenture by (B) the aggregate principal amount of Outstanding notes.

Distributions of Available Funds

On each Quarterly Payment Date, available funds will include all amounts received in the Collection Account and not yet paid out as of the last day of the related Collection Period, together with that portion, if any, of the balance of the Reserve Account in excess of the reserve account requirement. In addition, the following funds will be available funds on each Quarterly Payment Date, but only to pay any Indemnification Payment, Administrative Allowances and trustee fees, interest then due on the senior notes and, unless a Subordinate Note Interest Trigger is in effect, the subordinate notes, and principal of notes at their Stated Maturity Date:

•	amounts in the Reserve Account, but only after the application of funds in the Collection Account and the Reserve Account, as described above;

•	amounts received in the Collection Account after the last day of the related Collection Period, but only after the application of funds in the Collection Account and the Reserve Account, as described above; and

•	amounts in the Acquisition Account, but only after the application of funds in the Collection Account and the Reserve Account, as described above.

On the monthly payment date in each month other than the months in which a Quarterly Payment Date occurs, comparable amounts will be available funds to pay Administrative Allowance payable on that monthly payment date.

On each Quarterly Payment Date, available funds will be distributed in the following order of priority:

•	first, to the payment of any Indemnification Payments required to be made to another beneficiary of FFELP loans held by the trustee;

•	second, to the payment of the Administrative Allowance and trustee fees;

•	third, to the payment of interest on each series of senior notes;

•	fourth, to the payment of principal of any series of senior notes at their Stated Maturity Date;

•	fifth, unless a Subordinate Note Interest Trigger is in effect, to the payment of interest on subordinate notes;

•	sixth, to the Reserve Account, in an amount, if any, necessary to increase the balance thereof to the reserve account requirement, which is an amount equal to the greater of 1.0% of the Outstanding principal amount of notes and $1,125,000;

•	seventh, to the distribution of principal with respect to the notes in an amount up to the Principal Distribution Amount for that Quarterly Payment Date, as described under “—Distributions of Principal” above;

•	eighth, to the payment of subordinate notes at their Stated Maturity Date; and

•	ninth, to EdLinc, any remainder.

A Subordinate Note Interest Trigger goes into effect on any Quarterly Payment Date if, after giving effect to the application of available funds on such Quarterly Payment Date as described above, without regard to any adjustments in the application of available funds as a result of a Subordinate Note Interest Trigger, the Senior Asset Percentage would be less than 100%; and the Subordinate Note Interest Trigger remains in effect for so long as, after giving effect to the distribution of available funds on such Quarterly Payment Date as described above, the Total Asset Percentage would be less than 100%.

The Senior Asset Percentage is the percentage obtained by dividing (A) the value of the Trust Estate under the indenture by (B) the aggregate principal amount of Outstanding senior notes.

The Collection Period for the notes will be the period from the date of delivery of the notes through August 31, 2005, and each three-month period thereafter.

The Administrative Allowance is a monthly allowance equal to 0.079167% of the aggregate principal balance of the financed student loans as of the first day of the preceding calendar month, which shall be released to EdLinc on each monthly payment date or Quarterly Payment Date from available funds as described above to cover Servicing Fees and EdLinc’s other expenses (excluding trustee fees) incurred in connection with carrying out and administering its powers, duties and functions under the indenture and any related agreements; provided that the Administrative Allowance payable on the first monthly payment date will be a prorated amount based upon the number of days in the month in which the closing date occurs.

Optional Redemption

All Outstanding notes are subject to redemption at the option of EdLinc, in whole but not in part, on any Quarterly Payment Date after the aggregate principal balance of the financed student loans is less than 10% of the original pool principal balance, which is equal to the aggregate principal balance (a) as of the closing date, of the initial student loans, together with any additional disbursements thereon made after the Closing Date from proceeds of the notes deposited in the Acquisition Account, and (b) as of the date of acquisition, of all other student loans acquired with proceeds of the notes deposited in the Acquisition Account.

The redemption price will be 100% of the principal amount of the notes redeemed, plus accrued interest to the redemption date.

SOURCE OF PAYMENT AND SECURITY FOR THE NOTES

Subordination of the Subordinate Notes

Each series of the senior notes is being issued as a class of senior notes under the indenture, while the subordinate notes are being issued as a class of subordinate notes thereunder. The rights of the holders of the subordinate notes to receive principal and interest payments will be subordinated to the rights of the holders of the senior notes to receive these payments to the extent described in this prospectus supplement and the prospectus. This subordination is intended to enhance the likelihood of regular receipt of the interest and principal by the holders of the senior notes. See “Source of Payment and Security for the Notes—Priorities” and “Description of the Indenture—Accounts” in the prospectus.

THE TRUSTEE

U.S. Bank National Association, a national banking association organized under the laws of the United States, is the trustee under the indenture. The office of the trustee for purposes of administering the Trust Estate and its other obligations under the indenture is located at U.S. Bank National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107 Attention: Corporate Trust Services.

The Higher Education Act provides that only eligible lenders, defined to include banks and other entities, may hold title to student loans made under the FFEL Program. Because EdLinc does not qualify as an eligible lender, the trustee will hold title to all financed FFELP Loans on behalf of EdLinc. The trustee will agree under the indenture to maintain its status as an eligible lender under the Higher Education Act. In addition, the trustee on behalf of EdLinc will enter into a Guarantee Agreement with each of the guarantee agencies with respect to each financed FFELP Loan. Failure of the financed FFELP Loans to be owned by an eligible lender would result in the loss of guarantee payments, Interest Subsidy Payments and Special Allowance Payments with respect thereto. See “Description of the FFEL Program” and “Risk Factors—Offset by guarantee agencies or the Department of Education could reduce the amounts available for payment of your notes” in the prospectus.

SLFC and its affiliates, EdLinc and the transferors, maintain other banking relationships with U.S. Bank National Association and its affiliates from time to time. See “Relationships Among Financing Participants.”

RELATIONSHIPS AMONG FINANCING PARTICIPANTS

As described under “EdLinc,” “The Transferors” and “The Servicer” in the prospectus, EdLinc and the transferor are wholly-owned subsidiaries of SLFC. Except for its obligation to repurchase student loans under a student loan purchase agreement upon a breach of a representation or warranty with respect thereto or its obligations under the SLFC servicing agreement, SLFC will have no obligations with respect to the notes or the indenture. EdLinc and the transferor have no full-time employees, but contract with SLFC to perform EdLinc’s obligations under the indenture.

The boards of directors of EdLinc, the transferor and SLFC presently include the same six persons. In addition, the board of directors of EdLinc and each of the transferors contains two additional directors who are not employed by or otherwise affiliated with EdLinc or the transferors.

The trustee is also the trustee for EdLinc’s outstanding student loan asset-backed note issues. The trustee and its affiliates have in the past entered into student loan purchase agreements with EdLinc, SLFC and the transferors, including student loan purchase agreements pursuant to which the transferors have purchased approximately $281,200,000 outstanding principal amount, as of April 30, 2005, of Eligible Loans which will be financed under the indenture. EdLinc expects that the trustee will enter into student loan purchase agreements providing for the sale of a substantial amount of additional Eligible Loans. SLFC also has obtained financial services from the trustee and related entities.

Affiliates of Citigroup Global Markets Inc., which is one of the Underwriters of the notes, have arranged facilities for the acquisition and temporary financing of FFELP loans to the Transferors. FFELP loans so acquired and financed by or on behalf of the Transferors are purchased by EdLinc, including with proceeds of the notes.

Foley & Lardner LLP, counsel to the underwriters, has from time to time represented SLFC in connection with various matters. In addition, Foley & Lardner LLP has from time to time represented EAC, GLHEC and its affiliates, and the trustee and its affiliates, in connection with various matters.

UNDERWRITING

Subject to the terms and conditions set forth in an Underwriting Agreement to be entered into between EdLinc and RBC Dain Rauscher Inc., Citigroup Global Markets Inc., RBC Capital Markets Corporation and Dougherty & Company LLC, as the underwriters, EdLinc has agreed to sell (i) to the underwriters, and the underwriters have agreed, jointly and severally, to purchase from EdLinc, the senior notes, and (ii) to RBC Dain Rauscher Inc., and RBC Dain Rauscher Inc. has severally agreed to purchase from EdLinc, the subordinate notes.

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the notes offered hereby, if any notes are purchased. EdLinc has been advised by the underwriters that the underwriters propose initially to offer the notes to the public at the public offering price with respect to each class set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

The underwriting agreement provides that SLFC will indemnify the underwriters against, among other things, liabilities under applicable securities laws, or contribute to payments the underwriters may be required to make in respect thereof, and that EdLinc will pay for the fees and expenses of counsel to the underwriters upon the issuance of the notes.

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions.

EdLinc estimates that its expenses in connection with the issuance and offering of the notes will be approximately $3,750,000, including underwriting discount. This information concerning EdLinc’s fees and expenses is an approximation and is subject to future contingencies.

LEGAL MATTERS

Certain legal matters relating to EdLinc and the transferors and federal income tax matters will be passed upon by Dorsey & Whitney LLP. Certain legal matters will be passed upon for the underwriters by Foley & Lardner LLP. Foley & Lardner LLP has performed legal services for the servicer and the administrator.

RATINGS

It is a condition to the issuance and sale of the senior notes that they be rated “AAA” by Fitch Ratings, “Aaa” by Moody’s Investors Service, Inc. and “AAA” by Standard and Poor’s Rating Services. It is a condition to the issuance of the subordinate notes that they be rated at least “A” by Fitch, “    ” by Moody’s and “A” by S&P. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. The ratings of the notes address the likelihood of the ultimate payment of principal of and interest on the notes pursuant to their terms. The rating agencies do not evaluate, and the ratings on the notes do not address, the likelihood of prepayments on the notes.

Prospectus

EDUCATION LOANS INCORPORATED

Student Loan Asset-Backed Notes

Consider carefully the risk factors beginning on page 5 in this prospectus.

The notes will represent obligations of EdLinc only and will not represent interests in or obligations of the servicer, the transferors or any of their affiliates. The notes are not a deposit and are not insured or guaranteed by any person. Except as noted in this document and the accompanying prospectus supplement, the underlying accounts and student loans are not insured or guaranteed by any governmental agency.

This prospectus may be used to offer and sell any series of notes only if accompanied by the prospectus supplement for that series.

EdLinc:

•      is offering student loan asset-backed notes in a single series with one or more classes and sub-series under this prospectus and a prospectus supplement. This series of notes will be issued pursuant to a separate indenture.

The Notes:

•      will be secured by the student loans and other assets of EdLinc that are acquired with the proceeds of the notes;

•      will be rated in one of the four highest rating categories by at least one nationally recognized rating organization; and

•      may have one or more forms of credit enhancement.

The Noteholders:

•      will receive interest and principal payments from collections on the assets securing the notes; and

•      will have the same right to be paid from the assets securing the notes as all other noteholders of the same class, including noteholders of other sub-series, except in those cases where a form of credit enhancement has been provided only for the notes of a particular sub-series.

Neither the SEC nor any state securities commission has approved these notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

May 20, 2005

Important Notice About Information Presented In This

Prospectus And The Accompanying Prospectus Supplement

You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference. EdLinc has not authorized anyone to provide you with different information. The notes are not offered in any state where the offer is not permitted.

EdLinc has included cross-references in this prospectus to captions in this prospectus or the accompanying prospectus supplement where you can find further related discussions. These cross-references are to sections contained in this prospectus unless you are told otherwise. The following table of contents and the table of contents included in the accompanying prospectus supplement provide the pages on which the captions are located.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	81

PLAN OF DISTRIBUTION	82

FINANCIAL INFORMATION	82

RATING	83

GLOSSARY OF PRINCIPAL DEFINITIONS	I-1

RISK FACTORS

You should consider the following risk factors in deciding whether to purchase the notes.

A secondary market for the notes may not develop, which means you may have trouble selling them when you want.	The underwriters may assist in resales of the notes but they are not required to do so. A secondary market for the notes may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your notes.

EdLinc will have limited assets to pay principal and interest, which could result in delays in payment or losses on your notes.	EdLinc will have no assets or sources of funds to pay principal or interest on the notes other than the student loans acquired with proceeds of the notes and the other assets making up the trust estate. The notes are obligations solely of EdLinc, and will not be insured or guaranteed by the transferors, the servicer, the guarantee agencies, the trustee or any of their affiliates, or by the Department of Education. Noteholders must rely for repayment upon proceeds realized from the student loans, credit enhancement, if any, and other assets in the trust estate. See “Source of Payment and Security for the Notes.”

Failure by loan holders or servicers to comply with student loan origination and servicing procedures could cause delays in payment or losses on your notes.

The Higher Education Act requires loan holders and servicers to follow specified procedures to ensure that the FFELP loans are properly originated and serviced. Failure to follow these procedures may result in:

•        Loss of Reinsurance Payments, Interest Subsidies and Special Allowance Payments. The Department of Education’s refusal to make reinsurance payments to the guarantee agencies or to make interest subsidy payments and special allowance payments to the trustee with respect to the FFELP loans; and

•        Loss of Guarantee Payments. The guarantee agencies’ inability or refusal to make guarantee payments with respect to FFELP loans.

Loss of any of these payments may adversely affect EdLinc’s ability to pay principal and interest on the notes. See “Description of Financing of Eligible Loans—Servicing and Due Diligence” and “Description of the FFEL Program.”

Subordinated classes of notes face a higher risk of delayed payments and losses.	If a class of notes is subordinated, interest and principal payments on a payment date on such class generally will be made only after each senior class has received its interest and principal entitlement on that payment date. Consequently, a subordinated class will bear losses on the student loans prior to such losses being borne by the more senior classes. In addition, subordinated noteholders may be limited in the legal remedies that are available to them until the more senior noteholders are paid in full. See “Source of Payment and Security for the Notes—Priorities.”

If there is a problem with a loan that arose prior to its acquisition by the trustee, the trust estate may incur losses on that loan unless the lender repurchases it because of a breach of a representation or warranty.

The transferors will purchase student loans from lenders and will also originate student loans. The transfer of the student loans from each transferor to the trustee on behalf of EdLinc is without recourse against the transferors. Neither EdLinc nor the trustee will have any right to resell the student loans to the transferors or otherwise to make recourse to or collect from the transferors if the student loans should fail to meet the requirements of an eligible loan for any reason or if the transfer should fail to provide the trustee with good title to the student loans.

The lenders, however, will have made representations and warranties in the related student loan purchase agreements in connection with their sales of student loans to the transferors or the trustee on behalf of EdLinc. See “Description of Financing of Eligible Loans—Student Loan Purchase Agreements.” If those representations and warranties are breached as to a given student loan, the applicable lender will be obligated to repurchase the student loan. However, neither EdLinc nor the transferors examines the documents relating to the FFELP loans to the extent necessary to determine whether the selling lenders have met all of the conditions necessary for such loans to satisfy such representations and warranties or to qualify for guarantee payments from the applicable guarantee agency. Furthermore, the lender may not have the financial resources to repurchase any student loan. Finally, these representations and warranties will not cover any problem arising after the sale of the student loan to the transferors or the trustee on behalf of EdLinc that was not caused by a breach of the representations and warranties (such as a failure to service the student loan properly).

The failure of a lender to repurchase a student loan is a breach of the related student loan purchase agreement, enforceable by the trustee, but is not an event of default, and would not permit the exercise of remedies, under the indenture.

See “Description of Financing of Eligible Loans—Student Loan Purchase Agreements.”

Offset by guarantee agencies or the Department of Education could reduce the amounts available for payment of your notes.

The trustee will use a Department of Education lender identification number that is also being used for other student loans held by the trustee on behalf of EdLinc and each transferor under other indentures, and which may also be used similarly for SLFC or other entities established by SLFC. The billings submitted to the Department of Education will be consolidated with the billings for payments for student loans under all of these indentures, and payments on the billings will be made by the Department of Education or the guarantee agency to the trustee in lump sum form. These payments will be allocated by the trustee among the various indentures using the same lender identification number.

If the Department of Education or a guarantee agency determines that the trustee owes a liability to the Department of Education or the guarantee agency on any FFELP loan for which the trustee is legal titleholder, the Department of Education or the guarantee agency might seek to collect that liability by offsetting against payments due the trustee under the indenture for the notes. This offsetting or shortfall of payments due to the trustee could adversely affect the amount of available funds for any collection period and EdLinc’s ability to pay interest and principal on the notes.

Although the indenture contains provisions for cross-indemnification with respect to such payments and offsets, there can be no assurance that the amount of funds available with respect to such right of indemnification may be adequate to compensate the indenture and noteholders for any previous reduction in the available funds for a collection period.

See “Description of the FFEL Program” and “Description of the Guarantee Agencies.”

The financial health of the guarantee agencies could decline, which could affect the timing and amounts available for payment of your notes.	The FFELP loans are not secured by any collateral of the borrower. Payments of principal and interest are guaranteed by guarantee agencies to the extent described herein and in the related prospectus supplement. Excessive borrower defaults could impair a guarantee agency’s ability to meet its guarantee obligations. In addition, recently enacted legislation is expected to reduce the guarantee agencies’ reserves under the FFEL program. The financial health of a guarantee agency could affect the timing and amount of available funds for any collection period and EdLinc’s ability to pay principal of and interest on your notes. Although a holder of FFELP loans could submit claims for payment directly to the Department of Education pursuant to section 432(o) of the Higher Education Act if the Department determines that a guarantee agency is unable to meet its insurance obligations, there is no assurance that the Department of Education would make such a determination or that it would pay claims in a timely manner. The trustee may receive claim payments on FFELP loans directly from the Department of Education under Section 432(o) if such a determination is made. See “Description of the FFEL Program” and “Description of the Guarantee Agencies.”

The FFEL program could change, which could adversely affect the loans and the timing of and amounts available for payment of your notes.	The Higher Education Act and other relevant federal or state laws may be amended or modified in the future. In particular, the level of guarantee payments may be adjusted from time to time. EdLinc cannot predict whether any changes will be adopted or, if so, what impact such changes may have on EdLinc or your notes. See “Description of the FFEL Program” and “Description of the Guarantee Agencies.”

Increased competition from FFEL program participants and the Federal Direct Student Loan Program and Loan Consolidations could adversely affect the availability of loans, the cost of servicing, the value of loans and prepayment expectations.	The lenders that sell student loans to EdLinc and the transferors face competition from other lenders and secondary markets that could decrease the volume of eligible loans that could be acquired by EdLinc and the transferors. Additionally, the Higher Education Act provides for a Federal Direct Student Loan Program. This program could result in reductions in the volume of loans made under the FFEL program. Reduced volume in EdLinc’s program in particular and in the FFEL Program in general may cause the servicer to experience increased costs due to reduced economies of scale. These cost increases could reduce the ability of the servicer to satisfy its obligations to service the student loans. This could also reduce revenues received by the guarantee agencies available to pay claims on defaulted FFELP loans. The competition currently existing in the secondary market for loans made under the FFEL program also could be reduced, resulting in fewer potential buyers of the FFELP loans and lower prices available in the secondary market for those loans.

The Department of Education has implemented a direct consolidation loan program, which may reduce the volume of loans made under the FFEL program and, together with consolidation loans made by lenders in the FFEL program, is expected to result in prepayments of student loans.

See “Description of the FFEL Program.”

Prepayment of your notes with unspent proceeds may create reinvestment risks and reduce your yield.

The proceeds of the notes may include an amount to be deposited in the acquisition account and used to acquire student loans for up to 120 days after the closing date. If the amount of student loans acquired by the trustee on behalf of EdLinc during such period is less than the full amount so funded, any related unspent proceeds will be transferred to the collection account for application as available funds, which would likely result in certain notes receiving distributions of principal in the amount of such proceeds. See “Description of Financing of Eligible Loans” and “Description of the Indenture—Accounts—Acquisition Account.”

To the extent your note receives distributions of principal at a rate faster than expected due to such unspent proceeds, you may not be able to reinvest your funds at the same yield as the yield on the note. In addition, your yield may be reduced to the extent you receive distributions of principal on your note at a rate faster than expected and you purchased your note at a premium.

Reinvestment risk and prepayments may reduce your yield.	Student loans may be prepaid by borrowers at any time without penalty. The rate of prepayments may be influenced by economic and other factors, such as interest rates, the availability of other financing and the general job market. In addition, under some circumstances, lenders may be obligated to repurchase student loans from EdLinc pursuant to the student loan purchase agreements as a result of breaches of their representations and warranties. See “Description of Financing of Eligible Loans—Transfer Agreements” and “—Student Loan Purchase Agreements.”

To the extent borrowers elect to borrow money through consolidation loans, the noteholders will receive as a distribution of principal the aggregate principal amount of the loan which is consolidated.

The Department of Education recently announced that borrowers who are still in school may obtain consolidation loans. This allows these borrowers to take advantage of relatively low interest rates available on consolidation loans applied for before July 1, 2005. Because interest rates for consolidation loans are expected to increase for applications submitted after July 1, 2005, SLFC, lenders and schools are expected to encourage borrowers to consider applying for consolidation loans prior to July 1, 2005. EdLinc cannot predict the extent of such consolidation activity or the amount of student loans included in the trust estate that may be prepaid by such consolidation loans.

To the extent loan prepayments result in principal distributions being made on your note at a rate faster than expected, you may not be able to reinvest your funds at the same yield as the yield on the note. In addition, your yield may be reduced if you purchased your note at a premium and the principal is paid faster than you expected, or if you purchased your note at a discount and the principal is paid slower than you expected. EdLinc cannot predict the rate of distribution of principal on any notes, and reinvestment risks or reductions in yield resulting from a faster or slower prepayment speed will be borne entirely by you and the other holders.

The maturity of your investment is uncertain.	Scheduled payments on the student loans and the maturities of the student loans may be extended without your consent, which may lengthen the weighted average life of your investment. Prepayments of principal on the student loans may shorten the life of your investment. See “Maturity and Prepayment Considerations.”

The interest rates on the student loans may be insufficient to cover interest due on your notes due to rate-index differences.	The interest rate for each series of notes will be based generally on the level of three-month LIBOR. The student loans, however, generally bear interest at the 91-day U.S. Treasury Bill rate or at a rate based on 3-month commercial paper rates, plus a stated margin. See “Description of the FFEL Program—Loan Terms—Interest Rates” and “—Federal Special Allowance Payments”. There can be no assurance as to what these rates may be in the future. As a result of these differences between the indices used to determine the student loan rates and the interest rates on the notes, there could be periods of time when the student loan rates are inadequate to cover the interest on the notes and expenses required under the indenture. Further, if there is a decline in the student loan rates, the amount of funds representing interest deposited into the trust estate may be reduced and, even if there is a similar reduction in the variable interest rates applicable to the notes, there may not necessarily be a similar reduction in the other amounts required to be funded out of such funds (such as administrative allowances and trustee fees).

The interest rates on our investments may be insufficient to cover interest on your notes.	Unspent proceeds of the notes and moneys in the accounts under the indenture will be invested at fluctuating interest rates. Although EdLinc will try to minimize this risk by entering into investment agreements, there can be no assurance that the interest rates at which these proceeds and moneys are invested will equal or exceed the interest rates on the notes.

The principal amount of the notes may exceed the principal amount of the assets in the trust estate, which could result in losses on your notes if there was a liquidation.	The principal amount of notes issued by EdLinc may exceed the principal amount of student loans and other assets in the trust estate held by the trustee under the indenture. If an event of default occurs and the assets in the trust estate are liquidated, the student loans would have to be sold at a premium for the subordinated noteholders and possibly the senior noteholders to avoid a loss. EdLinc cannot predict the rate or timing of accelerated payments of principal or when the aggregate principal amount of the notes may be reduced to the aggregate principal amount of the student loans.

If the trustee is forced to sell loans after an event of default, there could be losses on your notes.	Generally, during an event of default, the trustee is authorized with noteholder consent to sell the related student loans. However, the trustee may not find a purchaser for the student loans. Also, the market value of the student loans plus other assets in the trust estate might not equal the principal amount of notes plus accrued interest. In either event, the noteholders may suffer a loss.

Insolvency of the transferors or SLFC could cause delays in payment or losses on your notes.	EdLinc has taken steps in structuring these transactions that are intended to ensure that the voluntary or involuntary application for relief by the transferors or SLFC under the United States Bankruptcy Code or other insolvency laws will not result in consolidation of the assets and liabilities of EdLinc with those of the transferors and/or SLFC. However, there can be no assurance that the activities of EdLinc would not result in a court concluding that the assets and liabilities of EdLinc should be consolidated with those of the transferors or SLFC in a proceeding under any insolvency law. If a court were to reach this conclusion or if a filing were made under any insolvency law by or against EdLinc, or if an attempt were made to litigate any of the foregoing issues, then delays in payments on the notes could occur or reductions in the amounts of such payments could result.

The transferors and SLFC will transfer student loans to the trustee on behalf of EdLinc in accordance with the applicable transfer agreement or student loan purchase agreement. Each of the transferors and SLFC intends that this transfer constitute a sale, rather than a pledge to secure indebtedness. If, however, one of the transferors or SLFC were to become subject to any insolvency law and a creditor or trustee-in-bankruptcy of such transferor or SLFC were to take the position that the sale of the student loans by the transferor or SLFC to EdLinc, as appropriate, should instead be treated as a pledge of the student loans to secure a borrowing from EdLinc, delays in payments on the notes from collections on student loans could occur or reductions in the amounts of these payments could result.

Bankruptcy of EdLinc could result in accelerated prepayment on your notes.	EdLinc is a limited purpose finance subsidiary of SLFC. If EdLinc becomes bankrupt, the United States Bankruptcy Code could materially limit or prevent the enforcement of EdLinc’s obligations, including its obligations under the notes. EdLinc’s trustee in bankruptcy or EdLinc itself as debtor-in-possession may seek to accelerate payment on the notes and liquidate the assets held under the indenture. If principal on the notes is declared due and payable, you may lose the right to future payments and face reinvestment risks mentioned above.

Other parties may have or may obtain a superior interest in loans.

If any transfer of the student loans is deemed to be a secured financing, other persons may have an interest in the loans prior to the trustee.

The servicer will have custody of the promissory notes related to the student loans, except where the loan has been made under a master promissory note retained by the lender. The student loans may not be physically segregated in the servicer’s or other custodian’s offices. If any interest in the student loans were assigned to another party, that person could acquire an interest in the student loans superior to the interest of the trustee.

Application of consumer protection laws to the loans may increase costs and uncertainties about the loans.	Consumer protection laws impose requirements upon lenders and servicers. Some state laws impose finance charge restrictions on some transactions and require contract disclosures. Furthermore, to the extent applicable, these laws can impose specific statutory liabilities upon creditors who fail to comply with their provisions and may affect the enforceability of the loan. For FFELP loans, these state laws are generally preempted by the Higher Education Act. However, the form of promissory notes required by the Department of Education for FFELP loans provides that holders of such promissory notes evidencing some loans made to borrowers attending for-profit schools are subject to any claims and legal defenses that the borrower may have against the school.

Book-entry registration may limit your ability to participate directly as a holder.	Your notes may be represented by one or more certificates registered in the name of Cede & Co., the nominee for DTC, and will not be registered in your name if specified in the accompanying prospectus supplement. If so, you will only be able to exercise the rights of noteholders indirectly through DTC and its participating organizations. See “Description of the Notes—Book-Entry Registration.”

Credit ratings only address a limited scope of your concerns.	A rating agency will rate each note in one of its four highest rating categories. A rating is not a recommendation to buy or sell notes or a comment concerning suitability for any investor. A rating only addresses the likelihood of the ultimate payment of principal and stated interest and does not address the likelihood of prepayments on the notes. A rating may not remain in effect for the life of the notes. See “Rating” in this prospectus and in the accompanying prospectus supplement.

The composition and characteristics of the loan portfolio will continually change, and loans that bear a lower rate of return or have a greater risk of loss may be acquired.	The eligible loans EdLinc intends to acquire with proceeds of the notes on the closing date will be described in the prospectus supplement relating to the notes. A portion of the proceeds of the notes may be deposited in the acquisition account and used to acquire eligible loans over a period of time after the closing date. The characteristics of the student loan portfolio included in the trust estate will change from time to time as new student loans are acquired and as a result of amendments to the Higher Education Act, sales or exchanges of loans and scheduled amortization, prepayments, delinquencies and defaults on the loans.

Some words and terms will be capitalized when used in this prospectus. You can find the definitions for these words and terms in the Glossary of Principal Definitions at the end of this prospectus.

USE OF PROCEEDS

EdLinc will use the net proceeds from the sale of a series of notes to purchase financed Eligible Loans from the transferors and lenders or to originate financed Eligible Loans and to make various deposits to the accounts under the indenture with respect to the notes. Each of the transferors is expected to use the proceeds of each sale of Eligible Loans to EdLinc to repay debt incurred in the acquisition of the Eligible Loans.

EDLINC

EdLinc is a bankruptcy remote, limited purpose Delaware corporation and a wholly owned subsidiary of SLFC.

As a bankruptcy-remote entity, EdLinc’s operations will be restricted so that (1) it does not engage in business with, or incur liabilities to, any other entity (other than the noteholders, and beneficiaries under indentures similar to the indenture) which may bring bankruptcy proceedings against EdLinc, and (2) the risk that it will be consolidated into the bankruptcy proceedings of any other entity is diminished. EdLinc has covenanted in the indenture that it will not engage in any business other than financing, originating, purchasing, owning, selling and managing student loans in the manner contemplated by its certificate of incorporation and the indenture and the activities incidental thereto.

EdLinc will have no substantial assets other than those pledged under the indenture or under other comparable indentures pursuant to which EdLinc has issued, or will issue, student loan asset-backed notes similar to the notes. Any assets held under these other indentures would not be available to pay principal or interest on the notes. EdLinc will have no full-time employees. Certain responsibilities of EdLinc under the indenture will be administered by SLFC. See “Description of the SLFC Servicing Agreement.”

EdLinc’s address is 105 First Avenue Southwest, Suite 200, Aberdeen, South Dakota 57401 and its phone number is (605) 622-4400.

THE TRANSFERORS

GOAL Funding, Inc. is a bankruptcy remote, limited purpose Delaware corporation and a wholly owned subsidiary of SLFC. GOAL Funding II, Inc. is also a bankruptcy remote, limited purpose Delaware corporation and a wholly owned subsidiary of SLFC. GOAL Funding, Inc. and GOAL Funding II, Inc., each in its capacity as transferor of the initial financed student loans with respect to a given series of notes, will be referred to throughout this prospectus as the transferors.

Each of the transferors was created to provide a vehicle for the temporary financing of Eligible Loans pending their sale to EdLinc. Thus, each transferor has entered into a warehousing indenture and other related agreements pursuant to which it borrows moneys to purchase or originate Eligible Loans. These Eligible Loans are either originated by one of the transferors or are purchased from lenders pursuant to student loan purchase agreements.

Neither transferor will have substantial assets other than those pledged under the warehousing indenture to secure repayment of its borrowings thereunder. Neither transferor will have full-time employees. Certain responsibilities of the transferors will be performed by SLFC pursuant to an arrangement comparable to that set forth in the SLFC servicing agreement.

GOAL Funding, Inc.’s address is 105 First Avenue Southwest, Suite 104, Aberdeen, South Dakota 57401 and its phone number is (605) 622-4400. GOAL Funding II, Inc.’s address is 105 First Avenue Southwest, Suite 105, Aberdeen, South Dakota 57401 and its phone number is (605) 622-4400.

THE SERVICER

Student Loan Finance Corporation (“SLFC”) is a South Dakota corporation organized in 1997. SLFC, in its capacity as servicer of the financed student loans, together with any successor in such capacity, will be referred to throughout this prospectus as the servicer.

SLFC is in the business of purchasing, originating, holding, servicing and collecting student loans. SLFC’s employees and management had, since 1979, operated the student loan program of Great Plains Education Foundation, Inc., a South Dakota nonprofit corporation formerly known as Student Loan Finance Corporation (“Great Plains”). In a reorganization completed in February, 1998, Great Plains transferred all of its operating assets, including employees, to SLFC, which was at the time a wholly-owned subsidiary of Great Plains. Great Plains also transferred its liability on all of its indebtedness, together with its rights to the student loans and other assets pledged to the repayment thereof, to SLFC. SLFC, in turn, transferred such liability and pledged assets to EdLinc. SLFC currently services the related student loans on behalf of EdLinc.

As of April 30, 2005, SLFC was the servicer for student loans to approximately 253,000 borrowers representing approximately $2.27 billion outstanding principal amount of student loans owned by its subsidiaries, EdLinc, GOAL Funding, GOAL Funding II and Surety Loan Funding Company. In addition, as of that date, SLFC also was the servicer for student loans owned by other lenders representing approximately $331 million outstanding principal amount. Of these amounts, approximately 15% was being serviced by one or more sub-servicers on behalf of SLFC.

MATURITY AND PREPAYMENT CONSIDERATIONS

The rate of payment of principal of the notes and the yield on the notes will be affected by:

1. payments of the financed Eligible Loans that may occur as described below, including repurchases by the lenders upon a breach of representations or warranties under the related student loan purchase agreement,

2. the application of additional principal payments, if any, and

3. the ability of EdLinc to expend note proceeds or the acquisition of Eligible Loans.

All the financed Eligible Loans are prepayable in whole or in part by the borrowers at any time without penalty (including by means of Consolidation Loans as discussed below) and may be prepaid as a result of a borrower default, death, disability or bankruptcy, school closures and other events specified in the Higher Education Act, and subsequent liquidation or collection of guarantee payments with respect thereto. The rate of such prepayments cannot be predicted and may be influenced by a variety of economic, social and other factors, including those described below. In general, the rate of prepayments may tend to increase to the extent that alternative financing becomes available at prevailing interest rates which fall significantly below the interest rates applicable to the financed Eligible Loans. However, because many of the financed Eligible Loans bear interest at a rate that either actually or effectively is floating, it is impossible to determine whether changes in prevailing interest rates will be similar to or vary from changes in the interest rates on the financed Eligible Loans. Other factors affecting prepayment of loans include changes in the borrower’s employment and other economic circumstances, and refinancing opportunities which may provide more favorable repayment terms such as those offered under various consolidation loan programs, including the federal direct consolidation loan programs. Because of the benefits of consolidating numerous student loans into a single loan and, in some cases, obtaining more favorable repayment terms, a borrower may choose to prepay financed Eligible Loans through consolidation programs regardless of the level of interest rates. In addition, the lenders are obligated to repurchase any financed Eligible Loan pursuant to the applicable student loan purchase agreement if specified representations or warranties are breached with respect to such loan.

Scheduled payments on, and maturities of, the financed Eligible Loans may be extended, including pursuant to grace periods, deferment periods and, under some circumstances, forbearance periods or as a result of refinancings through Consolidation Loans to the extent such Consolidation Loans are originated by or sold to the trustee on behalf of EdLinc. In that event, the fact that such Consolidation Loans will likely have longer maturities than the financed Eligible Loans they are replacing may lengthen the remaining term of the financed Eligible Loans and the average life of the notes of one or more series. The rate of payment of principal of the notes of a series and the yield on the notes may also be affected by the rate of defaults resulting in losses on financed Eligible Loans, by the severity of those losses and by the timing of those losses.

The rate of prepayment on the financed Eligible Loans cannot be predicted, and any reinvestment risks resulting from a faster or slower incidence of prepayment of financed Eligible Loans will be borne entirely by the noteholders. These reinvestment risks may include the risk that interest rates and the relevant spreads above particular interest rate bases are lower at the time noteholders receive payments of principal than the interest rates and such spreads would otherwise have been had prepayments not been made or had prepayments been made at a different time.

In addition, it is expected that a portion of the proceeds of each series of notes will be deposited in the Acquisition Account and used to purchase student loans from lenders or the transferors during a pre-funding period. EdLinc expects to be able to so use all of these proceeds. However, any portion of the proceeds not so expended by the end of the pre-funding period would likely be used to make a distribution of principal on that series of notes on the first available payment date thereafter.

DESCRIPTION OF FINANCING OF ELIGIBLE LOANS

Description of Eligible Loans to be Financed

A portion of the proceeds of each series of notes will be deposited in the Acquisition Account and used to originate Eligible Loans or to purchase Eligible Loans from (1) one or both transferors pursuant to one or more transfer agreements on or about the date of issuance of the notes, or (2) lenders pursuant to student loan purchase agreements or a transferor pursuant to a transfer agreement within a specified period thereafter. The Eligible Loans to be so acquired will be FFELP Loans. See “Description of the FFEL Program.”

The financed Eligible Loans to be purchased from each transferor will be selected from the transferor’s portfolio of FFELP Loans. All such Eligible Loans will have been previously originated by the transferor or purchased by the transferor from a lender pursuant to a student loan purchase agreement. The transferor’s rights under each such student loan purchase agreement will be transferred to EdLinc.

Each prospectus supplement will set forth various information with respect to the Eligible Loans to be purchased from the transferors pursuant to transfer agreements. Such information may include the composition of the financed Eligible Loans, the distribution by loan type, the distribution by interest rates, the distribution by outstanding principal balance, the distribution by geography, the distribution by insurance or guarantee level, the distribution by school type, the distribution by guarantee agency, the distribution by remaining term to scheduled maturity and the distribution by borrower payment status. See “The Financed Student Loans” in the accompanying prospectus supplement.

Each of the FFELP Loans provides or will provide for the amortization of the outstanding principal balance of such financed Eligible Loan over a series of payments. Each payment consists of an installment of interest which is calculated on the basis of the outstanding principal balance of such financed Eligible Loan multiplied by the applicable interest rate and further multiplied by the period elapsed, as a fraction of a calendar year, since the preceding payment of interest was made. As payments are received in respect of such financed Eligible Loan, the amount received is applied first to outstanding late fees, if collected, then to interest accrued to the date of payment and the balance is applied to reduce the unpaid principal balance. Accordingly, if a borrower pays a regular installment before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. Conversely, if a borrower pays a monthly installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less. In either case, subject to any applicable grace periods, deferment periods or forbearance periods, the borrower pays an installment until the final scheduled payment date, at which time the amount of the final installment is increased or decreased as necessary to repay the then outstanding principal balance of such financed Eligible Loan.

Transfer Agreements

The trustee and EdLinc will enter into a transfer agreement with one or each transferor in connection with the issuance of the notes. Pursuant to the transfer agreement, the transferor will transfer to the trustee, on behalf of EdLinc, Eligible Loans upon payment of the purchase price, equal to the principal amount plus accrued interest and Special Allowance Payments, plus, to the extent permitted by the indenture, a premium, from proceeds of the notes deposited in the Acquisition Account. The transferors will also transfer all of their respective rights under the transferor student loan purchase agreements pursuant to which such Eligible Loans were acquired by the transferors. Similar transfers agreements may be entered into in connection with the acquisition of Eligible Loans from amounts deposited in the Acquisition Fund with respect to any pre-funding.

The transferors will make no representations or warranties as to the Eligible Loans so transferred—including Eligible Loans originated by the transferors—and will have no obligation to repurchase any such loans. If there is a problem with an Eligible Loan that is attributable to a breach of a representation or warranty of the lender under the related transferor student loan purchase agreement, the lender may be obligated to repurchase such Eligible Loan. See “Description of Financing of Eligible Loans—Student Loan Purchase Agreements.”

Student Loan Purchase Agreements

EdLinc may enter into student loan purchase agreements with lenders for the purchase of Eligible Loans to be financed with the proceeds of the notes. These student loan purchase agreements are referred to as EdLinc student loan purchase agreements in this prospectus. In addition, each transferor will enter into student loan purchase agreements with lenders for the purchase of Eligible Loans. These student loan purchase agreements are referred to as transferor student loan purchase agreements in this prospectus. All Eligible Loans transferred to the trustee, on behalf of EdLinc, pursuant to any transfer agreement will have been purchased by one of the transferors pursuant to a transferor student loan purchase agreement. Upon the transfer to the trustee, on behalf of EdLinc, by a transferor of Eligible Loans pursuant to a transfer agreement, such transferor will also transfer its rights under the related transferor student loan purchase agreements. EdLinc’s right, title and interest in the student loan purchase agreements will be pledged to the trustee.

EdLinc student loan purchase agreements will provide for the purchase by the trustee on behalf of EdLinc, of Eligible Loans at 100% of their outstanding unpaid principal amount, plus accrued interest thereon payable by the borrower. EdLinc student loan purchase agreements will require the lender to report and offset against its Interest Subsidy and Special Allowance Payments all authorized origination fees. Under some circumstances, the trustee will also pay to the lender reasonable transfer, origination or assignment fees and a premium to the extent permitted by the indenture. See “Description of the Indenture—Accounts—Acquisition Account.”

Each lender makes representations as to the validity, enforceability and transferability of each Eligible Loan and as to the legal authority of the lender to engage in the transactions contemplated by the respective student loan purchase agreement. In addition, each lender, with respect to each FFELP Loan purchased under a student loan purchase agreement, has represented or will represent that at the date of sale by the lender, each FFELP Loan was or will be Guaranteed.

The student loan purchase agreements provide that if any representation furnished by a lender with respect to an Eligible Loan sold to the transferors or the trustee proves to have been materially incorrect, or if the guarantee agency refuses to honor all or part of a guarantee claim filed with respect to thereto on account of any circumstance or event occurring prior to the sale of such FFELP Loan to the transferors or the trustee, or under some other circumstances specified in the student loan purchase agreement, the lender shall repurchase such loan at a price equal to the then outstanding principal balance, plus accrued interest and Special Allowance Payments, plus any expenses incurred by the transferors or the trustee in connection therewith and any other amounts paid to the lender by the transferors or the trustee in connection with the acquisition of such loan.

Servicing and Due Diligence

The servicer will service student loans acquired by the trustee under the indenture. EdLinc will covenant in the indenture to cause a servicer to administer and collect all financed Eligible Loans in a competent, diligent and orderly fashion, and in accordance with all requirements of the Higher Education Act, the Secretary of Education, the indenture, the federal reimbursement contracts, and the Guarantee Agreements.

The Higher Education Act requires that each transferor, the trustee, in its capacity as eligible lender, a lender and their agents, including the servicer, and employees exercise due diligence in the making, servicing and collection of financed FFELP Loans and that a guarantee agency exercise due diligence in collecting loans which it holds. The Higher Education Act defines due diligence as requiring the holder of a student loan to utilize servicing and collection practices at least as extensive and forceful as those generally practiced by financial institutions for the collection of consumer loans, and requires that specified collection actions be taken within specified time periods with respect to a delinquent loan or defaulted loan. The guarantee agencies have established procedures and standards for due diligence to be exercised by each guarantee agency and by lenders, including the trustee, which hold loans that are guaranteed by the respective guarantee agencies. The trustee, a lender or a guarantee agency may not relieve itself of its responsibility for meeting these standards by delegation to any servicing agent. Accordingly, if a lender or the servicer fails to meet such standards, the trustee’s ability to realize the benefits of guarantee payments, and, with respect to student loans eligible for such payments, Interest Subsidy Payments and Special Allowance Payments may be adversely affected. If a guarantee agency fails to meet such standards, that guarantee agency’s ability to realize the benefits of federal reinsurance payments may be adversely affected.

To the extent provided in the servicing agreement, the servicer may enter into sub-servicing agreements with one or more sub-servicers providing for the sub-servicers to perform some or all of the obligations of the servicer with respect to servicing the financed student loans. See “Description of the SLFC Servicing Agreement—Sub-Servicers.”

DESCRIPTION OF THE FFEL PROGRAM

General

The Higher Education Act sets forth provisions establishing the FFEL Program, pursuant to which state agencies or private nonprofit corporations administering student loan insurance programs are reimbursed for losses sustained in the operation of their programs, and holders of some loans made under such programs are paid subsidies for owning such loans.

The Higher Education Act currently authorizes some student loans to be covered under the FFEL Program if they are contracted for and paid to the student prior to September 30, 2005, unless a student has received a loan under the FFEL Program prior to such date, in which case that student may receive a student loan covered by the FFEL Program until September 30, 2008. Congress has extended similar authorization dates in prior versions of the Higher Education Act; however, there can be no assurance that the current authorization dates will again be extended or that the other provisions of the Higher Education Act will be continued in their present form.

Various amendments to the Higher Education Act have revised the FFEL Program from time to time. These amendments include, but are not limited to, the Higher Education Amendments of 1998, the Intermodal Surface Transportation Efficiency Act of 1998, the Balanced Budget Act of 1997, the Higher Education Technical Amendments Act of 1993, the Omnibus Budget Reconciliation Act of 1993, the Higher Education Amendments of 1992, which reauthorized the FFEL Program, the Omnibus Budget Reconciliation Act of 1990, the Omnibus Budget Reconciliation Act of 1989, the Omnibus Budget Reconciliation Act of 1987, the Higher Education Technical Amendments Act of 1987, the Higher Education Amendments of 1986, which reauthorized the FFEL Program, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Postsecondary Student Assistance Amendments of 1981 and the Education Amendments of 1980.

There can be no assurance that relevant federal laws, including the Higher Education Act, will not be changed in a manner that may adversely affect the receipt of funds by the guarantee agencies or by the trustee with respect to financed FFELP Loans.

This is only a summary of some provisions of the Higher Education Act. Reference is made to the text of the Higher Education Act for full and complete statements of its provisions.

Loan Terms

General

Four types of loans are currently available under the FFEL Program: Stafford Loans, Unsubsidized Stafford Loans, Plus Loans and Consolidation Loans. These loan types vary as to eligibility requirements, interest rates, repayment periods, loan limits and eligibility for Interest Subsidy and Special Allowance Payments. Some of these loan types have had other names in the past. References herein to the various loan types include, where appropriate, predecessors to such loan types.

The primary loan under the FFEL Program is the Stafford Loan. Students who are not eligible for Stafford Loans based on their economic circumstances may be able to obtain Unsubsidized Stafford Loans. Parents of students may be able to obtain Plus Loans. Consolidation Loans are available to borrowers with existing loans made under the FFEL Program and some other federal programs to consolidate repayment of such existing loans. For periods of enrollment beginning prior to July 1, 1994, SLS Loans were available to students with costs of education that were not met by other sources and that exceeded the Stafford or Unsubsidized Stafford Loan limits.

Eligibility

General. A student is eligible for loans made under the FFEL Program only if he or she:

(1) has been accepted for enrollment or is enrolled in good standing at an eligible institution of higher education, which term includes some vocational schools,

(2) is carrying or planning to carry at least one-half the normal full-time workload for the course of study the student is pursuing as determined by the institution, which, in the case of a loan to cover the cost of a period of enrollment beginning on or after July 1, 1987, must either lead to a recognized educational credential or be necessary for enrollment in a course of study that leads to such a credential,

(3) has agreed to notify promptly the holder of the loan concerning any change of address,

(4) if presently enrolled, is maintaining satisfactory progress in the course of study he or she is pursuing,

(5) does not owe a refund on, and is not, except as specifically permitted under the Higher Education Act, in default under, any loan or grant made under the Higher Education Act,

(6) has filed with the eligible institution a statement of educational purpose,

(7) meets citizenship requirements, and

(8) except in the case of a graduate or professional student, has received a preliminary determination of eligibility or ineligibility for a Pell Grant.

The educational institution generally determines and documents the amount of need for a loan and provides the lender with a statement containing information relating to the loan amount for which a borrower is eligible. The specific requirements of these determinations of need and statements to lenders vary based on the type of loan, for example, Stafford, Unsubsidized Stafford or Plus, and the requirements applicable at the time a loan was made. The amount of such need is generally based on the student’s estimated cost of attendance, the estimated financial assistance available to such student and, for Stafford Loans, the expected family contribution with respect to the student, all of which are computed in accordance with standards set forth in the Higher Education Act.

Stafford Loans. Stafford Loans generally are made only to student borrowers who meet financial needs tests.

Unsubsidized Stafford Loans. Unsubsidized Stafford Loans generally are made to student borrowers without regard to financial need. Unsubsidized Stafford Loans were not available before October 1, 1992.

Plus Loans. Plus Loans are made only to borrowers who are parents, and, under some circumstances, spouses of remarried parents, of dependent undergraduate students. For Plus Loans made on or after July 1, 1993, the parent borrower must not have an adverse credit history, as determined pursuant to criteria established by the Department of Education. Prior to the Higher Education Amendments of 1986, the Higher Education Act did not distinguish between Plus Loans and SLS Loans. Student borrowers were eligible for Plus Loans; however, parents of graduate and professional students were ineligible.

SLS Loans. Eligible borrowers for SLS Loans were limited to (a) graduate or professional students, (b) independent undergraduate students, and (c) under some circumstances, dependent undergraduate students, if such students’ parents were unable to obtain a Plus Loan and were also unable to provide such students’ expected family contribution. Except as described in clause (c), eligibility was determined without regard to need.

Consolidation Loans. To be eligible for a Consolidation Loan a borrower must (a) have outstanding indebtedness on student loans made under the FFEL Program or under any of the programs relating to the following student loans: Federal Direct Student Loans, federally insured student loans, Perkins loans, health professions student loans, nursing student loans or health education assistance loans, (b) be in repayment status or in a grace period, or be a defaulted borrower who has made arrangements to repay the defaulted loan(s) satisfactory to the holder of the defaulted loan(s), and (c) effective October 1, 1998, not be subject to a judgment secured through litigation with respect to some Higher Education Act loans or some wage garnishment orders. A married couple who agree to be jointly liable on a Consolidation Loan for which the application is received on or after January 1, 1993 may be treated as an individual for purposes of obtaining a Consolidation Loan. Various additional limitations on the amount and type of loans that could be consolidated applied to loans made prior to July 1, 1994.

Interest Rates

The Higher Education Act establishes maximum interest rates for each of the various types of loans. These rates vary not only among loan types, but also within loan types depending upon when the loan was made or when the borrower first obtained a loan under the FFEL Program. The Higher Education Act allows lesser rates of interest to be charged. Many lenders, including the transferors, have offered repayment incentives or other programs that involve reduced interest rates on some loans made under the FFEL Program.

Stafford Loans. For a Stafford Loan made prior to July 1, 1994, the applicable interest rate for a borrower who, on the date the promissory note was signed, did not have an outstanding balance on a previous loan which was made, insured or guaranteed under the FFEL Program (a ”New Borrower”):

(a) is 7% per annum for a loan covering a period of instruction beginning before January 1, 1981;

(b) is 9% per annum for a loan covering a period of instruction beginning on or after January 1, 1981, but before September 13, 1983;

(c) is 8% per annum for a loan covering a period of instruction beginning on or after September 13, 1983, but before July 1, 1988;

(d) for a loan made prior to October 1, 1992, covering a period of instruction beginning on or after July 1, 1988, is 8% per annum for the period from the disbursement of the loan to the date which is four years after the loan enters repayment, and thereafter shall be adjusted annually, and for any 12-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.25% per annum (but not to exceed 10% per annum); or

(e) for a loan made on or after October 1, 1992 shall be adjusted annually, and for any 12-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 9% per annum).

For a Stafford Loan made prior to July 1, 1994, the applicable interest rate for a borrower who, on the date the promissory note evidencing the loan was signed, had an outstanding balance on a previous loan made, insured or guaranteed under the FFEL Program (a ”Repeat Borrower”):

(f) for a loan made prior to July 23, 1992 is the applicable interest rate on the previous loan or, if such previous loan is not a Stafford Loan, 8% per annum; or

(g) for a loan made on or after July 23, 1992 shall be adjusted annually, and for any twelve-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum but not to exceed:

(1) 7% per annum in the case of a Stafford Loan made to a borrower who has a loan described in clause (a) above;

(2) 8% per annum in the case of (A) a Stafford Loan made to a borrower who has a loan described in clause (c) above, (B) a Stafford Loan which has not been in repayment for four years and which was made to a borrower who has a loan described in clause (d) above or (C) a Stafford Loan for which the first disbursement was made prior to December 20, 1993 to a borrower whose previous loans do not include a Stafford Loan or an Unsubsidized Stafford Loan;

(3) 9% per annum in the case of (A) a Stafford Loan made to a borrower who has a loan described in clauses (b) or (e) above or (B) a Stafford Loan for which the first disbursement was made on or after December 20, 1993 to a borrower whose previous loans do not include a Stafford Loan or an Unsubsidized Stafford Loan; and

(4) 10% per annum in the case of a Stafford Loan which has been in repayment for four years or more and which was made to a borrower who has a loan described in clause (d) above.

The interest rate on all Stafford Loans made on or after July 1, 1994 but prior to July 1, 1998, regardless of whether the borrower is a New Borrower or a Repeat Borrower, is the rate described in clause (g) above, except that such rate shall not exceed 8.25% per annum. For any Stafford Loan made on or after July 1, 1995, the interest rate is further reduced prior to the time the loan enters repayment and during any deferment periods. During such periods, the formula described in clause (g) above is applied, except that 2.5% is substituted for 3.1%, and the rate shall not exceed 8.25% per annum.

For Stafford Loans made on or after July 1, 1998 but before July 1, 2006, the applicable interest rate shall be adjusted annually, and for any twelve-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus (x) 1.7% per annum prior to the time the loan enters repayment and during any deferment periods, and (y) 2.3% per annum during repayment, but not to exceed 8.25% per annum.

For Stafford Loans made on or after July 1, 2006, the applicable interest rate will be 6.8% per annum.

Unsubsidized Stafford Loans. Unsubsidized Stafford Loans are subject to the same interest rate provisions as Stafford Loans.

Plus Loans. The applicable interest rate on a Plus Loan:

(a) made on or after January 1, 1981, but before October 1, 1981, is 9% per annum;

(b) made on or after October 1, 1981, but before November 1, 1982, is 14% per annum;

(c) made on or after November 1, 1982, but before July 1, 1987, is 12% per annum;

(d) made on or after July 1, 1987, but before October 1, 1992, shall be adjusted annually, and for any 12-month period beginning on July 1 of 2001 or any succeeding year, shall be determined on the preceding June 26 and shall be equal to the weekly average 1-year constant maturity U.S. Treasury yield as published by the Board of Governors of the Federal Reserve System, for the last calendar week ending on or before such June 26, plus 3.25% per annum (but not to exceed 12% per annum);

(e) made on or after October 1, 1992, but before July 1, 1994, shall be adjusted annually, and for any 12-month period beginning on July 1 of 2001 or any succeeding year, shall be determined on the preceding June 26 and shall be equal to the weekly average 1-year constant maturity U.S. Treasury yield as published by the Board of Governors of the Federal Reserve System, for the last calendar week ending on or before such June 26, plus 3.1% per annum (but not to exceed 10% per annum);

(f) made on or after July 1, 1994, but before July 1, 1998, is the same as that described in clause (e) above, except that such rate shall not exceed 9% per annum; or

(g) made on or after July 1, 1998, but before July 1, 2006, shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 9% per annum).

For Plus Loans made on or after July 1, 2006, the applicable interest rate will be 7.9% per annum.

If requested by the borrower, an eligible lender may consolidate SLS or Plus Loans of the same borrower held by the lender under a single repayment schedule. The repayment period for each included loan shall be based on the commencement of repayment of the most recent loan. The consolidated loan shall bear interest at a rate equal to the weighted average of the rates of the included loans. Such a consolidation shall not be treated as the making of a new loan. In addition, at the request of the borrower, a lender may refinance an existing fixed rate SLS or Plus Loan (including an SLS or Plus Loan held by a different lender who has refused so to refinance such loan) at a variable interest rate. In such a case, proceeds of the new loan are used to discharge the original loan.

SLS Loans. The applicable interest rates on SLS Loans made prior to October 1, 1992 are identical to the applicable interest rates on Plus Loans made at the same time. For SLS Loans made on or after October 1, 1992, the applicable interest rate is the same as the applicable interest rate on Plus Loans, except that the ceiling is 11% per annum instead of 10% per annum.

Consolidation Loans. A Consolidation Loan made prior to July 1, 1994 bears interest at a rate equal to the weighted average of the interest rates on the loans retired, rounded to the nearest whole percent, but not less than 9% per annum. Except as described in the next sentence, a Consolidation Loan made on or after July 1, 1994 bears interest at a rate equal to the weighted average of the interest rates on the loans retired, rounded upward to the nearest whole percent, but with no minimum rate. For a Consolidation Loan for which the application is received by an eligible lender (a) on or after November 13, 1997 but before October 1, 1998, the interest rate shall be adjusted annually, and for any twelve-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum, but not to exceed 8.25% per annum, or

(b) on or after October 1, 1998, the interest rate shall be an annual rate equal to the weighted average of the interest rates on the loans being consolidated, rounded upward to the nearest higher 1/8 of 1 percent, but not to exceed 8.25% per annum. Notwithstanding these general interest rates, the portion, if any, of a Consolidation Loan that repaid a loan made under the HEAL Program has a different variable interest rate. Such portion is adjusted on July 1 of each year, but is the sum of the average of the bond equivalent rates of 91-day U.S. Treasury bills auctioned for the quarter ending on the preceding June 30, plus 3.0%, without any cap on the interest rate. For a discussion of required payments that reduce the return on Consolidation Loans, see “Fees—Rebate Fee on Consolidation Loans” below.

Loan Limits

Each type of loan, other than Consolidation Loans, which are limited only by the amount of eligible loans to be consolidated, is subject to limits as to the maximum principal amount, both with respect to a given year and in the aggregate. All of the loans are limited to the difference between the cost of attendance and the other aid available to the student. Stafford Loans are also subject to limits based upon the needs analysis as described above under “Eligibility—Stafford Loans.” Additional limits are described below.

Stafford and Unsubsidized Stafford Loans. Except as described in the next paragraph, Stafford and Unsubsidized Stafford Loans are generally treated as one loan type for loan limit purposes. A student who has not successfully completed the first year of a program of undergraduate education may borrow up to $2,625 in an academic year. A student who has successfully completed such first year, but who has not successfully completed the second year may borrow up to $3,500 per academic year. An undergraduate student who has successfully completed the first and second year, but who has not successfully completed the remainder of a program of undergraduate education, may borrow up to $5,500 per academic year. For students enrolled in programs of less than an academic year in length, the limits are generally reduced in proportion to the amount by which such programs are less than one year in length. A graduate or professional student may borrow up to $8,500 in an academic year. The 1998 Reauthorization Amendments to the Higher Education Act establish special loan limits for some students taking courses that may lead to enrollment in undergraduate ($2,625 for Stafford and $4,000 for Unsubsidized Stafford) or in graduate or professional ($5,500 for Stafford and $5,000 for Unsubsidized Stafford) degree or certificate programs, or necessary for professional credential or certification from a state required for employment as an elementary or secondary school teacher ($5,500 for Stafford and $5,000 for Unsubsidized Stafford). The maximum aggregate amount of Stafford and Unsubsidized Stafford Loans (including that portion of a Consolidation Loan used to repay such loans) which an undergraduate student may have outstanding is $23,000. The maximum aggregate amount for a graduate and professional student, including loans for undergraduate education, is $65,500. The Secretary of Education is authorized to increase the limits applicable to graduate and professional students who are pursuing programs which the Secretary of Education determines to be exceptionally expensive.

Under the 1993 Amendments to the Higher Education Act, at the same time that SLS Loans were eliminated, the loan limits for Unsubsidized Stafford Loans to independent students, or dependent students whose parents cannot borrow a Plus Loan, were increased by amounts equal to the prior SLS Loan limits (as described below under “SLS Loans”). Prior to the enactment of the Higher Education Amendments of 1992, the annual and aggregate loan limits were generally lower.

Plus Loans. For Plus Loans made on or after July 1, 1993, the amounts of Plus Loans are limited only by the student’s unmet need. Prior to that time Plus Loans were subject to limits similar to those to which SLS Loans were then subject (see “SLS Loans” below), applied with respect to each student on behalf of whom the parent borrowed.

SLS Loans. A student who had not successfully completed the first and second year of a program of undergraduate education could borrow an SLS Loan in an amount of up to $4,000. A student who had successfully completed such first and second year, but who had not successfully completed the remainder of a program of undergraduate education could borrow up to $5,000 per year. Graduate and professional students could borrow up to $10,000 per year. SLS Loans were subject to an aggregate maximum of $23,000 and $73,000 for graduate and professional students. Prior to the 1992 changes, the annual and aggregate loan limits for SLS Loans were generally lower. The 1989 changes limited the amount of SLS Loans for students enrolled in programs of less than an academic year in length, similar to the limits described above under “Stafford Loans,” and such limits were continued by the 1992 Amendments.

Repayment

Except for loans to some new borrowers on or after October 7, 1998, loans made under the FFEL Program, other than Consolidation Loans, generally must provide for repayment of principal in periodic installments over a period of not less than five nor more than ten years. A Consolidation Loan must be repaid during a period agreed to by the borrower and lender, subject to maximum repayment periods which vary depending upon the principal amount of the borrower’s outstanding student loans, but no longer than 30 years. For Consolidation Loans for which the application was received prior to January 1, 1993, the repayment period could not exceed 25 years. The 1998 Reauthorization Amendments provide that, effective October 1, 1998, a lender must offer the borrower of a Stafford Loan or an Unsubsidized Stafford Loan, not more than six-months prior to the date on which the borrower’s first payment is due, the option of repaying the loan in accordance with a standard, graduated, income-sensitive, or extended repayment schedule established by the lender in accordance with regulations of the Secretary of Education. The borrower may choose from:

•	a standard repayment plan, with a fixed annual repayment amount paid over a fixed period of time, not to exceed 10 years;

•	a graduated repayment plan paid over a fixed period of time, not to exceed 10 years;

•	an income-sensitive repayment plan, with income-sensitive repayment amounts paid over a fixed period of time, not to exceed 10 years, except that the use of income-sensitive schedules may extend the 10-year maximum term for up to five years; and

•	for new borrowers on or after October 7, 1998 who accumulate (after such date) outstanding loans under the FFEL Program totaling more than $30,000, an extended repayment plan, with a fixed annual or graduated repayment amount paid over an extended period of time, not to exceed 25 years, except that the borrower shall repay a minimum annual amount as described in the next paragraph.

If a borrower does not select a repayment plan, the lender shall provide the borrower with a standard repayment plan. Once established, the borrower may annually change the selection of a repayment plan. New Plus Loan borrowers on or after October 7, 1998, who accumulate, after that date, outstanding loans under the FFEL Program totaling more that $30,000, also are entitled to the 25-year extended repayment plan described above.

The repayment period commences

•	not more than twelve months after the borrower ceases to pursue at least a half-time course of study with respect to Stafford Loans for which the applicable rate of interest is 7% per annum,

•	not more than six months after the borrower ceases to pursue at least a half-time course of study with respect to other Stafford Loans and Unsubsidized Stafford Loans (the six-month or twelve-month periods are the grace periods) and

•	on the date of final disbursement of the loan in the case of SLS, Plus and Consolidation Loans, except that the borrower of an SLS Loan who also has a Stafford or Unsubsidized Stafford Loan may defer repayment of the SLS Loan to coincide with the commencement of repayment of the Stafford or Unsubsidized Stafford Loan.

The six-month grace period excludes any period not in excess of three years during which a borrower who is a member of the Armed Forces reserves is called or ordered to active duty for a period of more than 30 days, which period of exclusion includes the period necessary to resume enrollment at the borrower’s next available regular enrollment period. During periods in which repayment of principal is required, payments of principal and interest must in general be made at a rate of not less than the greater of $600 per year, except that a borrower and lender may agree at any time before or during the repayment period that repayment may be at a lesser rate, or the interest that accrues during the year. A borrower may agree, with concurrence of the lender, to repay the loan in less than five years with the right subsequently to extend his minimum repayment period to five years. Borrowers are entitled to accelerate, without penalty, the repayment of all or any part of the loan.

In addition, since 1992, lenders of Consolidation Loans have been required to establish graduated or income-sensitive repayment schedules and lenders of Stafford and SLS Loans have been required to offer borrowers the option of repaying in accordance with graduated or income-sensitive repayment schedules. Use of income-sensitive repayment schedules may extend the ten-year maximum term for up to five years. In addition, if the repayment schedule on a loan that has been converted to a variable interest rate does not provide for adjustments to the amount of the monthly installment payments, the ten-year maximum term may be extended for up to three years.

No principal repayments need be made during periods of deferment prescribed by the Higher Education Act. For loans to a borrower who first obtained a loan which was disbursed before July 1, 1993, deferments are available as follows:

(1) during a period not exceeding three years while the borrower is a member of the Armed Forces, an officer in the Commissioned Corps of the Public Health Service or, with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, an active duty member of the National Oceanic and Atmospheric Administration Corps;

(2) during a period not in excess of three years while the borrower is a volunteer under the Peace Corps Act;

(3) during a period not in excess of three years while the borrower is a full-time volunteer under the Domestic Volunteer Act of 1973;

(4) during a period not exceeding three years while the borrower is in service, comparable to the service referred to in clauses (2) and (3), as a full-time volunteer for an organization which is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code;

(5) during a period not exceeding two years while the borrower is serving an internship, the successful completion of which is required to receive professional recognition required to begin professional practice or service, or a qualified internship or residency program;

(6) during a period not exceeding three years while the borrower is temporarily totally disabled, as established by sworn affidavit of a qualified physician, or while the borrower is unable to secure employment by reason of the care required by a dependent who is so disabled;

(7) during a period not to exceed twenty-four months while the borrower is seeking and unable to find full-time employment;

(8) during any period that the borrower is pursuing a full-time course of study at an eligible institution (or, with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, is pursuing at least a half-time course of study for which the borrower has obtained a loan under the FFEL Program), or is pursuing a course of study pursuant to a graduate fellowship program or a rehabilitation training program for disabled individuals approved by the Secretary of Education;

(9) during a period, not in excess of 6 months, while the borrower is on parental leave; and

(10) only with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987,

•	during a period not in excess of three years while the borrower is a full-time teacher in a public or nonprofit private elementary or secondary school in a “teacher shortage area” (as prescribed by the Secretary of Education), and

•	during a period not in excess of 12 months for mothers, with preschool age children, who are entering or re-entering the work force and who are compensated at a rate not exceeding $1 per hour in excess of the federal minimum wage.

For loans to a borrower who first obtains a loan on or after July 1, 1993, deferments are available as follows:

•	during any period that the borrower is pursuing at least a half-time course of study at an eligible institution or a course of study pursuant to a graduate fellowship program or rehabilitation training program approved by the Secretary of Education;

•	during a period not exceeding three years while the borrower is seeking and unable to find full-time employment; and

•	during a period not in excess of three years for any reason which the lender determines, in accordance with regulations under the Higher Education Act, has caused or will cause the borrower economic hardship. Economic hardships include working full time and earning an amount not in excess of the greater of the minimum wage or the poverty line for a family of two and serving as a volunteer in the Peace Corps. Additional categories of economic hardship are based on the relationship between a borrower’s educational debt burden and his or her income.

Prior to the 1992 changes, only the deferment periods described above in clauses (6) and (7), with respect to the parent borrower, and the deferment period described in clause (8), with respect to the parent borrower or a student on whose behalf the parent borrowed, were available to Plus Loan borrowers, and only the deferment periods described above in clauses (6), (7) and (8) were available to Consolidation Loan borrowers. Prior to the 1986 changes, Plus Loan borrowers were not entitled to deferment periods. Deferment periods extend the maximum repayment periods.

The Higher Education Act also provides for periods of forbearance during which the borrower, in case of temporary financial hardship, may defer any payments. A borrower is entitled to forbearance for a period not to exceed three years while the borrower’s debt burden under Title IV of the Higher Education Act, which includes the FFEL Program, equals or exceeds 20% of the borrower’s gross income, and also is entitled to forbearance while he or she is serving in a qualifying medical or dental internship or residency program or in a national service position under the National and Community Service Trust Act of 1993. In addition, mandatory administrative forbearances are provided when a borrower performs services qualifying that borrower for a teacher loan forgiveness; when exceptional circumstances such as a local or national emergency or military mobilization exist; or when the geographical area in which the borrower or endorser resides has been designated a disaster area by the President of the United States or Mexico, the Prime Minister of Canada, or by the governor of a state. The 1998 Reauthorization Amendments authorize forbearance for up to 60 days if the lender reasonably determines that such a suspension of collection activity is warranted following a borrower’s request for deferment, forbearance, a change in repayment plan, or a request to consolidate loans, in order to collect or process appropriate supporting documentation related to the request, during which period interest shall accrue but not be capitalized. In other circumstances, forbearance is at the lender’s option. Such forbearance also extends the maximum repayment periods.

As described under “Contracts with Guarantee Agencies—Federal Interest Subsidy Payments” below, the Secretary of Education makes interest payments on behalf of the borrower of some eligible loans while the borrower is in school and during grace and deferment periods. Interest that accrues during forbearance periods and, if the loan is not eligible for Interest Subsidy Payments, while the borrower is in school and during the grace and deferment periods, may be paid monthly or quarterly or capitalized, added to the principal balance, not more frequently than quarterly. Interest on Unsubsidized Stafford Loans disbursed on or after October 7, 1998, that accrues during such periods, however, may be capitalized only when the loan enters repayment, at the expiration of the grace period, if the loan qualifies for grace period, the deferment period or the forbearance period, or when the borrower defaults.

The Secretary of Education has promulgated regulations which apply the new capitalization rules that apply to Unsubsidized Stafford Loans disbursed on or after October 7, 1998, to Stafford Loans disbursed on or after July 1, 2000, as they relate to interest accruing during forbearance periods not covered by Interest Subsidy Payments. In addition, such regulations permit capitalization to occur on Unsubsidized Stafford Loans (and Stafford Loans with respect to Forbearance) disbursed on or after July 1, 2000, at the end of each covered period rather than at the end of a series of consecutive covered periods.

Disbursement

Loans made under the FFEL Program, except Consolidation Loans, generally must be disbursed in two or more installments, none of which may exceed 50% of the total principal amount of the loan.

Fees

Guarantee Fee. A guarantee agency is authorized to charge a premium, or guarantee fee, of up to 1% of the principal amount of the loan, which must be deducted proportionately from each installment payment of the proceeds of the loan to the borrower. Guarantee fees may not currently be charged to borrowers of Consolidation Loans. However, lenders may be charged an insurance fee to cover the costs of increased or extended liability with respect to Consolidation Loans.

Origination Fee. An eligible lender is authorized to charge the borrower of a Stafford, Unsubsidized Stafford or Plus Loan an origination fee in an amount not to exceed 3% of the principal amount of the loan. These fees must be deducted proportionately from each installment payment of the loan proceeds prior to payment to the borrower and are not retained by the lender, but must be passed on to the Secretary of Education. Effective October 1, 1998, eligible lenders that charge origination fees must assess the same fees to all student borrowers from the same State, unless a borrower demonstrates greater financial need based on income. The Balanced Budget and Deficit Control Act of 1985, as amended, known as the Gramm-Rudman Law, requires the President to issue a sequester order for any federal fiscal year in which the projected budget exceeds the target for that year. For all FFEL Program loans made during the period when a sequestration order is in effect, origination fees shall be increased by 0.50 percentage point.

Lender Loan Fee. The lender of any loan under the FFEL Program made on or after October 1, 1993 is required to pay to the Secretary of Education a fee equal to 0.5% of the principal amount of such loan.

The Secretary of Education is authorized to collect from the lender or a subsequent holder of the loan the maximum origination fee authorized to be charged by the lender, regardless of whether the lender actually charges the borrower, and the lender loan fee, either through reductions in Special Allowance Payments and Interest Subsidy Payments or directly from the lender or holder.

Rebate Fee on Consolidation Loans. The holder of any Consolidation Loan made on or after October 1, 1993 is required to pay to the Secretary of Education a monthly fee equal to .0875% (1.05% per annum) of the principal amount of, and accrued interest on, such Consolidation Loan; provided that, for Consolidation Loans based on applications received during the period from October 1, 1998 through January 31, 1999, the monthly fee shall equal .0517% (0.62% per annum).

Loan Guarantees

Under the FFEL Program, guarantee agencies are required to guarantee the payment of 98% of the principal amount of loans made on or after October 1, 1993 and not less than 100% of the principal amount of loans made prior to October 1, 1993 and covered by their respective guarantee programs. With respect to a lender or loan servicer that has received an exceptional performance designation, claims may be paid up to 100% during the designation period. For a description of the requirements for loans to be covered by such guarantees, see “Description of the Guarantee Agencies.” Under some circumstances, guarantees may be assumed by the Secretary of Education or another guarantee agency. See “Contracts with Guarantee Agencies” below.

Exceptional Performance Designation

If a loan servicer receives an Exceptional Performance designation from the Department of Education, guarantee claims submitted by a lender with respect to loans serviced by that loan servicer during the initial 12-month designation period will be eligible to receive 100% reimbursement. To maintain its designation, a loan servicer is required to submit to the Department of Education and to each guarantee agency with which the loan servicer does business quarterly compliance audits of the due diligence in collection activities and for converting FFEL Program loans to repayment, and timely filing requirements. A review of these audits may result in a revocation of this designation. Redesignation following the initial 12-month period is based on the loan servicer’s annual audit and an evaluation by the Department of Education. Guaranty agencies are required to continue 100% claims reimbursement until otherwise notified by the Department of Education. If the loan servicer (as an Exceptional Performance servicer) fails to service loans or otherwise comply with applicable program regulations, it may be a violation of the Federal False Claims Act, which provides for treble damage penalties against violators.

Contracts with Guarantee Agencies

Under the FFEL Program, the Secretary of Education is authorized to enter into guaranty and interest subsidy agreements with guarantee agencies. The FFEL Program provides for reimbursements to guarantee agencies for default claims paid by guarantee agencies, support payments to guarantee agencies for administrative and other expenses, advances for a guarantee agency’s reserve accounts, and Interest Subsidy Payments and Special Allowance Payments to the holders of qualifying student loans made pursuant to the FFEL Program.

The 1998 Reauthorization Amendments significantly modify requirements regarding guarantee agencies’ reserves and sources of revenues and authorized the Secretary of Education to enter into agreements with guarantee agencies which modify or waive many of the requirements of the FFEL Program covered under existing agreements and otherwise required by the Higher Education Act. See “Description of the Guarantee Agencies—1998 Reauthorization Amendments.”

The Secretary of Education has oversight powers over guarantee agencies. Guarantee agencies are required to maintain their Federal Funds, as defined below, at a current minimum reserve level of at least 0.25 percent of the total amount of all outstanding loans guaranteed by such agency, excluding some loans transferred to the guarantee agency from an insolvent guarantee agency pursuant to a plan of the Secretary of Education. If a guarantee agency falls below the required level in two consecutive years, its claims rate exceeds 5% in any year, or the Secretary of Education determines that the agency’s administrative or financial condition jeopardizes its ability to meet its obligations, the Secretary of Education can require the guarantee agency to submit and implement a plan by which it will correct such problem(s). If a guarantee agency fails to timely submit an acceptable plan or fails to improve its condition, or if the Secretary of Education determines that the guarantee agency is in danger of financial collapse, the Secretary of Education may terminate the guarantee agency’s reimbursement contract. The Secretary of Education also may terminate such reimbursement contracts if the Secretary of Education determines that such action is necessary to protect the federal fiscal interest or to ensure continued availability of student loans.

The Secretary of Education is authorized to assume the guarantee obligations of a guarantee agency. The Higher Education Act now provides that, if the Secretary of Education terminates a guarantee agency’s agreements under the FFEL Program, the Secretary of Education shall assume responsibility for all functions of the guarantee agency under its program. To that end, the Secretary of Education is authorized to, among other options, transfer the guarantees to another guarantee agency or assume the guarantees. It also provides that if the Secretary of Education has determined that a guarantee agency is unable to meet its guarantee obligations, holders of loans guaranteed by such guarantee agency may submit claims directly to the Secretary of Education for payment, unless the Secretary of Education has provided for the assumption of such guarantees by another guarantee agency.

Federal Reimbursement

A guarantee agency’s right to receive federal reimbursements for various guarantee claims paid by such guarantee agency is governed by the Higher Education Act and various contracts entered into between guarantee agencies and the Secretary of Education. See “Description of the Guarantee Agencies—Federal Agreements.” Under the Higher Education Act and the federal reimbursement contracts, as described under “Description of the Guarantee Agencies—Federal Agreements,” the Secretary of Education currently agrees to reimburse a guarantee agency for the amounts expended by the guarantee agency in the discharge of its guarantee obligation (i.e., the unpaid principal balance of and accrued interest on loans guaranteed by the guarantee agency, which loans are referred to as guaranteed loans) as a result of the default of the borrower. The Secretary of Education currently agrees to reimburse the guarantee agency for up to 100% of the amounts so expended with respect to loans made prior to October 1, 1993; 98% of the amount expended with respect to guaranteed loans made on or after October 1, 1993 but before October 1, 1998; and 95% of the amount expended with respect to guaranteed loans made on or after October 1, 1998. Depending on the claims rate experience of a guarantee agency, such 100%, 98% or 95% reimbursement may be reduced as discussed in the formula described below. The Secretary of Education also agrees to repay 100% of the unpaid principal plus applicable accrued interest expended by a guarantee agency in discharging its guarantee obligation as a result of the bankruptcy, death, or total and permanent disability of a borrower, or in the case of a Plus Loan, the death of the student on behalf of whom the loan was borrowed, or in some circumstances, as a result of school closures, or if a school fails to make a refund of loan proceeds which the school owed to a student’s lender, which reimbursements are not to be included in the calculations of the guarantee agency’s Claims Rate experience for the purpose of federal reimbursement under the federal reimbursement contracts.

The formula for computing the percentage of federal reimbursement under the federal reimbursement contracts is not accumulated over a period of years but is measured by the amount of federal reimbursement payments in any one federal fiscal year as a percentage of the original principal amount of loans under the FFEL Program guaranteed by the guarantee agency and in repayment at the end of the preceding fiscal year. Under the formula, federal reimbursement payments to a guarantee agency in any one fiscal year not exceeding 5% of the original principal amount of loans in repayment at the end of the preceding fiscal year are to be paid by the Secretary of Education at 100% for loans made before October 1, 1993; 98% for loans made on or after October 1, 1993 but before October 1, 1998; and 95% for loans made on or after October 1, 1998. Beginning at any time during any fiscal year that federal reimbursement payments exceed 5%, and until such time as they may exceed 9%, of the original principal amount of loans in repayment at the end of the preceding fiscal year, then reimbursement payments on claims submitted during that period are to be paid at 90% for loans made before October 1, 1993; 88% for loans made on or after October 1, 1993 but before October 1, 1998; and 85% for loans made on or after October 1, 1998. Beginning at any time during any fiscal year that federal reimbursement payments exceed 9% of the original principal amount of loans in repayment at the end of the preceding fiscal year, then such payments for the balance of that fiscal year will be paid at 80% for loans made before October 1, 1993; 78% for loans made on or after October 1, 1993 but before October 1, 1998; and 75% for loans made on or after October 1, 1998. The original principal amount of loans in repayment for purposes of computing reimbursement payments to a guarantee agency means the original principal amount of all loans guaranteed by such guarantee agency less: (1) guarantee payments on such loans, (2) the original principal amount of such loans that have been fully repaid, and (3) the original principal amount of such loans for which the first principal installment payment has not become due or such first installment need not be paid because of a deferment period.

Under present practice, after the Secretary of Education reimburses a guarantee agency for a default claim paid on a guaranteed loan, the guarantee agency continues to seek repayment from the borrower. The guarantee agency returns to the Secretary of Education payments that it receives from a borrower after deducting and retaining (1) a percentage amount equal to the complement of the reimbursement percentage in effect at the time the loan was reimbursed, and (2) an amount equal to 24%, or 23% beginning on October 1, 2003, and 18½% in the case of a payment from the proceeds of a Consolidation Loan, of such payments for some administrative costs. The Secretary of Education may, however, require the assignment to the Secretary of Education of defaulted guaranteed loans, in which event no further collections activity need be undertaken by the guarantee agency, and no amount of any recoveries shall be paid to the guarantee agency.

A guarantee agency may enter into an addendum to its interest subsidy agreement, which addendum provides for the guarantee agency to refer to the Secretary of Education some defaulted guaranteed loans. Such loans are then reported to the Internal Revenue Service to offset any tax refunds which may be due any defaulted borrower. To the extent that the guarantee agency has originally received less than 100% reimbursement from the Secretary of Education with respect to such a referred loan, the guarantee agency will not recover any amounts subsequently collected by the federal government which are attributable to that portion of the defaulted loan for which the guarantee agency has not been reimbursed.

Rehabilitation of Defaulted Loans

Under Section 428F of the Higher Education Act, the Secretary of Education is authorized to enter into an agreement with a guarantee agency pursuant to which the guarantee agency shall sell defaulted loans that are eligible for rehabilitation to an eligible lender. The guarantee agency shall repay the Secretary of Education an amount equal to 81.5% of the then current principal balance of such loan, multiplied by the reimbursement percentage in effect at the time the loan was reimbursed. The amount of such repayment shall be deducted from the amount of federal reimbursement payments for the fiscal year in which such repayment occurs, for purposes of determining the reimbursement rate for that fiscal year.

For a loan to be eligible for rehabilitation, the guarantee agency must have received consecutive payments for 12 months of amounts owed on such loan. Upon rehabilitation, a loan is eligible for all the benefits under the Higher Education Act for which it would have been eligible had no default occurred, except that a borrower’s loan may only be rehabilitated once.

Eligibility for Federal Reimbursement

To be eligible for federal reimbursement payments, guaranteed loans must be made by an eligible lender under the applicable guarantee agency’s guarantee program, which must meet requirements prescribed by the rules and regulations promulgated under the Higher Education Act, including the borrower eligibility, loan amount, disbursement, interest rate, repayment period and guarantee fee provisions described herein and the other requirements set forth in Section 428(b) of the Higher Education Act.

Under the Higher Education Act, a guaranteed loan, for which the first day of delinquency is on or after October 7, 1998, must be delinquent for 270 days if it is repayable in monthly installments or 330 days if it is payable in less frequent installments before a lender may obtain payment on a guarantee from the guarantee agency. These time periods were 180 days and 240 days, respectively, for loans for which the first day of delinquency was before October 7, 1998. The guarantee agency must pay the lender for the defaulted loan prior to submitting a claim to the Secretary of Education for reimbursement. The guarantee agency must submit a reimbursement claim to the Secretary of Education within 45 days after it has paid the lender’s default claim. As a prerequisite to entitlement to payment on the guarantee by the guarantee agency, and in turn payment of reimbursement by the Secretary of Education, the lender must have exercised reasonable care and diligence in making, servicing and collecting the guaranteed loan. Generally, these procedures require that completed loan applications be processed, a determination of whether an applicant is an eligible borrower attending an eligible institution under the Higher Education Act be made, the borrower’s responsibilities under the loan be explained to him or her, the promissory note evidencing the loan be executed by the borrower and that the loan proceeds be disbursed by the lender in a specified manner. After the loan is made, the lender must establish repayment terms with the borrower, properly administer deferments and forbearances and credit the borrower for payments made. If a borrower becomes delinquent in repaying a loan, a lender must perform collection procedures, primarily telephone calls, demand letters, skiptracing procedures and requesting assistance from the applicable guarantee agency, that vary depending upon the length of time a loan is delinquent.

Federal Interest Subsidy Payments

Interest Subsidy Payments are interest payments paid with respect to an eligible loan during the period prior to the time that the loan enters repayment and during grace and deferment periods. The Secretary of Education and the guarantee agencies entered into the interest subsidy agreements as described in “Description of the Guarantee Agencies—Federal Agreements,” where the Secretary of Education agrees to pay Interest Subsidy Payments to the holders of eligible guaranteed loans for the benefit of students meeting applicable requirements, subject to the holders’ compliance with all requirements of the Higher Education Act. Only Stafford Loans, and Consolidation Loans for which the application was received on or after January 1, 1993, are eligible for Interest Subsidy Payments. Consolidation Loans made after August 10,

1993 are eligible for Interest Subsidy Payments only if all loans consolidated are Stafford Loans, except that Consolidation Loans for which the application is received by an eligible lender on or after November 13, 1997, are eligible for Interest Subsidy Payments on that portion of the Consolidation Loan that repays Stafford Loans or similar subsidized loans made under the direct loan program. In addition, to be eligible for Interest Subsidy Payments, guaranteed loans must be made by an eligible lender under the applicable guarantee agency’s guarantee program, and must meet requirements prescribed by the rules and regulations promulgated under the Higher Education Act, including the borrower eligibility, loan amount, disbursement, interest rate, repayment period and guarantee fee provisions described herein and the other requirements set forth in Section 428(b) of the Higher Education Act.

The Secretary of Education makes Interest Subsidy Payments quarterly on behalf of the borrower to the holder of a guaranteed loan in a total amount equal to the interest which accrues on the unpaid principal amount prior to the commencement of the repayment period of the loan or during any deferment period. A borrower may elect to forego Interest Subsidy Payments, in which case the borrower is required to make interest payments.

Federal Advances

Pursuant to agreements entered into between the guarantee agencies and the Secretary of Education under Sections 422 and 422(c) of the Higher Education Act, the Secretary of Education was authorized to advance moneys from time to time to the guarantee agencies for the purpose of establishing and strengthening the guarantee agencies’ reserves. Section 422(c) currently authorizes the Secretary of Education to make advances to guarantee agencies in various circumstances, on terms and conditions satisfactory to the Secretary, including if the Secretary is seeking to terminate the guarantee agency’s reimbursement contract or assume the guarantee agency’s functions, to assist the guarantee agency in meeting its immediate cash needs or to ensure the uninterrupted payment of claims.

Federal Special Allowance Payments

The Higher Education Act provides for the payment by the Secretary of Education of additional subsidies, called Special Allowance Payments, to holders of qualifying student loans. The amount of the Special Allowance Payments, which are made on a quarterly basis, is computed by reference to (1) for student loans disbursed before January 1, 2000, the average of the bond equivalent rates of the 91-day Treasury bills auctioned during the preceding quarter (the “91-day T-Bill Rate”), or (2) for student loans disbursed on or after January 1, 2000, the average of the bond equivalent rates of the quotes of the 3-month commercial paper (financial) rates in effect for each of the days in the quarter, as reported by the Federal Reserve in Publication H-15 or its successor (the “Commercial Paper Rate”). The quarterly rate for Special Allowance Payments for student loans made on or after October 1, 1981 is computed by subtracting the applicable interest rate on such loans from the 91-day T-Bill Rate or the Commercial Paper Rate, as applicable, adding a percent specified by the Higher Education Act (the “Applicable SAP Percent”) to the resulting percent, and dividing the resulting percent by four. The Applicable SAP Percent varies based on the type of loan and when the loan was made, often determined by when the first disbursement was made. In general, the Applicable SAP Percent:

•	for loans made before November 16, 1986, is 3.5%;

•	for loans made on or after November 16, 1986, or loans to cover the costs of instruction for periods of enrollment beginning on or after November 16, 1986, but made before October 1, 1992, is 3.25%;

•	for loans made on or after October 1, 1992, is 3.1% (except as noted below);

•	for Stafford and Unsubsidized Stafford Loans made on or after July 1, 1995 but before July 1, 1998, is 2.5% prior to the time such loans enter repayment and during any deferment periods;

•	for Stafford and Unsubsidized Stafford Loans made on or after July 1, 1998 and before January 1, 2000, is 2.2% prior to the time such loans enter repayment and during any deferment periods, and 2.8% while such loans are in repayment;

•	for Stafford and Unsubsidized Stafford Loans made on or after January 1, 2000, is 1.74% prior to the time such loans enter repayment and during any deferment periods, and 2.34% while such loans are in repayment; or

•	for Plus Loans and Consolidation Loans made on or after January 1, 2000, is 2.64%.

For Plus and SLS Loans which bear interest at rates adjusted annually, Special Allowance Payments are made only in years during which the interest rate ceilings on such loans operate to reduce the rate that would otherwise apply based upon the applicable interest rate formula. See “Loan Terms—Interest Rates—Plus Loans” and “SLS Loans” above. Special Allowance Payments are paid with respect to Plus Loans made on or after July 1, 1994 but before July 1, 1998 only if the rate that would otherwise apply exceeds 10% per annum, notwithstanding that the interest rate ceiling on such loans is 9% per annum.

For Plus Loans made on or after July 1, 2006, Special Allowance Payments are made during 12-month periods beginning on July 1 and ending on June 30, only if the average of the bond equivalent rates of the quotes of the 3-month commercial paper (financial), as published by the Federal Reserve System in Publication H-15, or its successor, for the last calendar week ending on or before such July 1, plus 2.64%, exceeds 9.0%. The interest rate on such loans, however, is 7.9% per annum.

For Consolidation Loans for which the application is received (1) on or after October 1, 1998 but before January 1, 2000, Special Allowance Payments are only made for quarters during which the 91-day T-Bill Rate plus 3.1% exceeds the applicable interest rate on such loans, or (2) on or after January 1, 2000, Special Allowance Payments are only made for quarters during which the Commercial Paper Rate plus 2.64% exceeds the applicable interest rate on such loans. The portion, if any, of a Consolidation Loan that repaid a loan made under the HEAL Program is ineligible for Special Allowance Payments.

The Higher Education Act provides that if Special Allowance Payments or Interest Subsidy Payments have not been made within 30 days after the Secretary of Education receives an accurate, timely and complete request, the special allowance payable to such holder shall be increased by an amount equal to the daily interest accruing on the special allowance and Interest Subsidy Payments due the holder.

Special Allowance Payments and Interest Subsidy Payments are reduced by the amount which the lender is authorized to charge as an origination fee, as described above under “Loan Terms—Fees—Origination Fee,” whether or not the lender actually charges such fee. In addition, the amount of the lender loan fee described above under “Loan Terms—Fees—Lender Loan Fees” is collected by offset to Special Allowance Payments and Interest Subsidy Payments.

Federal Student Loan Insurance Fund

The Higher Education Act authorizes the establishment of a Student Loan Insurance Fund by the Federal government for making the federal insurance and the federal reimbursement payments on defaulted student loans to guarantee agencies. If moneys in the fund are insufficient to make the federal payments on defaults of such loans, the Secretary of Education is authorized, to the extent provided in advance by appropriation acts, to issue to the Secretary of the Treasury obligations containing terms and conditions prescribed by the Secretary of Education and approved by the Secretary of the Treasury, bearing interest at a rate determined by the Secretary of the Treasury. The Secretary of the Treasury is authorized and directed by the Higher Education Act to purchase such obligations.

Direct Loans

The 1993 Amendments authorized a program of direct loans (the “Federal Direct Student Loan Program”) to be originated by schools with funds provided by the Secretary of Education. Under the Federal Direct Student Loan Program, the Secretary of Education is directed to enter into agreements with schools, or origination agents in lieu of schools, to disburse loans with funds provided by the Secretary. Participation in the program by schools is voluntary. The 1993 amendments established volume goals for the Federal Direct Student Loan Program during academic years 1994 through 1999. The 1998 Reauthorization Amendments repealed these goals.

The loan terms are generally the same under the Federal Direct Student Loan Program as under the FFEL Program. At the discretion of the Secretary of Education, students attending schools that participate in the Federal Direct Student Loan Program, and their parents, may still be eligible for participation in the FFEL Program, though no borrower could obtain loans under both programs for the same period of enrollment.

It is difficult to predict the impact of the Federal Direct Student Loan Program. There is no way to accurately predict the number of schools that will participate in future years, or, if the Secretary authorizes students attending participating schools to continue to be eligible for FFEL Program loans, how many students will seek loans under the Federal Direct Student Loan Program instead of the FFEL Program. In addition, it is impossible to predict whether future legislation will eliminate, limit or expand the Federal Direct Student Loan Program or the FFEL Program.

DESCRIPTION OF THE GUARANTEE AGENCIES

General

The financed Eligible Loans for a series of notes may be guaranteed by any one or more guarantee agencies identified in the related prospectus supplement. Except as may be specifically set forth in a prospectus supplement, payment of principal of and interest on the notes is not guaranteed. The guarantee of a financed Eligible Loan is not a guarantee of payment of principal of or interest on any of the notes. The following discussion relates to guarantee agencies under the FFEL Program.

A guarantee agency guarantees loans made to students or parents of students by lending institutions such as banks, credit unions, savings and loan associations, some schools, pension funds and insurance companies. A guarantee agency generally purchases defaulted student loans which it has guaranteed from its cash and reserves constituting its guarantee fund. A lender may submit a default claim to the guarantee agency after the student loan has been delinquent for at least 270 days. The default claim package must include all information and documentation required under the FFEL Program regulations and the guarantee agency’s policies and procedures. Under the guarantee agencies’ current procedures, assuming that the default claim package complies with the guarantee agency’s loan procedures manual or regulations, the guarantee agency pays the lender for a default claim within 90 days of the lender’s filing the claim with the guarantee agency, which generally is expected to be 390 days following the date a loan becomes delinquent. The guarantee agency will pay the lender interest accrued on the loan for up to 450 days after delinquency. The guarantee agency must file a reimbursement claim with the Department of Education within 45 days after the guarantee agency has paid the lender for the default claim.

In general, prior to 1998 a guarantee agency’s guarantee fund had been funded principally by administrative cost allowances paid by the Secretary of Education, guarantee fees paid by lenders, the cost of which may be passed on to borrowers, investment income on moneys in the guarantee fund, and a portion of the moneys collected from borrowers on guaranteed loans that have been reimbursed by the Secretary of Education to cover the guarantee agency’s administrative expenses.

The Secretary of Education was required to demand payment on September 1, 2002 of a total of one billion dollars from all the guarantee agencies participating in the FFEL Program. The amounts demanded of each guarantee agency were to be determined in accordance with formulas included in the Higher Education Act. Each guarantee agency was required to deposit funds in a restricted account in installments, beginning in the federal fiscal year ending September 30, 1998, to provide for such payment. The 1998 Reauthorization Amendments includes significant changes affecting the financial structure of guarantee agencies in the FFEL Program and their sources of revenue. These changes affected the guarantee agencies and their guarantee funds. See “1998 Reauthorization Amendments” below.

Additionally, the adequacy of a guarantee agency’s guarantee fund to meet its guarantee obligations with respect to existing student loans depends, in significant part, on its ability to collect revenues generated by new loan guarantees. The Federal Direct Student Loan Program may adversely affect the volume of new loan guarantees. Future legislation may make additional changes to the Higher Education Act that would significantly affect the revenues received by guarantee agencies and the structure of the guarantee agency program. There can be no assurance that relevant federal laws, including the Higher Education Act, will not be further changed in a manner that may adversely affect the ability of a guarantee agency to meet its guarantee obligations. For a more complete description of provisions of the Higher Education Act that relate to payments described in this paragraph or affect the funding of a guarantee fund, see “Description of the FFEL Program.”

Information relating to the particular guarantee agencies guaranteeing the financed Eligible Loans will be set forth in the prospectus supplement. Such information will be provided by the respective guarantee agencies, and neither such information nor information included in the reports referred to therein has been verified by, or is guaranteed as to accuracy or completeness by, EdLinc, the transferors or the underwriters. No representation is made by EdLinc, the transferors or the underwriters as to the accuracy or adequacy of such information or the absence of material adverse changes in such information subsequent to the dates thereof.

Department of Education Oversight

The Higher Education Act gives the Secretary of Education various oversight powers over guarantee agencies. These include requiring a guarantee agency to maintain its guarantee fund at a required level and taking various actions relating to a guarantee agency if its administrative and financial condition jeopardizes its ability to meet its obligations. These actions include, among others, providing advances to the guarantee agency, terminating the guarantee agency’s federal reimbursement contracts, assuming responsibility for all functions of the guarantee agency, and transferring the guarantee agency’s guarantees to another guarantee agency or assuming such guarantees. The Higher Education Act provides that a guarantee agency’s guarantee fund, except to the extent applicable to the “Operating Fund” described below under “1998 Reauthorization Amendments,” shall be considered to be the property of the United States to be used in the operation of the FFEL Program or the Federal Direct Student Loan Program, and, under some circumstances, the Secretary of Education may demand payment of amounts in the guarantee fund.

Pursuant to Section 432(o) of the Higher Education Act, if the Department of Education has determined that a guarantee agency is unable to meet its insurance obligations, the holders of loans guaranteed by such guarantee agency may submit claims directly to the Department of Education and the Department of Education is required to pay the full guarantee payment due in accordance with guarantee claim processing standards no more stringent than those applied by the guarantee agency. The Department of Education’s obligation to pay guarantee claims directly in this fashion, however, is contingent upon the Department of Education making the determination referred to above. There can be no assurance that the Department of Education would ever make such a determination with respect to a guarantee agency or, if such a determination were made, that such determination or the ultimate payment of such guarantee claims would be made in a timely manner. See “Description of the FFEL Program.”

There are no assurances as to the Secretary of Education’s actions if a guarantee agency encounters administrative or financial difficulties or that the Secretary of Education will not demand that a guarantee agency transfer additional portions or all of its guarantee fund to the Secretary of Education.

Federal Agreements

Each guarantee agency and the Secretary of Education have entered into federal reimbursement contracts pursuant to Section 428(c) of the Higher Education Act, which include, for older guarantee agencies, a supplemental contract pursuant to former Section 428A of the Higher Education Act, which provide for the guarantee agency to receive reimbursement of a portion of insurance payments that the guarantee agency makes to eligible lenders with respect to loans guaranteed by the guarantee agency prior to the termination of the federal reimbursement contracts or the expiration of the authority of the Higher Education Act. The portion of reimbursement received by the Board of Regents ranges from 80% to 100% for loans made prior to October 1, 1993; 78% to 98% for loans made on or after October 1, 1993 but before October 1, 1998; and 75% to 95% for loans made on or after October 1, 1998. See “Effect of Annual Claims Rate” below. The federal reimbursement contracts provide for termination under some circumstances and also provide for actions short of termination by the Secretary of Education to protect the federal interest. See “Description of the FFEL Program—Contracts with Guarantee Agencies—Federal Reimbursement.”

In addition to guarantee benefits, qualified Stafford Loans, and some Consolidation Loans, acquired under the FFEL Program benefit from federal subsidies. Each guarantee agency and the Secretary of Education have entered into an interest subsidy agreement under Section 428(b) of the Higher Education Act, which entitles the holders of eligible loans guaranteed by the guarantee agency to receive Interest Subsidy Payments from the Secretary of Education on behalf of some students while the student is in school, during a six to twelve month grace period after the student leaves school, and during some deferment periods, subject to the holders’ compliance with all requirements of the Higher Education Act. See “Description of the FFEL Program—Contracts with Guarantee Agencies—Federal Interest Subsidy Payments” for a more detailed description of the Interest Subsidy Payments.

United States Courts of Appeals have held that the federal government, through subsequent legislation, has the right unilaterally to amend the contracts between the Secretary of Education and the guarantee agencies described herein. Amendments to the Higher Education Act since 1986

•	abrogated rights of guarantee agencies under contracts with the Secretary of Education relating to the repayment of advances from the Secretary of Education,

•	authorized the Secretary of Education to withhold reimbursement payments otherwise due to some guarantee agencies until specified amounts of such guarantee agencies’ reserves had been eliminated,

•	added new reserve level requirements for guarantee agencies and authorized the Secretary of Education to terminate the federal reimbursement contracts under circumstances that did not previously warrant such termination, and

•	expanded the Secretary of Education’s authority to terminate such contracts and to seize guarantee agencies’ reserves.

There can be no assurance that future legislation will not further adversely affect the rights of the guarantee agencies, or holders of loans guaranteed by a guarantee agency under such contracts.

Effect of Annual Claims Rate

A guarantee agency’s ability to meet its obligation to pay default claims on financed Eligible Loans will depend on the adequacy of its guarantee fund, which will be affected by the default experience of all lenders under the guarantee agency’s guarantee program. A high default experience among lenders participating in a guarantee agency’s guarantee program may cause the guarantee agency’s Claims Rate, as defined below, for its guarantee program to exceed the 5% and 9% levels described below, and result in the Secretary of Education reimbursing the guarantee agency at lower percentages of default claims payments made by the guarantee agency.

In general, guarantee agencies are currently entitled to receive reimbursement payments under the federal reimbursement contracts in amounts that vary depending on the Claims Rate experience of the guarantee agency. The Claims Rate is computed by dividing total default claims since the previous September 30 by the total original principal amount of the guarantee agency’s guaranteed loans in repayment on such September 30. On October 1 of each year the Claims Rate begins at zero, regardless of the experience in preceding years. For loans made prior to October 1, 1993, if the Claims Rate remains equal to or below 5% within a given federal fiscal year, for example October 1 through September 30, the Secretary of Education is currently obligated to provide 100% reimbursement; if and when the Claims Rate exceeds 5% and until such time, if any, as it exceeds 9% during the fiscal year, the reimbursement rate is at 90%; if and when the Claims Rate exceeds 9% during the fiscal year, the reimbursement rate for the remainder of the fiscal year is at 80%. For loans made prior to October 1, 1993, each guarantee agency is currently entitled to at least 80% reimbursement from the Secretary of Education on default claims that it purchases, regardless of its Claims Rate. The reimbursement percentages for loans made on or after October 1, 1993, but before October 1, 1998, are reduced from 100%, 90% and 80% to 98%, 88% and 78%, respectively. The reimbursement percentages for loans made on or after October 1, 1998 are further reduced to 95%, 85% and 75%, respectively. See “Description of the FFEL Program—Contracts with Guarantee Agencies—Federal Reimbursement.”

1998 Reauthorization Amendments

General

The 1998 Reauthorization Amendments, enacted October 7, 1998, made various changes to the Higher Education Act affecting guarantee agencies in the FFEL Program, including the following:

•	each guarantee agency had to establish a federal student loan reserve account (the “Federal Fund”) and an agency operating fund (the “Operating Fund”) prior to December 7, 1998, each of which must be funded, invested and used as prescribed by the 1998 Reauthorization Amendments;

•	each guarantee agency’s sources of revenue have been modified;

•	additional reserves of guarantee agencies have been recalled; and

•	the Secretary of Education and a guarantee agency may enter into voluntary flexible agreements in lieu of existing agreements.

The following briefly summarizes these changes.

The Federal Fund and the Operating Fund

Each guarantee agency was required to deposit prior to December 7, 1998, all funds, securities and other liquid assets contained in its reserve fund into the Federal Fund that it established, which shall be an account selected by the guarantee agency with the approval of the Secretary of Education. The Federal Fund, and any nonliquid asset, such as a building or equipment, developed or purchased by the guarantee agency in whole or in part with federal reserve funds of the guarantee agency, shall be considered to be property of the United States, prorated based on the percentage of such asset developed or purchased with federal reserve funds, which must be used in the operation of the FFEL Program to pay lender guarantee claims, to pay Default Aversion Fees, as defined below, into the guarantee agency’s Operating Fund, and to the extent permitted, to make transition payments into the Operating Fund and for other uses permitted by the Secretary of Education’s regulations. The Secretary of Education may direct a guarantee agency, or its officers and directors, to cease any activity involving expenditures, use or transfer of the Federal Fund that the Secretary of Education determines is a misapplication, misuse or improper expenditure of the Federal Fund or the Secretary of Education’s share of such asset. A guarantee agency is required to maintain in the Federal Fund a current minimum reserve level of at least 0.25 percent of the total amount of all outstanding loans guaranteed by such Agency, excluding some loans transferred to the guarantee agency from an insolvent guarantee agency pursuant to a plan of the Secretary of Education.

After the Federal Fund is established, the guarantee agency is required to deposit into the Federal Fund all reinsurance payments received from the Secretary of Education; from amounts collected from defaulted borrowers, a percentage amount equal to the complement of the reinsurance percentage in effect when the guarantee payment was made; all insurance premiums collected from borrowers; all amounts received from the Secretary of Education as payment for supplemental preclaims assistance activity performed prior to October 7, 1998; 70 percent of administrative cost allowances received from the Secretary of Education after October 7, 1998 for loans guaranteed prior to that date; and other receipts specified in regulations of the Secretary of Education. Funds transferred to the Federal Fund are required to be invested in low-risk securities and all earnings from the Federal Fund shall be the sole property of the United States.

Each guarantee agency also was required to establish its Operating Fund prior to December 7, 1998. The 1998 Reauthorization Amendments include various transition rules allowing a guarantee agency to transfer transition amounts from its Federal Fund to its Operating Fund from time to time during the first three years following the establishment of the Operating Fund for use in the performance of the guarantee agency’s duties under the FFEL Program. In determining the amounts that it may transfer, the guarantee agency must ensure that sufficient funds remain in the Federal Fund to pay lender claims within the required time periods and to meet reserve recall requirements. In general, the transition rules require repayment to the Federal Fund of transition amounts transferred therefrom to the Operating Fund.

The Operating Fund shall be considered to be the property of the guarantee agency, except for transition amounts transferred from the Federal Fund. The Secretary of Education may not regulate the uses or expenditure of moneys in the Operating Fund, but may require necessary reports and audits, except during any period in which transition funds are owed to the Federal Fund. During such period, moreover, moneys in the Operating Fund may only be used for expenses related to the FFEL Program.

Funds deposited into the Operating Fund shall be invested at the discretion of the guarantee agency in accordance with prudent investor standards, except that transition amounts transferred to the Operating Fund from the Federal Fund must be invested in the same manner as amounts in the Federal Fund. The guarantee agency shall deposit into the Operating Fund: Loan Processing and Issuance Fees and Account Maintenance Fees, as those terms are defined below, paid by the Secretary of Education; Default Aversion Fees; 30 percent of administrative cost allowances received from the Secretary of Education after October 7, 1998 for loans guaranteed prior to that date; 23 percent, decreased from 24 percent prior to October 1, 2003, of amounts collected on defaulted loans, excluding such collected amounts required to be transferred to the Federal Fund; and other receipts specified in regulations of the Secretary of Education.

In general, funds in the Operating Fund shall be used by the guarantee agency for application processing, loan disbursement, enrollment and repayment status management, default aversion activities, default collection activities, school and lender training, financial aid awareness and related outreach activities, compliance monitoring, and other student financial aid related activities, as selected by the guarantee agency. The guarantee agency may transfer funds from the Operating Fund to the Federal Fund, however, such transfers are irrevocable and transferred funds would become the property of the United States.

Modifications in Sources of Revenue

The 1998 Reauthorization Amendments made the following modifications with respect to principal sources of guarantee agency revenues:

•	reduced reinsurance payment percentages for loans made on and after October 1, 1998 as described above under “Effect of Annual Claims Rate;”

•	the percentage of the amount of collections on defaulted loans that may be retained by the guarantee agency is reduced from 27 percent to 24 percent, with a further reduction to 23 percent on and after October 1, 2003;

•	establishes a loan processing and issuance fee (the “Loan Processing and Issuance Fee”), payable by the Secretary of Education on a quarterly basis, equal to: (1) for loans originated during fiscal years beginning on or after October 1, 1998 and before October 1, 2003, 0.65 percent of the total principal amount of loans on which insurance was issued under the FFEL Program during such fiscal year by the guarantee agency, and (2) for loans originated during fiscal years beginning on or after October 1, 2003, 0.40 percent of the total principal amount of loans on which insurance was issued under the FFEL Program during such fiscal year by the guarantee agency;

•	eliminates the discretionary administrative cost allowances or expenses which had been paid at 0.85 percent of such amount;

•	establishes a default aversion fee (the “Default Aversion Fee”) relating to default aversion activities required to be undertaken by the guarantee agency, payable on a monthly basis from the Federal Fund to the Operating Fund, in an amount equal to 1 percent of the total unpaid principal and accrued interest on a loan for which a default claim has not been paid as a result of the loan being brought into current repayment status on or before the 300th day after the loan becomes 60 days delinquent; and

•	establishes an account maintenance fee (the “Account Maintenance Fee”), payable by the Secretary of Education on a quarterly basis (unless nationwide caps are met, in which case the fee shall be transferred from the Federal Fund to the Operating Fund), equal to (1) for fiscal years 1999 and 2000, 0.12 percent of the original principal amount of outstanding loans on which insurance was issued under the FFEL Program, and (2) for fiscal years 2001, 2002 and 2003, 0.10 percent of the original principal amount of outstanding loans on which insurance was issued under the FFEL Program.

Additional Recalls of Reserves

The 1998 Reauthorization Amendments direct the Secretary of Education to demand payment from all the guarantee agencies participating in the FFEL Program of amounts held in their Federal Funds in fiscal years 2002 aggregating $85 million; 2006 aggregating $82.5 million; and 2007 aggregating $82.5 million. The amounts demanded of each guarantee agency are determined in accordance with formulas included in Section 422(i) of the Higher Education Act. If a guarantee agency charges the maximum permitted 1 percent insurance premium, however, the recall may not result in the depletion of such guarantee agency’s reserve funds below an amount equal to the amount of lender claim payments paid during the 90 days prior to the date of return.

Voluntary Flexible Agreements

The 1998 Reauthorization Amendments authorize the Secretary of Education to enter into agreements with guarantee agencies which modify or waive many of the requirements of the FFEL Program covered under existing agreements and otherwise required by the Higher Education Act, including the sources and uses of revenues and funds of guarantee agencies. The Secretary of Education is authorized to enter into these “voluntary flexible agreements” with any guaranty agency or consortium thereof. The Secretary of Education has entered into voluntary flexible agreements with five guarantee agencies: American Student Assistance, California Student Aid Commission, Great Lakes Higher Education Guaranty Corporation, Colorado Student Loan Program and Texas Guaranteed Student Loan Corporation. Other guarantee agencies have submitted proposals and conducted negotiations with the Department of Education relating to the terms of these agreements and may enter into voluntary flexible agreements in the future. One or more of these guarantee agencies may guarantee FFELP loans held under the indenture.

DESCRIPTION OF THE NOTES

General

Notes may be issued from time to time pursuant to separate indentures of trust, each of which will be entered into between EdLinc and the trustee. Terms used in this prospectus such as indenture and Trust Estate, apply, unless the context otherwise indicates, to the indenture and Trust Estate applicable to the related series of notes. Thus, the indenture of trust for a given series of notes, in each case as supplemented and amended, is referred to in this prospectus as the indenture. Any references in this prospectus to notes generally, unless otherwise specified, are to the notes issued under an indenture in connection with the prospectus supplement accompanying this prospectus. Any references in this prospectus to notes of a particular class, unless otherwise specified, are to all notes of that class.

The notes of each series may be issued in one or more classes and sub-series as and on the terms specified in the related prospectus supplement. Notes of each series will be part of a separate issue, secured by and payable from the pool of assets comprising the Trust Estate under the related indenture, subject to certain priorities and exceptions as described in this prospectus. Thus, noteholders of a given series will have interests only in the Trust Estate created under the related indenture and will have no interest in the Trust Estate created for any other series of notes, but all notes of the same series and of a given class and sub-series will have the same right to be paid from the assets securing the notes as all other noteholders of the same class and sub-series.

The following summary describes the material terms of the notes. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the notes, the indenture and the applicable supplemental indenture, which provisions are incorporated by reference herein.

General Terms of Notes

The notes will be created by and issued pursuant to an indenture, which may designate one or more sub-series thereof as classes of Senior Notes and one or more sub-series thereof as classes of Subordinate Notes.

The stated maturities of the notes will be specified in the indenture.

Except as may be otherwise provided in the indenture, in any case where the principal of or interest on the notes is due on a day other than a business day, then payment thereof may be made on the next succeeding business day with the same force and effect as if made on the date due and no interest will accrue for the intervening period.

In the event a default occurs in the payment of any interest on any note, interest will be payable thereon to the extent permitted by law on the overdue installment of interest, at the interest rate borne by the note in respect of which such interest is overdue.

The notes, including the principal and interest thereon, are limited obligations of EdLinc, payable solely from the revenues and assets of EdLinc pledged for that purpose under the indenture.

Issuance of Notes

Notes will be issued under the indenture only for the purposes of (a) providing funds for the purchase or origination of Eligible Loans, (b) funding the Reserve Account, (c) paying interest due on the notes, and (d) other corporate purposes of EdLinc.

It is expected that each sub-series of the notes of a series will initially be represented by one or more notes registered in the name of the nominee of DTC acting as a securities depository. Notes generally will be available for purchase in book-entry form. EdLinc has been informed by DTC that DTC’s nominee will be Cede & Co. Accordingly, Cede & Co. is expected to be the holder of record of the notes. Unless and until definitive notes are issued under the limited circumstances described herein or in the accompanying prospectus supplement, no noteholder will be entitled to receive a physical certificate representing his note. All references herein to actions by noteholders refer to actions taken by DTC upon instructions from its participating organizations (the “participants”) and all references herein to distributions, notices, reports and statements to noteholders refer to distributions, notices, reports and statements to DTC or Cede & Co., as the registered holder of the notes, for distribution to noteholders in accordance with DTC’s procedures with respect thereto. See “Book-Entry Registration” and “Definitive Notes” below.

Comparative Security of Noteholders

The Senior Notes have payment and other priorities over the Subordinate Notes. See “Source of Payment and Security for the Notes—Priorities.” The Senior Notes and the Subordinate Notes are each payable from the Collection Account.

Interest

Interest will accrue on the principal balance of each sub-series of notes of a series at a specified rate per annum, as set forth in the related prospectus supplement. Interest is expected to accrue initially from and including the closing date on which the related series was issued, or some other specified date, through and including the date set forth in the related prospectus supplement. Thereafter, except as otherwise set forth in the related prospectus supplement, interest will accrue for interest periods, which, with respect to the notes of each series, is the period of time in which interest may accrue, generally consisting of a one-month or three-month period beginning and ending on the dates set forth in the related prospectus supplement. Interest on the notes of each series will be payable on the Quarterly Payment Dates or other interest payment dates described in the applicable prospectus supplement.

Payment of Interest. Payments of interest will be made on each Quarterly Payment Date or other date, as specified in the accompanying prospectus supplement. Interest payments on the notes will be made from amounts available therefor in the Collection Account, including amounts transferred from other accounts under the indenture.

Principal

All payments of principal of notes of a series will be made in amounts determined as set forth in the related prospectus supplement and will be paid at the times and will be allocated among the sub-series of notes of such series in the order and amounts, all as specified in the related prospectus supplement.

Book-Entry, Settlement and Clearance

The notes will initially be represented by one or more global notes in registered form without interest coupons attached. On the closing date, such global notes will be registered in the name of and deposited with the Depository Trust Company (“DTC”) or its nominee. DTC will credit, on its internal systems, the respective principal amounts of beneficial ownership to the accounts of participants in DTC, including, if so indicated in the accompanying prospectus supplement, the accounts of Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), or their respective DTC depositaries, on behalf of their respective participants, if applicable.

The description which follows of the procedures and record keeping with respect to beneficial ownership interests in a series of notes, payment of principal of and interest on the notes to DTC participants, Clearstream participants and Euroclear participants or to purchasers of the notes, confirmation and transfer of beneficial ownership interests in the notes, and other securities-related transactions by and between DTC, Clearstream, Euroclear, DTC participants, Clearstream participants, Euroclear participants and beneficial owners, is based solely on information furnished by DTC, Clearstream and Euroclear and has not been independently verified by EdLinc or the underwriters.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants and facilitates the clearance and settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its DTC participants are on file with the SEC.

If specified by the accompanying prospectus supplement, beneficial ownership interests in the notes may be held through DTC, in the United States, and Euroclear and Clearstream, in Europe. Ownership of beneficial ownership interests in the notes will be limited to participants in DTC, and, if applicable, in Euroclear and Clearstream, and to persons who hold interests through such participants. In this section, we refer to each person who holds a beneficial ownership interest in the notes as “beneficial owners”.

Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

Cross-market transfers between persons holding beneficial ownership interests directly or indirectly through DTC, on the one hand, and Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC rules, through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive a beneficial ownership interest in notes held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving beneficial ownership interests in the note in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear and Clearstream.

Because of time-zone differences, the securities account of a Euroclear or Clearstream participant that purchases a note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of a beneficial ownership interest in a note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

Purchases of notes under the DTC system must be made by or through DTC participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the DTC participants’ and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes through DTC are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in notes, except when use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by DTC participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to DTC participants, by DTC participants to indirect participants, and by DTC participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners holding their interests through DTC may desire to make arrangements with a DTC participant or an indirect participant so that all notices of redemption of their notes or other communications to DTC which affect these beneficial owners, and notification of all interest payments, will be forwarded in writing by the DTC participant or indirect participant. Any failure of DTC to advise any DTC participant, or of any DTC participant or indirect participant to advise a beneficial owner, of any notice of redemption or its content or effect will not affect the validity of the redemption of notes called for redemption or any other action premised on such notice. If less than all of the notes of a particular maturity and series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each DTC participant within such maturity to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date, which assigns Cede’s consenting or voting rights to those DTC participants to whose accounts the notes are credited on the record date, identified in an attached listing.

Principal and interest payments on the notes will be made to DTC. DTC’s practice is to credit the accounts of the DTC participants, including, without limitation, Euroclear and Clearstream or the respective DTC depositaries thereof, if, and to the extent, applicable, upon DTC’s receipt of funds and corresponding detail information from the trustee, on payment dates in accordance with their respective holdings shown on the records of DTC. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such DTC participant and not of DTC, the trustee or EdLinc, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the trustee, disbursement of such payments to DTC participants will be the responsibility of DTC, and disbursement of such payments to beneficial owners will be the responsibility of DTC participants and indirect participants.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to EdLinc or the trustee. Under such circumstances, if a successor securities depository is not obtained, definitive notes are required to be printed and delivered. EdLinc may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, definitive notes will be delivered to noteholders. See “—Definitive Notes” below.

Euroclear and Clearstream have advised us as follows:

•	Euroclear and Clearstream each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfer of securities.

•	Euroclear and Clearstream each provides various services, including safekeeping, administration, clearance and settlement of international traded securities and securities lending and borrowing. Euroclear and Clearstream each also deal with domestic securities markets in several countries through established depositary and custodial relationships. The respective systems of Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

•	Account holders in both Euroclear and Clearstream are worldwide financial institutions, including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

•	An account holder’s overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operating procedures of Euroclear or Clearstream or any applicable laws. Both Euroclear and Clearstream act under such rules and operating procedures only on behalf of their respective account holders, and have no record of, or relationship with, persons holding through their respective account holders.

Distributions with respect to notes held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream participants or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by it or it’s DTC depository, as applicable. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “United States Federal Income Tax Consequences.” Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a noteholder under the Agreement on behalf of a Clearstream participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository’s ability to effect such actions on its behalf through DTC.

Although DTC, Clearstream and Euroclear currently follow the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or modified at any time. Neither EdLinc nor the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream, or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Definitive Notes

If set forth in the accompanying prospectus supplement, notes of any series will be issued in fully registered, certificated form to beneficial owners or their nominees rather than to DTC or its nominee, if (1) the notes of such series are not eligible for the services of DTC, (2) DTC determines to discontinue providing its services with respect to the notes of such series or (3) EdLinc determines that a system of book-entry transfers for the notes of such series, or the continuation thereof, through DTC is not in the best interest of the beneficial owners or EdLinc. In that event, EdLinc may either identify another qualified securities depository or direct or cause note certificates for such series to be delivered to beneficial owners thereof or their nominees and, if certificates are delivered to the beneficial owners, the beneficial owners or their nominees, upon authentication of the notes of such series in authorized denominations and registration thereof in the beneficial owners’ or nominees’ names, will become the holders of such notes for all purposes. In that connection, the trustee is to mail an appropriate notice to the securities depository for notification to DTC participants and beneficial owners of the substitute securities depository or the issuance of note certificates to beneficial owners or their nominees, as applicable.

Distribution of principal of and interest on the notes will be made by the trustee directly to noteholders of definitive notes in accordance with the procedures set forth herein and in the indenture.

Definitive notes will be transferable and exchangeable at the offices of the registrar for the notes, which will initially be the trustee. No service charges will be imposed for any registration of transfer or exchange, but the registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Denomination and Payment

The notes of each series will be issued in the denominations specified in the related prospectus supplement.

The principal of the notes, together with interest payable on the notes at the maturity thereof if the date of such maturity is not a regularly scheduled date for payment of interest, will be payable in lawful money of the United States of America upon, except as otherwise provided in the indenture with respect to a securities depository, presentation and surrender of such notes at the principal office of the trustee, as paying agent with respect to the notes, or a duly appointed successor paying agent. Interest on each series of notes will be payable on each regularly scheduled Quarterly Payment Date or other interest payment date specified in the related prospectus supplement with respect to such series, except as otherwise provided in the indenture with respect to a securities depository, by check or draft drawn upon the paying agent and mailed to the person who is the registered holder thereof as of the regular record date for such Quarterly Payment Date or other interest payment date, or, if provided in the related prospectus supplement, by electronic transfer in immediately available funds to an account designated by such holder. Any interest not so timely paid or duly provided for, which is referred to as defaulted interest, will cease to be payable to the person who is the registered holder thereof at the close of business on the regular record date and will be payable to the person who is the registered holder thereof at the close of business on a special record date established by the trustee for the payment of any such defaulted interest. Such special record date will be fixed by the trustee whenever moneys become available for payment of the defaulted interest. All payments of principal of and interest on the notes will be made in lawful money of the United States of America.

SOURCE OF PAYMENT AND SECURITY FOR THE NOTES

General

The notes will be limited obligations of EdLinc payable solely from the Trust Estate created under the indenture, consisting of revenues and accounts pledged under the indenture. The pledged revenues include:

•	payments of interest and principal made by obligors of financed student loans;

•	guarantee payments made by the guarantee agencies to or for the account of the trustee as the holder of defaulted financed FFELP Loans;

•	Interest Subsidy Payments and Special Allowance Payments made by the Department of Education to or for the account of the trustee as the holder of financed FFELP Loans, excluding any Special Allowance Payments and Interest Subsidy Payments accrued prior to the date of financing the related FFELP Loan which are not included in the purchase price thereof;

•	income from investment of moneys in the pledged accounts;

•	proceeds of any sale or assignment by EdLinc of any financed student loans; and

•	available note proceeds.

In addition, the pledged revenues with respect to one or more series of notes may include payments made by a credit facility provider pursuant to a credit enhancement facility.

The principal of and interest on the notes will be secured by a pledge of and a security interest in all rights, title, interest and privileges of EdLinc (1) with respect to financed student loans, in, to and under any servicing agreement, the student loan purchase agreements, the Guarantee Agreements and the federal reimbursement contracts; (2) in, to and under all financed student loans, including the evidences of indebtedness and related documentation, and, subject to the limitations therein or in the indenture limiting the benefits thereunder to the notes of one or more sub-series, any credit enhancement facility; and (3) in and to the proceeds from the sale of the notes, until expended for the purpose for which issued, and the pledged revenues, moneys, evidences of indebtedness, instruments, securities and other financial assets in the pledged accounts. The security interest in revenues, moneys, evidences of indebtedness and, unless registered in the name of the trustee, securities and other financial assets payable into the various accounts does not constitute a perfected security interest until received by the trustee. Certain pledged revenues are subject to withdrawal from the pledged accounts, to prior applications to pay costs of issuance, Administrative Allowances and trustee fees, and to other applications as described under “Summary of the Indenture—Accounts.”

Priorities

The Senior Notes are entitled to payment and other priorities over the Subordinate Notes. Current payments of interest and principal due on the Subordinate Notes on a Quarterly Payment Date or other interest or principal payment date, as specified in the related prospectus supplement, will be made only to the extent there are sufficient moneys available for such payment, after making all such payments due on such date with respect to Senior Notes. So long as any Senior Notes remain Outstanding under the indenture, the failure to make interest or principal payments with respect to Subordinate Notes will not constitute an event of default under the indenture. In the event of an acceleration of the notes, the principal of and accrued interest on the Subordinate Notes will be paid only to the extent there are moneys available under the indenture after payment of the principal of, and accrued interest on, all Senior Notes. In addition, holders of Senior Notes are entitled to direct actions to be taken by the trustee prior to and upon the occurrence of an event of default under the indenture, including election of remedies. See “Description of the Indenture—Remedies.”

DESCRIPTION OF THE SLFC SERVICING AGREEMENT

General

EdLinc and the trustee, prior to the issuance of any series of notes, will have entered into a servicing and administration agreement with SLFC, as servicer and administrator. This servicing and administration agreement is referred to in this prospectus as the SLFC servicing agreement. The following is a summary of the material terms of the SLFC servicing agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the SLFC servicing agreement. The SLFC servicing agreement will be in substantially the form filed as part of the registration statement of which this prospectus is a part.

Pursuant to the SLFC servicing agreement, SLFC agrees to provide services to EdLinc and the trustee in connection with the acquisition of student loans to be financed, and to service the financed student loans, all in accordance with the SLFC servicing agreement. SLFC may perform all or part of its acquisition and servicing activities through a subcontractor. See “Sub-Servicers” below. SLFC is required to perform or cause its subcontractor to perform all services under the SLFC servicing agreement in compliance with the Higher Education Act, applicable requirements of each guarantee agency and all other applicable federal, state and local laws and regulations. SLFC also agrees to perform various duties of EdLinc under the indenture.

Acquisition Process

SLFC agrees to provide to the trustee all certificates and directions required to be delivered by EdLinc to the trustee under the indenture in connection with the financing of Eligible Loans and student loans thereunder. SLFC also agrees to work with the transferors and lenders to obtain from them loan documentation and information relating to each student loan to be financed and to establish and maintain all records delivered to SLFC with respect to each financed student loan, and complete records of SLFC’s servicing of the financed student loan from the date SLFC’s servicing commences. However, SLFC will not conduct a complete file and note examination of each student loan to be financed.

Origination Process

Unless and until otherwise directed in writing by EdLinc, SLFC agrees to provide to the trustee all certificates and directions required to be delivered by EdLinc to the trustee under the indenture in connection with the financing through origination of Eligible Loans and student loans thereunder. SLFC also agrees to provide disbursement and origination services in connection with the origination and disbursement of Eligible Loans under the indenture.

Servicing

SLFC agrees to perform all servicing obligations relating to the financed student loans required of EdLinc or the trustee, or which EdLinc or the trustee is required to cause the servicer to perform. The SLFC servicing agreement specifies various activities and obligations to be performed by SLFC in servicing the financed student loans. These activities and obligations include, without limitation, file maintenance; maintaining Guarantee coverage on financed FFELP Loans; handling borrower requests for forbearance and deferments; exercising due diligence, within the meaning of the Higher Education Act, the guarantee program regulations, in the servicing, administration and collection of all financed student loans; collecting payments of principal and interest, Special Allowance Payments, and guarantee payments with respect to financed student loans and causing all such Interest Subsidy Payments and Special Allowance Payments to be forwarded by the Secretary of Education directly to the trustee for immediate deposit into the appropriate account under the indenture and depositing all other such payments within two business days of receipt into the Collection Account established under the indenture; representing the interests of EdLinc and the trustee in handling discrepancies or disputes, if any, with the Secretary of Education; preparing and maintaining all appropriate accounting records with respect to all transactions related to each financed student loan; for defaulted financed FFELP Loans, taking steps necessary to file and prove a claim for loss with the Secretary of Education or the guarantee agency, as the case may be and as required, and assuming responsibility for all necessary communications and contacts with the Secretary of Education or the guarantee agency, as the case may be and as required, to recover on such defaulted financed FFELP Loans within the time required by the Higher Education Act and the requirements of the guarantee agency; if a claim is denied by the Secretary of Education or the guarantee agency, as the case may be, under circumstances resulting in a lender being required by a student loan purchase agreement to repurchase a financed FFELP Loan, taking such action as shall be necessary to allow EdLinc or the trustee to cause such lender to repurchase such financed FFELP Loan; preparing and filing various reports with the Secretary of Education, the guarantee agency,

EdLinc and the trustee; identifying on the servicing system the notes as the source of financing for each such financed student loan; and maintaining duplicates or copies of some file documents.

SLFC is also the servicer of the student loans owned by the transferors. Pursuant to the SLFC servicing agreement, SLFC agrees to indemnify EdLinc for any problems with the student loans acquired by EdLinc from the transferors which were the result of those student loans not being properly serviced after the acquisition by the transferors and prior to the transfer to EdLinc.

Right of Inspection and Audits

The SLFC servicing agreement provides that, subject to any restrictions of applicable law, EdLinc, the trustee, the guarantee agency, the Secretary of Education or any governmental agency having jurisdiction over EdLinc or the trustee, and, in each case, those entities’ representatives, will have the right, at any time and from time to time, during normal business hours, and upon reasonable notice to SLFC, to examine and audit any and all of the SLFC’s records or accounts pertaining to any financed student loan. EdLinc and the trustee also may require SLFC to furnish such documents as they from time to time deem necessary to determine that SLFC has complied with the provisions of the SLFC servicing agreement, the student loan purchase agreements and the indenture.

SLFC also agrees to have prepared and submitted to the Secretary of Education and the guarantee agencies any third-party servicer compliance audits and audited financial statements required under the Higher Education Act and the guarantee program regulations relating to SLFC and its servicing of financed FFELP Loans, and any lender compliance audits required under the Higher Education Act, the guarantee program regulations relating to the trustee, as the holder of the financed student loans, and the financed student loans. SLFC agrees to provide to EdLinc and the trustee these and various other specified reports and audits.

Administration and Management

SLFC agrees to perform various administrative activities and obligations on behalf of EdLinc under the SLFC servicing agreement. These include providing all necessary personnel, facilities, equipment, forms and supplies for operating EdLinc’s student loan acquisition program in accordance with the indenture; disseminating information on EdLinc’s program to lenders and to student financial aid officers and to other persons as necessary; controlling and accounting for the receipt and expenditure of EdLinc’s funds in accordance with the resolutions of EdLinc’s board of directors and the indenture and maintaining accurate and complete records on all aspects of the program; reviewing all statements and reports to EdLinc required of the trustee, the servicer and the lender in accordance with the provisions of the indenture, the SLFC servicing agreement and the student loan purchase agreements; and preparing and submitting to the trustee the monthly servicing reports required to be delivered to the noteholders pursuant to the indenture. SLFC also agrees to prepare for filing, and provide such other assistance as is required by EdLinc to file, any other reports required to be filed by EdLinc under the indenture or under any applicable law, including without limitation, the Higher Education Act and any federal and state securities laws.

Servicing Fees

The SLFC servicing agreement provides that SLFC will be paid for the performance of its functions under the SLFC servicing agreement, from funds available for such purpose under the indenture, a monthly fee in an amount each month equal to a specified percentage of the outstanding principal balance of all financed student loans as of the last day of the immediately preceding month. This specified percentage, or servicing fee rate, will be described in the related prospectus supplement, and will be subject to increase or decrease under the circumstances set forth in the prospectus supplement. Such fee is required to be paid to SLFC on a monthly basis within fifteen days of receipt by the trustee of a written monthly billing statement from SLFC. If SLFC believes that it is necessary to increase the monthly fee payable under the SLFC servicing agreement, it will provide a written request to EdLinc and the trustee of its need for an increase in such fee, together with all information required under the indenture for the trustee to approve an increase in the fees payable thereunder. SLFC acknowledges in the SLFC servicing agreement that such fee will not be increased unless the conditions for increasing such fees under the indenture have been satisfied.

SLFC also acknowledges in the SLFC servicing agreement that EdLinc and the trustee contemplate paying all servicing fees payable under the SLFC servicing agreement solely from funds available for such purpose in the Collection Account created under the indenture, which funds are primarily dependent upon collection by SLFC and receipt by the trustee of payments with respect to the financed student loans. SLFC agrees to continue to be bound by the terms and provisions of the SLFC servicing agreement relating to financed student loans in all respects, and to perform for a period of 120 days its obligations thereunder, regardless of the receipt or non-receipt on a timely basis by it of any payments in respect of servicing fees.

Sub-Servicers

Under the SLFC servicing agreement, SLFC may enter into sub-servicing agreements with one or more sub-servicers providing for the sub-servicers to perform some or all of the obligations of SLFC with respect to servicing the financed student loans. Pursuant to a sub-servicing agreement, each sub-servicer will agree to service, and perform all other related tasks with respect to, the financed student loans in compliance with applicable standards and procedures. SLFC will be responsible for the performance of its obligations under the SLFC servicing agreement, whether such obligations are performed by SLFC or by a sub-servicer, and SLFC will be responsible for any fees and payments required by the sub-servicer. The prospectus supplement for each series of notes will identify each sub-servicer sub-servicing 10% or more by principal balance of the financed student loans.

Term and Termination

The term of the SLFC servicing agreement continues for so long as any of the notes remain Outstanding, unless the SLFC servicing agreement is terminated in accordance with its terms. The SLFC servicing agreement may be terminated upon the occurrence of specified events, including the insolvency of SLFC and the failure by SLFC to perform its obligations thereunder.

SLFC agrees to promptly notify the trustee and EdLinc of any occurrence or condition which constitutes, or which with the passage of time or the giving of notice or both would constitute, an event permitting the termination of the SLFC servicing agreement. SLFC also agrees to continue performing its obligations under the servicing agreement until a successor servicer has been appointed.

DESCRIPTION OF THE INDENTURE

General

EdLinc and the trustee will enter into an indenture under which each series of notes will be issued. The following is a summary of the material terms for which each indenture will provide. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of each indenture. Each indenture will be in substantially the form filed as part of the registration statement of which this prospectus is a part.

Each indenture will establish the general provisions of the series of notes issued by EdLinc thereunder and will set forth various covenants and agreements of EdLinc relating thereto, default and remedy provisions, responsibilities and duties of the trustee and establishes the various accounts into which EdLinc’s revenues related to the notes are deposited and transferred for various purposes.

Accounts

Acquisition Account

The indenture establishes an Acquisition Account. With respect to each series of notes, the trustee will, upon delivery to the initial purchasers thereof and from the proceeds thereof, credit to the Acquisition Account the amount, if any, specified in the indenture providing for the issuance of such series of notes.

Balances in the Acquisition Account will be used only for (a) the purchase or origination of Eligible Loans, including the making of additional disbursements on Eligible Loans previously purchased or originated, (b) the payment of debt service on the notes (upon transfer to the Collection Account as described in the following paragraph), (c) the payment of Administrative Allowance and trustee fees (upon transfer to the Collection Account as described in the following paragraph) and (d) the payment of Indemnification Payments (upon transfer to the Collection Account as described in the following paragraph). The trustee will make payments to the transferors or lenders from the Acquisition Account for the purchase of Eligible Loans, such payments to be made at a purchase price not in excess of 100% of the remaining unpaid principal amount of such Eligible Loan, plus accrued noncapitalized interest and Special Allowance Payments thereon, if any, to the date of purchase, reasonable transfer, origination or assignment fees, if applicable, and a premium not to exceed the limitations set forth in the indenture. The trustee will also make payments from the Acquisition Account for the origination of Eligible Loans.

Moneys in the Acquisition Account which constitute available funds will be transferred, on any Quarterly Payment Date or other payment date specified in the related prospectus supplement, to the Collection Account to pay any Indemnification Payments, Administrative Allowances, trustee fees or debt service on the notes as described in the related prospectus supplement. In connection with the redemption of all notes of a series, any amounts in the Acquisition Account will be applied to the payment of the redemption price. If, after transfers to the Collection Account from all other accounts, a deficiency exists in the amount necessary to make any Indemnification Payment, the trustee will use its best efforts to sell student loans included in the balance of the Acquisition Account at the best price available to the extent of such deficiency; and the proceeds of any such sale shall be credited to the Collection Account.

Balances remaining in the Acquisition Account at the end of any pre-funding period specified in the indenture will be transferred to the Collection Account.

Pending application of moneys in the Acquisition Account for one or more authorized purposes, such moneys will be invested in investment securities, as described under “Investments” below, and any income from said investments will be deposited in the Collection Account.

Capitalized Interest Account

Each indenture may establish a Capitalized Interest Account for a series of notes. The trustee will deposit in the Capitalized Interest Account that portion of the proceeds of the sale of the notes as is set forth under “Use of Proceeds” in the related prospectus supplement.

Moneys in the Capitalized Interest Account which constitute available funds will be transferred, on any Quarterly Payment Date or other payment date specified in the related prospectus supplement, to the Collection Account to pay any Indemnification Payments, Administrative Allowances, trustee fees or debt service on the notes as described in the related prospectus supplement. In connection with the redemption of all notes of a series, any amounts in the Capitalized Interest Account will be applied to the payment of the redemption price.

Amounts remaining in the Capitalized Interest Account for a series of notes as of a date to be specified in the related prospectus supplement will be transferred to the Collection Account.

Pending application of moneys in the Capitalized Interest Account, such moneys shall be invested in investment securities, as described under “Investments” below, and any earnings on or income from such investments shall be deposited in the Collection Account.

Reserve Account

Each indenture may establish a Reserve Account for a series of notes. The trustee will deposit in the Reserve Account that portion of the proceeds of the sale of the notes as is set forth under “Use of Proceeds” in the related prospectus supplement.

If, on any Quarterly Payment Date or other payment date specified in the related prospectus supplement, the balance in the Reserve Account is less than the applicable reserve account requirement, the trustee will transfer and credit thereto an amount equal to the deficiency from moneys available therefor in the Collection Account.

Moneys in the Reserve Account which constitute available funds will be transferred, on any Quarterly Payment Date or other payment date specified in the related prospectus supplement, to the Collection Account to pay any Indemnification Payments, Administrative Allowances, trustee fees or debt service on the notes as described in the related prospectus supplement. In connection with the redemption of all notes of a series, any amounts in the Reserve Account will be applied to the payment of the redemption price.

Pending transfers from the Reserve Account, the moneys therein will be invested in investment securities as described under “Investments” below and any income from such investments will be deposited in the Collection Account.

Collection Account

Each indenture will establish a Collection Account. The trustee will credit to the Collection Account: (i) all amounts received as interest, including Interest Subsidy Payments, and principal payments with respect to financed student loans, including all guarantee payments, all Special Allowance Payments with respect to financed student loans (which shall exclude any Special Allowance Payments that accrued prior to the date on which such student loans were refinanced or acquired under the indenture and which may be net of any origination and lender fees with respect to the financed student loans), and all late fees collected with respect to financed student loans, (ii) proceeds of any sale or refinancing of any financed student loans by EdLinc or the trustee, (iii) all amounts transferred to the Collection Account from the Acquisition Account, the Capitalized Interest Account and the Reserve Account in accordance with the provisions of the indenture described above, (iv) all amounts received as earnings on or income from investment securities in the Acquisition Account, the Capitalized Interest Account, the Reserve Account and the Collection Account, (v) any amounts received by the Trustee pursuant to the indemnification provisions of the indenture, and (vi) any other amounts received by the trustee pursuant to the indenture.

Balances in the Collection Account will be used to pay Indemnification Payments, Administrative Allowances, trustee fees and debt service on the notes on each regularly scheduled Quarterly Payment Date or other interest or principal payment date, all as specified in the related prospectus supplement. To the extent so provided in the related prospectus supplement, moneys in the Collection Account in excess of those necessary to pay such amounts may be paid to EdLinc.

The moneys in the Collection Account will be invested in investment securities as described under “Investments” below, and any income from such investments will be retained therein.

Pledge; Encumbrances

The notes are special, limited obligations of EdLinc specifically secured by the pledge of the proceeds of the sale of notes, until expended for the purpose for which the notes were issued, the financed student loans and the revenues, moneys and securities in the Acquisition Account, the Collection Account, the Capitalized Interest Account and the Reserve Account, in the manner and subject to the prior applications provided in the indenture. Financed student loans purchased with the proceeds of EdLinc’s bonds, notes or obligations or sold to another purchaser, or resold to a lender pursuant to its repurchase obligation under a student loan purchase agreement, or sold or exchanged for Eligible Loans in accordance with the provisions of the indenture, are, contemporaneously with receipt by the trustee of the purchase price, no longer pledged to nor serve as security for the payment of the principal of or interest on the notes.

EdLinc agrees that it will not create, or permit the creation of, any pledge, lien, charge or encumbrance upon the financed student loans or the revenues and other assets pledged under the indenture, except only as to a lien subordinate to the lien of the indenture created by any other indenture authorizing the issuance of bonds, notes or other evidences of indebtedness of EdLinc, the proceeds of which have been or will be used to refund or otherwise retire all or a portion of the Outstanding notes or as otherwise provided in or permitted by the indenture. EdLinc agrees that it will not issue any bonds or other evidences of indebtedness, other than credit enhancement facilities relating to notes as permitted by the indenture, secured by a pledge of the revenues and other assets pledged under the indenture, creating a lien or charge equal or superior to the lien of the indenture; provided that nothing in the indenture is intended to prevent EdLinc from issuing obligations secured by revenues and assets of EdLinc other than the revenues and other assets pledged in the indenture.

Covenants

Certain covenants with the holders of the notes contained in the indenture are summarized as follows:

Trustee to Hold Financed Student Loans. EdLinc will cause all financed student loans to be endorsed and otherwise conveyed to the trustee on behalf of EdLinc in accordance with the provisions of the applicable student loan purchase agreement or, in the case of any origination of financed student loans, will cause such student loans to be originated in the name of the trustee. The trustee will be the legal owner of all financed FFELP Loans for all purposes of the Higher Education Act and each guarantee program. The trustee will so hold such financed student loans in its capacity as trustee pursuant to the indenture and, in such capacity, will be acting on behalf of EdLinc, as the beneficial owner of such student loans, as well as the holders of the notes, as their interests may appear.

Enforcement and Amendment of Guarantee Agreements. So long as any notes are Outstanding and financed FFELP Loans are Guaranteed by a guarantee agency, EdLinc agrees that it (1) will, from and after the date on which the trustee on its behalf shall have entered into the Guarantee Agreement, cause the trustee to maintain the same and diligently enforce the trustee’s rights under the Guarantee Agreement, (2) will cause the trustee to enter into such other similar or supplemental agreements as shall be required to maintain benefits for all financed FFELP Loans covered thereby, and (3) will not consent to or permit any rescission of or consent to any amendment to or otherwise take any action under or in connection with the same which in any manner will materially adversely affect the rights of the noteholders.

Enforcement and Amendment of Bailment Agreements. The trustee agrees that it will cause to be diligently enforced, and take all reasonable steps, actions and proceedings necessary for the enforcement of, all terms, covenants and conditions of all Bailment Agreements. The trustee will not permit the release of the obligations of any bailee under any Bailment Agreement and shall at all times, to the extent permitted by law, cause to be defended, enforced, preserved and protected the rights and privileges of the Trustee under or with respect to each Bailment Agreement. The trustee will not consent or agree to or permit any amendment or modification of any Bailment Agreement which will in any manner materially adversely affect the rights or security of any noteholders.

Acquisition, Collection and Assignment of Student Loans. EdLinc agrees that it will cause the trustee to purchase or originate only Eligible Loans with moneys in any of the accounts and, subject to any adjustments referred to in the following paragraph, will diligently cause to be collected all principal and interest payments on all the financed student loans and other sums to which EdLinc is entitled pursuant to any student loan purchase agreement, and all grants, subsidies, donations, insurance payments, Special Allowance Payments and all defaulted payments Guaranteed by any guarantee agency which relate to such financed student loans. EdLinc will also make, or cause to be made by lenders or servicers, every effort to perfect EdLinc’s, the trustee’s or such lender’s or servicer’s claims for payment from the Secretary of Education or a guarantee agency, as soon as possible, of all payments related to financed FFELP Loans. EdLinc will cause the trustee to assign such financed FFELP Loans for payment of guarantee or insurance benefits within the time required under applicable law and regulations. EdLinc will cause all United States and state statutes, rules and regulations which apply to financed student loans to be complied with.

Enforcement of Financed Student Loans. EdLinc agrees that it will cause to be diligently enforced, and cause to be taken all steps, actions and proceedings reasonably necessary for the enforcement of, all terms, covenants and conditions of all financed student loans and agreements in connection therewith, including the prompt payment of all principal and interest payments (as such payments may be adjusted to take into account (1) any discount EdLinc may cause to be made available to borrowers who make payments on financed student loans through automatic withdrawals, and (2) any reduction in the interest payable on financed student loans provided for in any special program under which such loans were originated) and all other amounts due EdLinc or the trustee thereunder. Nothing in the provisions of the indenture described in this paragraph, however, shall be construed to prevent EdLinc from settling a default or curing a delinquency on any financed student loan on such terms as shall be required by law. In addition, EdLinc may cause the trustee to amend the terms of a financed student loan to provide for a different rate of interest thereon to the extent required by law or, if such financed student loan is a Plus or SLS Loan, to effect a reissuance of such Plus or SLS Loan at a variable rate.

Servicing and Other Agreements. EdLinc may contract with other entities to assist it in performing its duties under the indenture, and any performance of such duties by an entity so identified to the trustee will be deemed to be action taken by EdLinc. EdLinc is required to enter into a servicing agreement providing for the servicing of the financed student loans and performance of its other obligations under the indenture.

Administration and Collection of Financed Student Loans. EdLinc agrees that all financed student loans will be administered and collected by a servicer selected by EdLinc in a competent, diligent and orderly fashion and in accordance with all requirements of the Higher

Education Act, the Secretary of Education, the indenture, the Contract of Insurance, the federal reimbursement contracts, each guarantee program, and each Guarantee Agreement.

Books of Account, Annual Audit. EdLinc agrees that it will cause to be kept and maintained proper books of account in which full, true and correct entries will be made, in accordance with generally accepted accounting principles, of all dealings or transactions of or in relation to the business and affairs of EdLinc, and within 120 days after the end of each fiscal year will cause such books of account to be audited by an independent accountant. A copy of each audit report, annual balance sheet and income and expense statement showing in reasonable detail the financial condition of EdLinc as at the close of each fiscal year, and summarizing in reasonable detail the income and expenses for such year, including the transactions relating to the accounts, will be filed promptly with the trustee and be available for inspection by any noteholder.

Punctual Payments. EdLinc agrees that it will duly and punctually pay, or cause to be paid, the principal of and interest on each and every note from the revenues and other assets pledged under the indenture on the dates and at the places, and in the manner provided, in the notes according to the true intent and meaning thereof, and EdLinc will faithfully do and perform and at all times fully observe and keep any and all of its covenants, undertakings, stipulations and provisions contained in the notes and the indenture.

Periodic Reports. EdLinc will prepare, or cause a servicer to prepare, a report for each Collection Period and will furnish, or cause to be furnished, to the trustee a copy of each such report by the 20th day of the next calendar month, or the next succeeding business day if such 20th day is not a business day. The trustee will distribute a copy of each periodic report to each noteholder (and to each person requesting a copy thereof that is the beneficial owner of a note) and to each rating agency within two business days after receipt thereof.

Amendment of Student Loan Purchase Agreements. EdLinc will notify the trustee in writing of any proposed amendments to the student loan purchase agreements. No such amendment will become effective unless and until the trustee consents in writing thereto, which consent will not be given unless the trustee receives an opinion of counsel that such amendment is required by the Higher Education Act or is not to the prejudice of the holders of the notes.

No Petition

The trustee, by entering into the indenture, and each noteholder, by accepting a note, covenants and agrees that it will not at any time institute against EdLinc, or join in any institution against EdLinc of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States Federal or state bankruptcy or similar law in connection with any obligations relating to the notes or the indenture.

Investments

Moneys from time to time on deposit in the accounts may be invested in one or more of the following investment securities:

•	United States government obligations;

•	interest-bearing time or demand deposits, certificates of deposit or other similar banking arrangements with any bank, trust company, national banking association or other depositary institution, including the trustee or any of its affiliates, provided that, at the time of deposit or purchase, if the investment is for a period exceeding one year, such depository institution shall have long-term unsecured debt rated by each Rating Agency not lower than in its highest applicable specific rating category or if the investment is for a period of less than one year, such depository institution shall have short-term unsecured debt rated by each Rating Agency not lower than its highest applicable specific rating category;

•	obligations issued or guaranteed as to principal and interest by any of the following: (a) the Government National Mortgage Association; (b) the Federal National Mortgage Association; or (c) the Federal Farm Credit Banks, the Federal Intermediate Credit Banks, the Export-Import Bank of the United States, the Federal Land Banks, the Federal Financing Bank, the Federal Home Loan Banks, the Federal Home Loan Mortgage Corporation or the Farmers Home Administration, or any agency or instrumentality of the United States of America which will be established for the purpose of acquiring the obligations of any of the foregoing or otherwise providing financing therefor, provided that any such obligation described in this clause (c) will be rated by Moody’s, S&P and Fitch, (1) if such obligation has a term of less than one year, not lower than in its highest applicable specific rating category, or (2) if such obligation has a term of one year or longer, not lower than in its highest applicable specific rating category;

•	repurchase agreements with banks, which may include the trustee or any of its affiliates, which are members of the Federal Deposit Insurance Corporation or with government bond dealers insured by the Securities Investor Protection Corporation, which such agreements are secured by government obligations to a level sufficient to obtain a rating by each Rating Agency in its highest applicable specific rating category, or with brokers or dealers whose unsecured long-term debt is rated by each Rating Agency in its highest applicable specific rating category;

•	any money market fund, including a qualified regulated investment company described in I.R.S. Notice 87-22, rated by each Rating Agency not lower than its highest applicable specific rating category;

•	any debt instrument; provided that such instrument has a term of less than one year, is rated by each Rating Agency not lower than in its highest applicable specific rating category and notice of such investment is given to each Rating Agency;

•

any investment agreement which constitutes a general obligation of an entity whose debt, unsecured securities, deposits or claims paying ability is rated by each Rating Agency, (a) if such investment agreement has a term of less than one year, not lower than in its highest applicable specific rating category, or (b) if such investment agreement has a term of one year or longer, not lower than in its highest applicable specific rating category; and

•	any other investment if the trustee shall have received written evidence from each Rating Agency that treating such investment as an investment security will not cause any rating then applicable to any Outstanding notes to be lowered or withdrawn.

Reports to Noteholders

The trustee, in accordance with the indenture, is required to mail a copy of each periodic servicing report to each noteholder of record as of the most recent record date. In addition, beneficial owners of the notes may receive such reports, upon written request to the trustee together with a certification that they are beneficial owners of the notes.

Events of Default

If any of the following events occur, it is an event of default under the indenture:

(A) default in the due and punctual payment of any interest on any Senior Note; or

(B) default in the due and punctual payment of the principal of any Senior Note; or

(C) if no Senior Notes are Outstanding, default in the due and punctual payment of any interest on any Subordinate Note; or

(D) if no Senior Notes are Outstanding, default in the due and punctual payment of the principal of any Subordinate Note; or

(E) default in the performance of any of EdLinc’s obligations with respect to the transmittal of moneys to be credited to the Acquisition Account, the Reserve Account or the Collection Account under the provisions of the indenture and such default shall have continued for a period of 30 days; or

(F) default in the performance or observance of any other of the covenants, agreements or conditions on the part of EdLinc in the indenture or in the notes contained, and such default shall have continued for a period of 30 days after written notice thereof, specifying such default, shall have been given by the trustee to EdLinc, which may give such notice in its discretion and will give such notice at the written request of the Acting Holders Upon Default, or by the holders of not less than 10% in aggregate principal amount of the Outstanding notes to EdLinc and the trustee, provided that, if the default is such that it can be corrected, but not within such 30 days, it will not constitute an event of default if corrective action is instituted by EdLinc within such 30 days and is diligently pursued until the default is corrected; or

(G) events of bankruptcy or insolvency of EdLinc.

Remedies

Whenever any event of default other than that described in paragraph (F) under “Events of Default” above shall have occurred and be continuing, the trustee may (and, upon the written request of the Acting Holders Upon Default, the trustee shall), by notice in writing delivered to EdLinc, declare the principal of and interest accrued on all notes then Outstanding due and payable.

Whenever any event of default described in paragraph (F) under “Events of Default” above shall have occurred and be continuing, (1) the trustee may, by notice in writing delivered to EdLinc, declare the principal of and interest on all notes then Outstanding due and payable; and (2) the trustee will, upon the written request of the Acting Holders Upon Default, by notice in writing delivered to EdLinc, declare the principal of and interest on all notes then Outstanding due and payable.

At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the Acting Holders Upon Default, by written notice to EdLinc and the trustee, may rescind and annul such declaration and its consequences if:

(1) There has been paid to or deposited with the trustee by or for the account of EdLinc, or provision satisfactory to the trustee has been made for the payment of, a sum sufficient to pay:

(A) if Senior Notes are Outstanding: (i) all overdue installments of interest on all Senior Notes; (ii) the principal of any Senior Notes which have become due other than by such declaration of acceleration, together with interest thereon at the rate or rates borne by such Senior Notes; (iii) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on the Senior Notes at the rate or rates borne by such Senior Notes; (iv) all other sums required to be paid to satisfy EdLinc’s obligations with respect to the transmittal of moneys to be credited to the Acquisition Account and the Collection Account under the provisions of the indenture; and (v) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and any paying agents; or

(B) if no Senior Notes are Outstanding, but Subordinate Notes are Outstanding: (i) all overdue installments of interest on all Subordinate Notes; (ii) the principal of any Subordinate Notes which have become due other than by such declaration of acceleration, together with interest thereon at the rate or rates borne by such Subordinate Notes; (iii) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on the Subordinate Notes at the rate or rates borne by such Subordinate Notes; (iv) all other sums required to be paid to satisfy EdLinc’s obligations with respect to the transmittal of moneys to be credited to the Acquisition Account and the Collection Account under the provisions of the indenture; and (v) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and any paying agents.

(2) All events of default, other than the nonpayment of the principal of and interest on notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

If an event of default has occurred and is continuing, the trustee may, subject to applicable law, pursue any available remedy by suit at law or in equity to enforce the covenants of EdLinc in the indenture and may pursue such appropriate judicial proceedings as the trustee shall deem most effective to protect and enforce, or aid in the protection and enforcement of, the covenants and agreements in the indenture. The trustee is also authorized to file proofs of claims in any equity, receivership, insolvency, bankruptcy, liquidation, readjustment, reorganization or other similar proceedings.

If an event of default has occurred and is continuing, and if it shall have been requested so to do by the holders of not less than 25% in aggregate principal amount of all notes then Outstanding and shall have been indemnified as provided in the indenture, the trustee is obliged to exercise such one or more of the rights and powers conferred by the indenture as the trustee shall deem most expedient in the interests of the holders of the notes; provided, however, that the trustee has the right to decline to comply with any such request if the trustee shall be advised by counsel that the action so requested may not lawfully be taken or if the trustee receives, before exercising such right or power, contrary instructions from the holders of not less than a majority in aggregate principal amount of the notes then Outstanding.

The Acting Holders Upon Default have the right to direct the method and place of conducting all proceedings to be taken in connection with the enforcement of the terms and conditions of the indenture; provided that (a) such direction shall not be otherwise than in accordance with the provisions of law and of the indenture; (b) the trustee shall not determine that the action so directed would be unjustly prejudicial to the holders of notes not taking part in such direction, other than by effect of the subordination of any of their interests thereunder; and (c) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of any note will have any right to institute any suit, action or proceeding in equity or at law for the enforcement of the indenture or for the execution of any trust under the indenture or for the appointment of a receiver or any other remedy under the indenture unless (1) an event of default shall have occurred and be continuing, (2) the holders of not less than 25% in aggregate principal amount of notes then Outstanding shall have made written request to the trustee, (3) such holders of notes shall have offered to the trustee indemnity, (4) the trustee shall have thereafter failed for a period of 60 days after the receipt of the request and indemnification or refused to exercise the powers granted in the indenture or to institute such action, suit or proceeding in its own name and (5) no direction inconsistent with such written request shall have been given to the trustee during such 60-day period by the holders of not less than a majority in aggregate principal amount of the notes then Outstanding; provided, however, that, notwithstanding the foregoing provisions of the indenture, the Acting Holders Upon Default may institute any such suit, action or proceeding in their own names for the benefit of the holders of all Outstanding notes under the indenture.

The trustee, unless it has declared the principal of and interest on all Outstanding notes immediately due and payable and a judgment or decree for payment of the money due has been obtained by the trustee, must waive any event of default and its consequences upon written request of the Acting Holders Upon Default; provided, however, that there will not be waived (a) any event of default arising from the acceleration of the maturity of the notes, except upon the rescission and annulment of such declaration as described in the third paragraph under this caption “Remedies;” (b) any event of default in the payment when due of any amount owed to any noteholder (including payment of principal of or interest on any note) except with the consent of such holder or unless, prior to such waiver, EdLinc has paid or deposited with the trustee a sum sufficient to pay all amounts owed to such noteholder; (c) any event of default arising from the failure of EdLinc to pay unpaid expenses of the trustee, its agents and counsel, and any paying agents or note registrars as required by the indenture, unless, prior to such waiver, EdLinc has paid or deposited with the trustee sums required to satisfy such obligations of EdLinc under the provisions of the indenture; or (d) any event of default in respect of a covenant or provision of the indenture which cannot be modified or amended under the provisions of the indenture relating to supplemental indentures, without the consent of the holder of each note affected thereby.

Application of Proceeds

All moneys received by the trustee pursuant to any remedy will, after payment of the cost and expenses of the proceedings resulting in the collection of such moneys and of the expenses, liabilities and advances incurred or made by the trustee with respect thereto, be applied as follows:

(A) Unless the principal of all the Outstanding notes shall have become or shall have been declared due and payable, all such moneys shall be deposited into the Collection Account and applied as provided in the indenture for normal distributions therefrom.

(B) If the principal of all Outstanding notes shall have become due or shall have been declared due and payable and such declaration has not been annulled and rescinded under the provisions of the indenture, all such moneys will be applied as follows:

•	FIRST, to the payment to the holders of Senior Notes of all interest then due and unpaid on the Senior Notes ratably, according to the amounts due, to the persons entitled thereto without any discrimination or preference;

•	SECOND, to the payment to the holders of Senior Notes of all principal then due on the Senior Notes ratably, according to the amounts due, to the persons entitled thereto without any discrimination or preference;

•	THIRD, to the payment to the holders of Subordinate Notes of all interest then due and unpaid on the Subordinate Notes ratably, according to the amounts due, to the persons entitled thereto without any discrimination or preference;

•	FOURTH, to the payment to the holders of Subordinate Notes of all principal then due on the Subordinate Notes ratably, according to the amounts due, to the persons entitled thereto without any discrimination or preference; and

•	FIFTH, to the Corporation.

(C) If the principal of all Outstanding notes shall have been declared due and payable and if such declaration will thereafter have been rescinded and annulled, then, subject to the provisions described in paragraph (B) above, if the principal of all the Outstanding notes shall later become or be declared due and payable, the money held by the trustee under the indenture will be applied in accordance with the provisions described in paragraph (A) above.

Whenever moneys are to be applied by the trustee pursuant to the provisions of the indenture described above, such moneys shall be applied by it at such times, and from time to time, as the trustee shall determine, having due regard to the amount of such moneys available for application and the likelihood of additional moneys becoming available for such application in the future. Whenever the trustee shall apply such funds, it shall fix the date (which shall be the first day of a month unless it shall deem another date more suitable) upon which such application is to be made and upon such date interest on the amounts of principal to be paid shall cease to accrue. The trustee shall give such notice as it may deem appropriate of the deposits with it of any such moneys and of the fixing of any such date, and shall not be required to make payment to the holder of any unpaid note until such note shall be presented to the trustee for appropriate endorsement or for cancellation if fully paid.

Trustee

Prior to the occurrence of an event of default under the indenture which has not been cured, the trustee is required to perform such duties and only such duties as are specifically set forth in the indenture. Upon the occurrence and continuation of an event of default, the trustee will exercise the rights and powers vested in it by indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in his own affairs.

Before taking any action under the indenture, the trustee may require that satisfactory indemnity be furnished to it for the reimbursement of all expenses to which it may be put and to protect it against all liability by reason of any action so taken, except liability which is adjudicated to have resulted from its negligence or willful misconduct.

The trustee may at any time resign upon 60 days’ notice to EdLinc and to the noteholders, such resignation to take effect upon the appointment of a successor trustee. The trustee may be removed at any time by EdLinc at the request of the holders of a majority in principal amount of notes Outstanding, except during the existence of an event of default under the indenture. No such removal will be effective until the appointment of a successor trustee.

Supplemental Indentures

Supplemental Indentures Not Requiring Consent of Noteholders

EdLinc and the trustee may, from time to time and at any time, without the consent of, or notice to, any of the noteholders, enter into an indenture or indentures supplemental to the indenture to, among other things:

•	cure any ambiguity or formal defect or omission in the indenture or in any supplemental indenture;

•	grant to the trustee for the benefit of the noteholders any additional rights, remedies, powers, authority or security;

•	describe or identify more precisely any part of the Trust Estate or subject additional revenues, properties or collateral to the lien and pledge of the indenture;

•	amend the assumptions contained in the definition of “cash flow projection;” or

•	make any other change in the indenture which, in the judgment of the trustee, is not to the prejudice of the trustee or any noteholder.

Supplemental Indentures Requiring Consent of Noteholders

Exclusive of supplemental indentures described in the preceding paragraph, the trustee, upon receipt of an instrument evidencing the consent to the below-mentioned supplemental indenture by: (1) if they are affected thereby, the holders of not less than two-thirds of the aggregate principal amount of the Outstanding Senior Notes not held by EdLinc or a related person, and (2) if they are affected thereby, the holders of not less than two-thirds of the aggregate principal amount of the Outstanding Subordinate Notes not held by EdLinc or a related person, will join with EdLinc in the execution of such other supplemental indentures for the purpose of modifying, altering, amending, adding to or rescinding any of the terms or provisions contained in the indenture; provided, however, that no such supplemental indenture will permit without the consent of each noteholder which would be affected thereby:

•	an extension of the maturity of the principal of or the interest on any note;

•	a reduction in the principal amount or redemption price of any note or the rate of interest thereon;

•	a privilege or priority of any Senior Note over any other Senior Note;

•	a privilege or priority of any Subordinate Note over any other Subordinate Note;

•	a privilege of any Senior Notes over any Subordinate Notes, other than as theretofore provided in the indenture;

•	the surrendering of a privilege or a priority granted by the indenture if, in the judgment of the trustee, to the detriment of another noteholder under the indenture;

•	a reduction or an increase in the aggregate principal amount of the notes required for consent to such supplemental indenture;

•	the creation of any lien ranking prior to or on a parity with the lien of the indenture on the Trust Estate or any part thereof, except as expressly permitted in the indenture;

•	any noteholder to be deprived of the lien created on the rights, title, interest, privileges, revenues, moneys and securities pledged under the indenture; or

•	the modification of any of the provisions of the indenture described in this paragraph.

Rights of Trustee

If, in the opinion of the trustee, any supplemental indenture adversely affects the rights, duties or immunities of the trustee under the indenture or otherwise, the trustee may, in its discretion, decline to execute such supplemental indenture.

Opinion and Rating Agency Confirmation Requirements under the Indenture Prior to Execution of Supplemental Indenture

No supplemental indenture will be executed unless, prior to the execution thereof, the trustee shall have received written evidence from each Rating Agency that execution and delivery of such supplemental indenture will not adversely affect any rating or ratings then applicable to any of the Outstanding notes.

Discharge of Notes and Indenture

The obligations of EdLinc under the indenture, and the liens, pledges, charges, trusts, covenants and agreements of EdLinc therein made or provided for, will be fully discharged and satisfied as to any note and such note will no longer be deemed to be Outstanding thereunder

•	when such note shall have been canceled, or shall have been purchased by the trustee from moneys held by it under the indenture; or

•

as to any note not canceled or so purchased, when payment of the principal of such note, plus interest on such principal to the due date thereof, either (a) shall have been made in accordance with the terms of the indenture, or (b) shall have been provided for by irrevocably depositing with the trustee exclusively for such payment, (1) moneys sufficient to make such payment or (2) government obligations maturing as to principal and interest in such amount and at such times as will ensure the availability of sufficient moneys to make such payment and, if payment of all then outstanding notes is to be so provided for, the payment of all fees and expenses of the trustee and any other fiduciaries under the indenture.

Notices to Noteholders

Except as is otherwise provided in the indenture, any provision in the indenture for the mailing of notice or other instrument to holders of notes will be fully complied with if it is mailed by first-class mail, postage prepaid, to each holder of notes outstanding at the address appearing on the note register maintained by the trustee. In addition, whenever notice is to be mailed under the indenture to the holders of notes, the trustee is also, upon request, to mail a copy of such notice to (1) any holder of at least $1,000,000 in aggregate principal amount of the notes, or, in the event less than $1,000,000 in aggregate principal amount of notes is outstanding, the holder of all outstanding notes, in addition to the copy mailed to such holder’s address appearing on the note register, at such other address as such holder shall specify in writing to the trustee, and (2) any person that is the beneficial owner of a note, as evidenced to the satisfaction of the trustee, at such address as such beneficial owner shall specify in writing to the trustee; provided that any defect in or failure to mail any such notice prescribed by this sentence will not affect the validity of any proceedings to be taken, including, without limitation, for the redemption of notes, pursuant to such notice.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Senior and Subordinated notes offered by this prospectus. This description is not intended to reflect the individual tax position of any beneficial owner. Moreover, except as expressly indicated, it addresses initial purchasers of a note at its issue price, which is the first price to the public at which a substantial amount of the notes in an issue is sold, and does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, purchasers that hold notes as a hedge, or that are hedged, against currency or interest rate risks or as part of a straddle with other investments or as part of a synthetic security or other integrated investment, including a conversion transaction, comprised of a note and one or more other investments, or purchasers that have a functional currency other than the U.S. dollar. If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships considering the purchase of notes should consult their own tax advisors.

Except to the extent discussed below under “United States Federal Income Tax Consequences to Non-United States Holders,” this discussion is not applicable to non-United States persons not subject to United States federal income tax on their worldwide income. This summary is based upon the United States federal tax laws and regulations currently in effect and as currently interpreted and does not take into account possible changes in the tax laws or interpretations of those laws, any of which may be applied retroactively. It does not discuss the tax laws of any state, local or foreign governments. It does not discuss the tax treatment of notes denominated in hyperinflationary currencies or dual currency notes.

Persons considering the purchase of notes should consult their own tax advisors concerning the United States federal income tax consequences to them in light of their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

Characterization of the Notes as Indebtedness

In Dorsey & Whitney LLP’s opinion the Senior and Subordinated Notes offered by this prospectus will be treated as debt of EdLinc, rather than as an interest in the financed Eligible Loans and other assets of the Trust Estate, for federal income tax purposes. This opinion will not be binding on the courts or the Internal Revenue Service. This opinion is based on the representations, warranties and covenants set forth in the indenture and upon the assumption that the terms of the indenture will be complied with, that the terms and the characteristics of the notes will be as described in this prospectus and that the financial information and projections set forth in this prospectus are accurate and complete in all material respects.

It is possible that, contrary to the opinion of Dorsey & Whitney LLP, the Internal Revenue Service could assert that, for federal income tax purposes, the transaction contemplated by this prospectus constitutes a sale of the assets comprising the Trust Estate (or of an interest in the Trust Estate) to the noteholders or that the relationship which will result from this transaction is that of a partnership.

If, contrary to the opinion of Dorsey & Whitney LLP, instead of treating the transaction as creating secured debt in the form of the notes issued by EdLinc as a corporate entity, the Internal Revenue Service treats the transaction as creating a partnership among the noteholders, the servicer and EdLinc, which has purchased the underlying Trust Estate assets, the resulting partnership would not be subject to federal income tax. Rather, the servicer, EdLinc and each noteholder would be taxed individually on their respective distributive shares of the partnership’s income, gain, loss, deductions and credits. If the Internal Revenue Service holds that the notes constitute partnership interests rather than indebtedness, the amount and timing of items of income and deduction of the noteholder may differ from the tax consequences set forth in the following summary.

EdLinc and the noteholders express in the indenture their intent that, for applicable tax purposes, the notes will be indebtedness of EdLinc secured by the Trust Estate. EdLinc and the noteholders, by accepting the notes, have agreed to treat the notes as indebtedness of EdLinc for federal income tax purposes. EdLinc intends to treat this transaction as a financing reflecting the notes as its indebtedness for tax and financial accounting purposes.

In general, the characterization of a transaction as a sale of property or a secured loan for federal income tax purposes is a question of fact, the resolution of which is based upon the economic substance of the transaction rather than upon its form or the manner in which it is characterized. While the Internal Revenue Service and the courts have set forth several factors to be taken into account in determining whether the substance of a transaction is a sale of property or a secured indebtedness, the primary factor in making this determination is whether the transferee has assumed the risk of loss or other economic burdens relating to the property and has obtained the benefits of ownership thereof. Notwithstanding the foregoing, in some instances, courts have held that a taxpayer is bound by the particular form it has chosen for a transaction, even if the substance of the transaction does not accord with its form.

EdLinc has retained the preponderance of the primary benefits and burdens associated with the financed Eligible Loans and other assets comprising the Trust Estate and should therefore be treated as the owner of these assets for federal income tax purposes. Based on the foregoing factors, it is the opinion of Dorsey & Whitney LLP that the notes will be treated as debt of EdLinc for federal income tax purposes. The following summary assumes that the notes will be treated as debt for federal income tax purposes.

United States Federal Income Tax Consequences to United States Holders

Payments of Interest

In general, interest on a note will be taxable to a beneficial owner which is a United States holder of the note. For purposes of the following summary, the term United States holder refers generally to: (1) a citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States or any state, including the District of Columbia, or (3) a person otherwise subject to United States federal income taxation on its worldwide income. Interest will be taxable as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes.

Although the matter is not free from doubt, it is anticipated that the notes will be treated as providing for stated interest at qualified floating rates, as this term is defined by applicable Treasury Regulations, and accordingly as having been issued without original issue discount. EdLinc intends to report interest income in respect of the notes in a manner consistent with this treatment. If the Internal Revenue Service were to determine that the notes do not provide for stated interest at qualified floating rates, the notes would be treated as having been issued with original issue discount. In that event, the noteholder would be required to include original issue discount in gross income as it accrues on a constant yield to maturity basis in advance of the receipt of any cash attributable to the income, regardless of whether the holder is a cash or accrual basis taxpayer. We anticipate, however, that even if the notes were treated as issued with original issue discount under these circumstances, the amount which a noteholder would be required to include in income currently under this method would not differ materially from the amount of interest on the note otherwise includable in income.

Notes Purchased at a Premium

Under the Internal Revenue Code, a United States holder that purchases a note for an amount in excess of its stated redemption price at maturity may elect to treat this excess as amortizable bond premium. If the holder makes this election, the amount of interest which the United States holder must include in income each year with respect to interest on the note will be reduced by the amount of amortizable bond premium allocable, based on the note’s yield to maturity, to that year. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the United States holder’s prior interest inclusions on the note. Any excess is generally carried forward and allocable to the next year. A holder who elects to amortize bond premium must reduce his tax basis in the note as described below under “Purchase, Sale, Exchange and Retirement of the Notes.” Any election to amortize bond premium is applicable to all bonds, other than bonds the interest on which is excludable from gross income, held by the United States holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States holder, and may not be revoked without the consent of the Internal Revenue Service.

Notes Purchased at a Market Discount

A note, other than a note that matures one year or less from the date of issuance, will be treated as acquired at a market discount (a “market discount note”) if the amount for which a United States holder purchased the note is less than the note’s stated redemption price at maturity, unless the difference is less than a specified de minimis amount.

In general, any partial payment of principal or any gain recognized on the maturity or disposition of a market discount note will be treated as ordinary income to the extent that the gain does not exceed the accrued market discount on the note. Alternatively, a United States holder of a market discount note may elect to include market discount in income currently over the life of the market discount note. That election applies to all debt instruments with market discount acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Market discount accrues on a straight-line basis unless the United States holder elects to accrue it on a constant yield to maturity basis. That election is applicable only to the market discount note with respect to which it is made and is irrevocable. A United States holder of a market discount note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to the note in an amount not exceeding the accrued market discount on the note until the maturity or disposition of the note.

Purchase, Sale, Exchange and Retirement of the Notes

A United States holder’s tax basis in a note generally will equal its cost, increased by any market discount and original issue discount included in the United States holder’s income with respect to the note, and reduced by any principal payments previously received by the holder and by the amount of any amortizable bond premium applied to reduce interest on the note. A United States holder generally will recognize gain or loss on the sale, exchange or retirement of a note equal to the difference between the amount realized on the sale or retirement and the United States holder’s adjusted tax basis in the note. Except to the extent described above under “Notes Purchased at a Market Discount,” and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale, exchange or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if the note was held for more than one year.

United States Federal Income Tax Consequences to Non-United States Holders

The following is a general discussion of the material United States federal income and estate tax consequences resulting from the beneficial ownership of notes by a non-United States holder, which refers generally to a person other than a United States holder.

Subject to the discussions of backup withholding below, payments of principal, any premium and interest by us or any agent of ours (acting in its capacity as agent) to any non-United States holder will not be subject to United States federal withholding tax, provided, in the case of interest, that (1) the non-United States holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the non-United States holder is not a controlled foreign corporation for United States tax purposes that is related to us, directly or indirectly, through stock ownership and (3) either (A) the non-United States holder certifies to us or our agent under penalties of perjury that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note certifies to us or our agent under penalties of perjury that it has received this statement from the non-United States holder and furnishes the payor with a copy.

A non-United States holder that does not qualify for exemption from withholding as described above generally will be subject to United States federal withholding tax at the rate of 30%, or lower applicable treaty rate, with respect to payments of interest on the notes.

If a non-United States holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of this trade or business, or, if a tax treaty applies, is attributable to the non-United States holder’s United States permanent establishment, the non-United States holder, although exempt from the withholding tax discussed above, provided that such holder timely furnishes the required certification to claim this exemption, may be subject to United States federal income tax on the interest in the same manner as if it were a United States holder. In addition, if the non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of its effectively connected earnings and profits for the taxable year, subject to adjustments. For purposes of the branch profits tax, interest on a note will be included in the earnings and profits of the holder if the interest is effectively connected with the conduct by the holder of a trade or business in the United States. The holder must provide the payor with a properly executed Form W-8ECI to claim an exemption from United States federal withholding tax.

Any capital gain or market discount realized on the sale, exchange, retirement or other disposition of a note by a non-United States holder will not be subject to United States federal income or withholding taxes if (a) the gain is not effectively connected with a United States trade or business of the non-United States holder and (b) in the case of an individual, the non-United States holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition, and other conditions are met.

Notes held by an individual who is neither a citizen nor a resident of the United States for United States federal tax purposes at the time of the individual’s death will not be subject to United States federal estate tax, provided that the income from the notes was not or would not have been effectively connected with a United States trade or business of the individual and that the individual qualified for the exemption from United States federal withholding tax, without regard to the certification requirements, described above.

Applicable regulations generally require any non-United States holder that seeks the protection of an income tax treaty with respect to the imposition of U.S. withholding tax to obtain a taxpayer identification number from the Internal Revenue Service and to provide verification that the holder is entitled to the protection of the relevant income tax treaty. Tax-exempt non-United States holders are generally required to provide verification of their tax-exempt status.

Purchasers of notes that are non-United States holders should consult their own tax advisors with respect to the possible applicability of United States withholding and other taxes upon income realized in respect of the notes.

Information Reporting and Back-up Withholding

For each calendar year in which the notes are outstanding, we are required to provide the Internal Revenue Service with information, including the holder’s name, address and taxpayer identification number (the holder’s Social Security number or its employer identification number, as the case may be) the aggregate amount of principal and interest paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to some United States holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

If a United States holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or under reports its tax liability, each payment of interest, principal and any premium on the notes may be subject to backup withholding tax at a current rate of 28%. This backup withholding is not an additional tax and may be credited against the United States holder’s federal income tax liability, provided that the holder furnishes the required information to the Internal Revenue Service. In addition, applicable regulations provide presumptions under which a non-United States holder is subject to information reporting and backup withholding unless we or our agent receive certification from the holder regarding non-United States status.

Backup withholding and information reporting will not apply to payments of interest made by us or any of our agents (in their capacity as such) to a non-United States holder of a note if the holder has provided the required certification that it is not a United States person as set forth in clause (3)(A) in the second paragraph under “United States Federal Income Tax Consequences to Non-United States Holders” above, or has otherwise established an exemption, provided that neither we nor our agent has actual knowledge that the holder is a United States person or that the conditions of an exemption are not in fact satisfied.

Payments of the proceeds from the sale of a note to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business, or

•	a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

STATE TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “United States Federal Income Tax Consequences,” potential investors should consider the state income tax consequences of the acquisition, ownership and disposition of the notes. State income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income or franchise tax laws of any state. Therefore, potential investors should consult their own tax advisors with respect to the various state tax consequences of an investment in the notes.

ERISA CONSIDERATIONS

ERISA imposes fiduciary and prohibited transaction restrictions on employee pension and welfare benefit plans subject to ERISA (“ERISA Plans”). Section 4975 of the Internal Revenue Code imposes essentially the same prohibited transaction restrictions on tax-qualified retirement plans described in Section 401(a) of the Internal Revenue Code (“Qualified Retirement Plans”) and on Individual Retirement Accounts (“IRAs”) described in Section 408(b) of the Internal Revenue Code (collectively, “Tax-Favored Plans”). Certain employee benefit plans, such as governmental plans, as defined in Section 3(32) of ERISA, and, if no election has been made under Section 410(d) of the Internal Revenue Code, church plans (as defined in Section 3(33) of ERISA), are not subject to ERISA requirements. Accordingly, assets of such plans may be invested in notes of a series without regard to the ERISA considerations described below, subject to the provisions of applicable federal and state law. Any such plan which is a Qualified Retirement Plan and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code, however, is subject to the prohibited transaction rules set forth in the Internal Revenue Code.

In addition to the imposition of general fiduciary requirements, including those of investment prudence and diversification and the requirement that a plan’s investment be made in accordance with the documents governing the plan, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit a broad range of transactions involving assets of ERISA Plans and Tax-Favored Plans and entities whose underlying assets include plan assets by reason of ERISA Plans or Tax-Favored Plans investing in such entities (collectively, “Benefit Plans”) and persons who have specified relationships to the Benefit Plans (“Parties in Interest” or “Disqualified Persons”), unless a statutory or administrative exemption is available. Certain Parties in Interest, or Disqualified Persons, that participate in a prohibited transaction may be subject to a penalty (or an excise tax) imposed pursuant to Section 502(i) of ERISA, or Section 4975 of the Internal Revenue Code, unless a statutory or administrative exemption is available.

Certain transactions involving the purchase, holding or transfer of notes of a series might be deemed to constitute prohibited transactions under ERISA and the Internal Revenue Code if assets of EdLinc were deemed to be assets of a Benefit Plan. Under a regulation issued by the United States Department of Labor (the “Plan Assets Regulation”), the assets of EdLinc would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the Internal Revenue Code only if the Benefit Plan acquires an “equity interest” in EdLinc and none of the exceptions contained in the Plan Assets Regulation is applicable. An equity interest is defined under the Plan Assets Regulation as an interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there can be no assurances in this regard, it appears that the notes should be treated as debt without substantial equity features for purposes of the Plan Assets Regulation. However, without regard to whether the notes are treated as an equity interest for such purposes, the acquisition or holding of notes by or on behalf of a Benefit Plan could be considered to give rise to a prohibited transaction if EdLinc or the trustee, or any of their respective affiliates, is or becomes a party in interest or a disqualified person with respect to such Benefit Plan. In such case, some exemptions from the prohibited transaction rules could be applicable depending on the type and circumstances of the plan fiduciary making the decision to acquire a note. Included among these exemptions are: Prohibited Transaction Class Exemption (“PTCE”) 96-23, regarding transactions effected by “in-house asset managers;” PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 95-60, regarding transactions effected by “insurance company general account;” PTCE 91-38, regarding investments by bank collective investment funds; and PTCE 84-14, regarding transactions effected by “qualified professional assets managers.”

Any ERISA Plan fiduciary considering whether to purchase notes of a series on behalf of an ERISA Plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Internal Revenue Code to such investment and the availability of any of the exemptions referred to above. Persons responsible for investing the assets of Tax-Favored Plans that are not ERISA Plans should seek similar counsel with respect to the prohibited transaction provisions of the Internal Revenue Code.

AVAILABLE INFORMATION

EdLinc has filed with the SEC a registration statement under the Securities Act with respect to the notes offered hereby. This prospectus and the accompanying prospectus supplement, which forms part of the registration statement, does not contain all the information contained therein. For further information, reference is made to the registration statement which may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549; and at the SEC’s regional offices at 22 Broadway, Woolworth Building, New York, New York 10279; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Public Reference Branch of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of fees prescribed by the SEC. In addition, the registration statement may be accessed electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval system at the SEC’s site on the World Wide Web located at http:/ /www.sec.gov.

REPORTS TO NOTEHOLDERS

Unless definitive notes are issued for any series of notes, quarterly unaudited reports and annual unaudited reports containing information concerning the financed Eligible Loans will be prepared by the servicer and sent on behalf of EdLinc only to Cede, as nominee of DTC and registered holder of the notes but will not be sent to any beneficial owner of the notes. Such reports will not constitute financial statements prepared in accordance with generally accepted accounting principles. See “Description of the Notes—Book-Entry Registration” and “Description of the Indenture—Reports to Noteholders.” EdLinc will file with the SEC such periodic reports as are required under the Exchange Act and the rules and regulations of the SEC thereunder. EdLinc intends to suspend the filing of such reports under the Exchange Act when and if the filing of such reports is no longer statutorily required.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All reports and other documents filed by EdLinc pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of any series of notes will be deemed to be incorporated by reference into this prospectus and the accompanying prospectus supplement and to be a part hereof. After the initial distribution of the notes by the underwriters, this prospectus will be distributed together with, and should be read in conjunction with, an accompanying supplement to the prospectus. Such supplement will contain the reports described above and generally will include the information contained in the quarterly statements furnished to noteholders. See “Description of the Notes—Book-Entry Registration” and “Description of the Indenture—Reports to Noteholders.” Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus and the accompanying prospectus supplement to the extent that a statement contained herein or therein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the accompanying prospectus supplement.

SLFC, as administrator under the SLFC Servicing and Administration Agreement, will provide without charge to each person to whom a copy of this prospectus and the accompanying prospectus supplement are delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Written requests for such copies should be directed to Mr. Larry Buckmeier, Student Loan Finance Corporation, 105 First Avenue Southwest, Aberdeen, South Dakota 57401, or “larryb@slfc.com” on the Internet. Telephone requests for such copies should be directed to (605) 622-4400.

PLAN OF DISTRIBUTION

The notes of each series will be offered in one or more classes and sub-series through one or more underwriters or underwriting syndicates. The prospectus supplement for each series of notes will set forth the terms of the offering of such series and of each class and sub-series within such series, including the name or names of the underwriters, the proceeds to EdLinc, and either the initial public offering price, the discounts and commissions to the underwriters and any discounts or concessions allowed or reallowed to some dealers, or the method by which the price at which the underwriters will sell the notes will be determined.

The notes may be acquired by underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of any underwriters will be subject to conditions precedent, and such underwriters will be jointly and severally obligated, or severally obligated if and to the extent so described in the prospectus supplement, to purchase all of a series of notes described in the related prospectus supplement, if any are purchased. If notes of a series are offered other than through underwriters, the related prospectus supplement will contain information regarding the nature of such offering and any agreements to be entered into between the seller and purchasers of notes of such series.

The time of delivery for the notes of a series in respect of which this prospectus is delivered will be set forth in the related prospectus supplement.

FINANCIAL INFORMATION

EdLinc has determined that its financial statements are not material to the offering made hereby. EdLinc will, in each prospectus supplement, include a description of the financed student loans and other assets at the time comprising the Trust Estate, as well as a description of all Outstanding notes.

RATING

It is a condition to the issuance and sale of each series of notes that each class of the series be rated by at least one nationally recognized statistical rating organization in one its four highest applicable rating categories. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency. See “Rating” in the accompanying prospectus supplement.

GLOSSARY OF PRINCIPAL DEFINITIONS

Set forth below is a glossary of the principal defined terms used in this prospectus.

“Acting Holders Upon Default” means:

(a) at any time that any Senior Notes are Outstanding: (1) with respect to directing the trustee to accelerate the Outstanding notes upon an event of default described in paragraph (F) under “Description of the Indenture—Events of Default,” the holders of all Senior Notes Outstanding; and (2) with respect to all other matters under the indenture, the holders of a majority in aggregate principal amount of Senior Notes Outstanding; and

(b) at any time that no Senior Obligations are Outstanding but Subordinate Notes are Outstanding: (1) with respect to directing the trustee to accelerate the Outstanding notes upon an event of default described in paragraph (F) under “Description of the Indenture—Events of Default,” the holders of all Subordinate Notes Outstanding; and (2) with respect to all other matters under the indenture, the holders of a majority in aggregate principal amount of Subordinate Notes Outstanding.

“Administrative Allowance” shall mean a quarterly allowance payable to EdLinc, as described in the related prospectus supplement, to cover Servicing Fees and EdLinc’s other expenses (excluding trustee fees) incurred in connection with carrying out and administering its powers, duties and functions under the Indenture and any related agreements.

“Bailment Agreement” means any agreement among EdLinc, the trustee and a bailee, including the servicer or any sub-servicer, providing for the bailee to act as the agent of the trustee in perfecting the trustee’s security interest in financed Eligible Loans, including any supplement thereto or amendment thereof entered into in accordance with the provisions thereof.

“Claims Rates” means those rates determined by dividing total default claims since the previous September 30 by the total original principal amount of the guarantee agency’s guaranteed loans in repayment on such September 30.

“Collection Period” shall mean the period from the applicable closing date through a date to be specified in the prospectus supplement, and each three-month period thereafter.

“Consolidation Loan” means a student loan made pursuant to Section 428C of the Higher Education Act.

“EdLinc” means Education Loans Incorporated, a Delaware corporation.

“Eligible Loan” means: (A) a FFELP Loan which: (1) has been or will be made to a borrower for post-secondary education; (2) is Guaranteed by a guarantee agency to the extent of not less than ninety-eight percent (98%) of the principal thereof and all accrued interest thereon; (3) is an “eligible loan” as defined in Section 438 of the Higher Education Act for purposes of receiving Special Allowance Payments; and (4) bears interest at a rate per annum not less than or in excess of the applicable rate of interest provided by the Higher Education Act, or such lesser rates as may be approved by each Rating Agency; or (B) any other FFELP Loan if EdLinc shall have caused to be provided to the trustee written advice from each Rating Agency that treating such FFELP Loan as an Eligible Loan will not adversely affect any rating or ratings then applicable to any of the notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Direct Student Loan Program” means the Federal Direct Student Loan Program established by the Higher Education Act pursuant to which loans are made by the Secretary of Education, and any predecessor or successor program

“Federal Fund” means the federal student loan reserve fund established by each guarantee agency as required by the 1998 Reauthorization Amendments.

“FFEL Program” means the Federal Family Education Loan Program established by the Higher Education Act pursuant to which loans are made to borrowers pursuant to specified guidelines, and the repayment of such loans is guaranteed by a guarantee agency, and any predecessor or successor program.

“FFELP Loans” means student loans made under the FFEL Program.

“Guarantee Agreement” means any agreement between a guarantee agency and the trustee providing for the insurance or guarantee by such guarantee agency, to the extent provided in the Higher Education Act, of the principal of and accrued interest on financed FFELP Loans acquired by the trustee from time to time.

“Indemnification Payments” means payments required to be made to another beneficiary of FFELP loans held by the trustee in accordance with the indenture.

“Interest Subsidy Payments” means interest payments on student loans authorized to be made by the Secretary of Education by Section 428(a) of the Higher Education Act.

“Monthly Payment Date” means the twenty-fifth day (or, if such twenty-fifth day is not a Business Day, the next succeeding Business Day) of each calendar month, other than March, June, September and December, commencing July 25, 2005.

“1998 Reauthorization Amendments” means the Higher Education Amendments of 1998.

“Operating Fund” means the agency operating fund established by each guarantee agency as required by the 1998 Reauthorization Amendments.

“Outstanding” means, with respect to a note, that such note has not been paid in full or otherwise deemed not to be outstanding under the Indenture as described under “Description of the Indenture—Discharge of Notes and Indenture.”

“Plus Loan” means a student loan made pursuant to Section 428B of the Higher Education Act.

“Quarterly Payment Date” shall mean the twenty-fifth day of the first month following the initial Collection Period, and the twenty-fifth day of each three-month period thereafter (or, in either case, if such twenty-fifth day is not a business day, the next succeeding business day).

“Rating Agency” means any rating agency that shall have an outstanding rating on any of the notes pursuant to request by EdLinc.

“Relief Act” means the Taxpayer Relief Act of 1997, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means any notes which, pursuant to the terms of the indenture providing for the issuance thereof, are payable and secured on a basis senior to Subordinate Notes issued under that indenture.

“SLFC” means Student Loan Finance Corporation, a South Dakota corporation.

“SLS Loan” means a student loan made pursuant to former Section 428A of the Higher Education Act.

“Special Allowance Payments” means special allowance payments authorized to be made by the Secretary of Education by Section 438 of the Higher Education Act, or similar allowances authorized from time to time by federal law or regulation.

“Stafford Loan” means a student loan made pursuant to Section 428 of the Higher Education Act.

“Subordinate Notes” means any notes which, pursuant to the terms of the indenture providing for the issuance thereof, are payable and secured on a basis subordinate to Senior Notes issued under that indenture.

“Trust Estate” means (1) financed student loans and moneys due or paid thereunder after the applicable date of acquisition; (2) funds on deposit in the accounts held under the indenture (including investment earnings thereon); and (3) rights of EdLinc in and to some agreements, including any servicing agreement, the student loan purchase agreements, the transfer agreements and the Guarantee Agreements, as the same relate to financed student loans.

“Unsubsidized Stafford Loan” means a student loan made pursuant to Section 428H of the Higher Education Act.

$750,000,000

EDUCATION LOANS INCORPORATED

Issuer

Student Loan Asset-Backed Notes

Senior Series 2005-1A1, A2 and A3, and Subordinate Series 2005-1B

Prospectus Supplement

RBC Dain Rauscher

Citigroup Global Markets Inc.

RBC Capital Markets

Dougherty & Company LLC

Underwriters

June [            ], 2005

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the notes in any state where the offer is not permitted.

We represent the accuracy of the information in this prospectus supplement and prospectus only as of the dates of their covers.

Until September [            ], 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus supplement and prospectus. This is in addition to the dealers’ obligation to deliver a prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.